As filed with the Securities and Exchange Commission on September 24, 2024.

Registration No. 333-281694

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BENEFICIENT

(Exact name of registrant as specified in its charter)

Nevada	6199	72-1573705
(State or other Jurisdiction of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

325 North St. Paul Street, Suite 4850

Dallas, TX 75201

(214) 445-4700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gregory W. Ezell

325 N. Saint Paul Street, Suite 4850

Dallas, TX 75201

(214) 445-4700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew L. Fry, Esq.

Haynes and Boone, LLP

2801 N. Hardwood Street

Suite 2300

Dallas, Texas 75201

(214) 651-5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2024

PRELIMINARY PROSPECTUS

BENEFICIENT

8,890,377 Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 8,890,377 shares of Class A common stock, par value $0.001 (“Class A common stock”) of Beneficient, a Nevada corporation (the “Company,” “Beneficient” or “Ben”). These shares of Class A common stock consist of:

●	5,758,751 shares of Class A common stock (the “SEPA Shares”) that we may, at our discretion, elect to issue and sell to YA II PN, Ltd. (“Yorkville”) from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement, dated as of June 27, 2023, entered into by and between the Company and Yorkville (the “SEPA”);

●	1,325,382 shares of Class A common stock issuable upon conversion of the convertible debentures (the “Conversion Shares”) we agreed to issue and sell to Yorkville pursuant to that certain Securities Purchase Agreement, dated as of August 6, 2024, entered into by and between the Company and Yorkville (the “Purchase Agreement”), in an aggregate principal amount of $4.0 million (the “Convertible Debentures”);

●	1,325,382 shares of Class A common stock issuable upon exercise of the warrants (the “Warrant Shares”) to purchase 1,325,382 shares of Class A common stock at an exercise price of $2.63 we agreed to issue and sell to Yorkville pursuant to the Purchase Agreement (the “Warrants”);

●	125,000 shares of Class A common stock issuable upon conversion of the Series B-2 Resettable Convertible Preferred Stock, $0.001 par value per share (the “B-2 preferred stock”), we issued to Mendoza Ventures Pre-Seed Fund II LP (“Mendoza”) pursuant to that certain Subscription Agreement, dated as of January 17, 2024 (the “Mendoza Subscription Agreement”), entered into by and between the Company and Mendoza Ventures Pre-Seed Fund II GP, LLC;

●	14,286 shares of Class A common stock issuable upon conversion of the Series B-3 Resettable Convertible Preferred Stock, $0.001 par value per share (the “B-3 preferred stock”) we issued to Interest Solutions, LLC (“Interest Solutions”) pursuant to that certain Subscription Agreement, dated as of January 29, 2024 (the “Interest Solutions Subscription Agreement”), entered into by and between the Company and Interest Solutions;

●	25,751 shares of Class A common stock issuable upon conversion of the Series B-4 Resettable Convertible Preferred Stock, $0.001 par value per share (the “B-4 preferred stock”) we issued to Convergency Partners, LLC (“Convergency Partners”) pursuant to that certain Subscription Agreement, dated as of March 25, 2024 (the “Convergency Subscription Agreement”), entered into by and between the Company and Convergency Partners;

●	114,343 shares of Class A common stock issued to Maxim Partners LLC (“Maxim Partners” and such shares, the “Maxim Shares) pursuant to that certain Amendment to the Settlement and Release Agreement, dated as of May 9, 2024 (such amendment, the “Amendment to the Settlement and Release Agreement”), entered into by and between the Company and Maxim Group LLC (“Maxim Group”); and

●	201,482 shares of Class A common stock (the “Vendor Shares”) issued pursuant to that certain Subscription Agreement, dated as of September 17, 2024 (as amended, the “Vendor Subscription Agreement”), entered into by and between the Company and Mendota Financial Company, LLC (the “Vendor”).

Pursuant to the terms of the SEPA, the Company agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from the Company, up to $250 million of the Company’s shares of Class A common stock.

As of the date of the date hereof, 503,827 shares of the Company’s Class A common stock (as adjusted for stock splits) have been offered and sold to Yorkville under the SEPA for an aggregate price of approximately $3.9 million. On June 20, 2024, the Company received stockholder approval for purposes of Listing Rule 5635(d) of The Nasdaq Stock Market, LLC (“Nasdaq”) to issue more than 20% of the Company’s outstanding shares of Class A common stock as of June 27, 2023 under the SEPA. Approximately $246.1 million remains available under the SEPA. We are registering hereunder the resale of an additional 5,758,751 shares of our authorized shares of Class A common stock, representing a portion of the shares that may be issuable to Yorkville under the SEPA. Pursuant to the Company’s contractual obligations under the SEPA, the Company filed a registration statement on Form S-1 (File No. 333-273326) (the “SEPA Form S-1”) to register 1,140,511 shares of Class A common stock (as adjusted for stock splits) that may be sold by Yorkville. To date, 503,827 shares of the Company’s Class A common stock (as adjusted for stock splits) registered on the SEPA Form S-1 have been offered and sold to Yorkville under the SEPA. On July 9, 2024, the Company filed its Annual Report on Form 10-K, which constituted a fundamental change to the SEPA Form S-1 such that no additional shares may be sold by Yorkville pursuant to the SEPA Form S-1 without further amending the SEPA Form S-1. On September 20, 2024, the Company filed a post-effective amendment to the SEPA Form S-1 to terminate the effectiveness of the SEPA Form S-1 and to deregister, as of the effective date of the amendment, all registered securities that remained unsold under the SEPA Form S-1 as of the date thereof.

The shares under the SEPA may be issued and sold to Yorkville under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Class A common stock to Yorkville at 95% of the Market Price (as defined below) for any period commencing on the receipt of the advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Class A common stock to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Class A common stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Class A common stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Class A common stock to Yorkville under the SEPA that, when aggregated with all other shares of Class A common stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Yorkville and its affiliates beneficially owning more than 9.99% of the outstanding shares of Class A common stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Class A common stock that we may issue to Yorkville under the SEPA may be limited by the number of our authorized shares of Class A common stock. As of September 24, 2024, we were authorized to issue a maximum of 18,750,000 shares of Class A common stock, and we had an aggregate of 4,579,970 shares of Class A common stock outstanding. Assuming a (i) Market Price of $1.15, the closing price of our Class A common stock on September 23, 2024, (ii) no beneficial ownership limitations, and (iii) we do not seek stockholder approval to increase our authorized shares of Class A common stock, we may issue up to 8,615,098 shares of Class A common stock under Pricing Option 1 and up to 8,437,467 shares of Class A common stock under Pricing Option 2, which would reflect approximately 65.3% and 64.8%, respectively, of the outstanding shares of our Class A common stock as of the date hereof after giving effect to such issuances.

We may not have access to the full $246.1 million amount remaining available under the SEPA due to the reasons noted above. Please see “Selling Security Holders—Material Relationships with Selling Holders—SEPA” for more information regarding the SEPA.

On August 6, 2024, the Company, entered into a Purchase Agreement with Yorkville, in connection with the issuance and sale by the Company of Convertible Debentures issuable in an aggregate principal amount of up to $4.0 million, which will be convertible into shares of the Company’s Class A common stock (as converted, the “Conversion Shares”). Yorkville purchased and the Company issued $2.0 million in aggregate principal amount of Convertible Debentures upon the signing the Purchase Agreement (the “First Closing”). Yorkville will purchase and the Company will issue an additional $2.0 million in aggregate principal amount of Convertible Debentures on or before the first business day after the date the registration statement of which this prospectus forms a part registering the resale of the Conversion Shares and the Warrant Shares (each as defined below) is declared effective by the Securities and Exchange Commission (the “SEC” and such closing, the “Second Closing”). Contemporaneously with the execution and delivery of the Purchase Agreement, certain of the Company’s subsidiaries entered into a global guaranty agreement in favor of Yorkville with respect to the Company’s obligations under the Purchase Agreement, the Convertible Debentures and the Warrants.

The Convertible Debentures do not bear interest, subject to a potential increase to 18.0% per annum (or the maximum amount permitted by applicable law) upon the occurrence of certain events of default. The Convertible Debentures will mature on February 6, 2025 (the “Maturity Date”) and will result in gross proceeds to the Company of approximately $3.6 million. The Convertible Debentures are or will be issued at an original issue discount of 10%. The Company will be required to make monthly cash payments of principal in the amount of $1.3 million (or such lesser amount as may then be outstanding) plus all accrued and unpaid interest as of such payment. Such payments will commence 30 days following the Second Closing and will continue on a monthly basis thereafter until the Convertible Debentures are repaid in full, subject to certain conditions as described in the Convertible Debentures. The Convertible Debentures are convertible at the option of the holder into Class A common stock equal to the applicable Conversion Amount (as defined in the Convertible Debentures) divided by $3.018 (the “Conversion Price”). The maximum amount of shares issuable upon conversion of the Convertible Debentures is 1,325,382.

The Convertible Debentures provide the Company, subject to certain conditions, with an optional redemption right pursuant to which the Company, upon 10 trading days’ prior written notice to Yorkville (the “Redemption Notice”), may redeem in cash, in whole or in part, all amounts outstanding under the Convertible Debentures prior to the Maturity Date; provided that the volume weighted average price on the date such Redemption Notice is delivered is less than the Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 10% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.

Additionally, pursuant to the terms of the Purchase Agreement, the Company agreed to issue the Warrants to Yorkville to purchase up to 1,325,382 shares of Class A common stock at an exercise price of $2.63, which shall be exercisable into Class A common stock for cash. At the First Closing, the Company issued a Warrant to Yorkville to purchase up to 662,691 shares of Class A common stock, and at the Second Closing, the Company will issue an additional Warrant to Yorkville to purchase up to 662,691 shares of Class A common stock. The Company is filing this Registration Statement pursuant to its obligations under a registration rights agreement with Yorkville entered into in connection with the Purchase Agreement.

The shares of Class A common stock that may be sold by the Selling Holders and the shares of Class A common stock that may be issued by us are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Holders of the Offered Securities.

We will bear all costs, expenses and fees in connection with the registration of Offered Securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of Offered Securities. We are registering certain shares of our Class A common stock for sale by the Selling Holders pursuant to various registration rights agreements with the Selling Holders. See the section of this prospectus entitled “Selling Security Holders” for more information.

Yorkville is an “underwriter” with respect to the SEPA Shares within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of the SEPA Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville with respect to the SEPA Shares are deemed to be underwriting discounts and commissions under the Securities Act. Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the Warrant Shares and the Conversion Shares and any profits on the sales of shares of the Warrant Shares and the Conversion Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville with respect to the Warrant Shares and Conversion Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, Mendoza, Interest Solutions, Convergency Partners, Maxim Partners and the Vendor may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of such securities by such Selling Holders and any discounts, commissions, or concessions received by the Selling Holders may be deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Holders may offer and sell the Offered Securities owned by them covered by this prospectus from time to time. The Selling Holders may offer and sell the Offered Securities owned by them covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Our Class A common stock and public warrants (the “Public Warrants”) are listed on The Nasdaq Capital Market under the symbols “BENF” and “BENFW,” respectively. On September 23, 2024, the last reported sales price of the Class A common stock was $1.15 per share, and the last reported sales price of our Public Warrants was $0.0081 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 (the “Class B common stock,” and together with the Class A common stock, the “Common Stock”) have entered into a stockholders agreement (the “Stockholders Agreement”) concerning the election of directors of the Company, and holders of Class B common stock (the “Class B Holders”) have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with SEC using a “shelf” registration process. The Selling Stockholders may, from time to time, sell the securities described in this prospectus. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “Ben,” “Beneficient,” “the Company” and “our company” refer to and similar references refer to Beneficient and its consolidated subsidiaries.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of the estimates of Beneficient’s management presented herein are based upon review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information by Beneficient’s management. Third-party industry publications and forecasts state that the information contained therein has been obtained from sources generally believed to be reliable, yet not independently verified. The industry data, market data and estimates used in this prospectus involve assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although we have no reason to believe that the information from industry publications and surveys included in this prospectus is unreliable, we have not verified this information and cannot guarantee its accuracy or completeness. We believe that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industry in which Beneficient operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors—Risks Relating to Business and Industry” and elsewhere in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

EXPLANATORY NOTE

On June 6, 2023, the registrant converted from a Delaware limited partnership called The Beneficient Company Group, L.P. (“BCG”) to a Nevada corporation called “Beneficient” (the “Conversion”) in connection with the closing of its merger with Avalon Acquisition Inc. (such transaction, the “Business Combination”), a special purpose acquisition vehicle and a Delaware corporation. References to “BCG,” “Ben,” “we,” “us,” “our,” the “Company” and similar terms, prior to the effective time of the Conversion, refer to the registrant when it was a Delaware limited partnership and such references following the effective time of the Conversion, refer to the registrant in its current corporate form as a Nevada corporation called “Beneficient.”

On June 6, 2023, immediately prior to the Conversion, BCG was recapitalized (the “BCG Recapitalization”) as follows: (i) the limited partnership agreement of BCG was amended to create one new subclass of BCG common units, the Class B Common Units (the “BCG Class B Common Units”), and the existing common units were renamed the Class A Common Units (the “BCG Class A Common Units”); and (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of Beneficient Company Holdings, L.P. (“BCH” and such units, the “BCH Preferred A-1 Unit Accounts”) entered into conversion and exchange agreements (the “BCG Conversion and Exchange Agreements”) with BCG and BCH, pursuant to which they converted certain BCH Preferred A-1 Unit Accounts to Class S Ordinary Units of BCH (“BCH Class S Ordinary Units”), which were then contributed to BCG in exchange for BCG Class A Common Units.

Prior to the Conversion, the Company’s outstanding equity interests consisted of common units, one series of preferred units, and noncontrolling interests. Pursuant to the Conversion, each BCG Class A Common Unit converted into 1.25 shares of Class A common stock, each BCG Class B Common Unit converted into 1.25 shares of Class B common stock and the capital account balance of the Preferred Series B Subclass 2 Unit Accounts of BCG (“BCG Preferred B-2 Unit Accounts”) converted into shares of Class A common stock at a rate based on a 20% discount to the $800.00 valuation of the Class A common stock (or $640.00). As a result, in the Conversion, we issued 1,076,462 shares of Class A common stock with respect to the BCG Class A Common Units, 239,256 shares of Class B common stock with respect to the BCG Class B Common Units and 1,175,632 shares of Class A common stock with respect to the BCG Preferred B-2 Unit Accounts.

In order to maintain its listing on Nasdaq, the Company effected a reverse stock split of its Common Stock at a ratio of eighty (80) to one (1) and a simultaneous proportionate reduction in the authorized shares of each class of Common Stock as required by Nevada Revised Statues (“NRS”) Section 78.207 (the “Reverse Stock Split”). The Company’s Class A common stock commenced trading on a post-reverse stock split basis at market open on April 18, 2024. Proportional adjustments were made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s equity award, warrants, and other equity instruments convertible into common stock, as well as the applicable exercise price. All share and per share amounts of our Common Stock presented in this registration statement of which this prospectus forms a part have been retroactively adjusted to reflect the Reverse Stock Split.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus is a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database. We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is www.trustben.com. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

iii

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on July 9, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024;

●	our Current Reports on Form 8-K, filed with the SEC on April 16, 2024, April 30, 2024, June 21, 2024, July 2, 2024, July 19, 2024, July 25, 2024, August 5, 2024, August 7, 2024, August 21, 2024, August 30, 2024, September 5, 2024 and September 12, 2024; and

●	a description of our capital stock, included as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on July 9, 2024.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, Texas 75201

Attn: Investor Relations

Phone: 214-445-4700

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

iv

SUMMARY

Overview

Beneficient is a technology-enabled financial services company that provides simple, rapid, and cost-effective liquidity solutions and related trustee, custody, and trust administration services to participants in the alternative assets industry. Through our business line operating subsidiaries (each a “Ben Business Unit” and collectively, the “Ben Business Units”), Ben Liquidity, Ben Custody, and Ben Markets, we seek to provide solutions in the alternative asset investment market for individual and institutional investors, general partners and sponsors (“GPs”) and the alternative asset funds they manage (“Customers”). Following receipt of regulatory approval, our Ben Business Units are expected to include an additional business line, Ben Insurance Services. Our products and services are designed to meet the unmet needs of mid-to-high net worth (“MHNW”) individual investors, small-to-midsize institutional (“STMI”) investors, family offices (“FAMOs”) and GPs, which collectively are our Customers. Beneficient’s bespoke liquidity solutions for otherwise illiquid alternative asset investments are delivered through proprietary technology and an innovative financing and trust structure (the “Customer ExAlt Trusts”).

Ben is on a mission to profoundly innovate the approximately $15.31 trillion global alternative asset investment market by disrupting what we consider outdated, inefficient, cost prohibitive and time-consuming processes to access early liquidity and for capital formation in our market. Investments in these types of alternative assets are inherently illiquid and thus require an investor to have unique skills, resources and flexible and extended timelines to realize liquidity. However, our Customers that invest in alternative assets often require near-term liquidity, long-term primary capital and continuously evolving tools because an investor’s investment capital is typically locked-up for ten or more years.

We estimate that the unmet demand for liquidity from our target market of MHNW and small-to-mid-sized STMI institutional investors is over $61 billion2,3 annually, and as our target markets grow in size and increase their allocations to alternative investments, we estimate the unmet demand for liquidity to grow to over $100 billion4 within the next five years. Further, as fund sponsors continue to launch new products and face an increasingly competitive and challenging fund-raising environment, Ben estimates the potential demand for primary commitments to meet fundraising needs, which we can finance from our balance sheet, to be up to $330 billion5. Lastly, general partner-led restructurings continue to drive a meaningful share of the overall secondary market deal flow. Ben is well positioned to compete for opportunities in this $106 billion6 market based on several factors that help define this large and growing target market. Our focus is to continually disrupt the old ways of operating in the alternative investment industry by introducing innovative new solutions for the future to address this unmet demand for liquidity, primary capital and tools to successfully navigate the alternative asset markets.

As alternative investments have proliferated globally among investor types, so has the need and demand for innovation relating to liquidity and capital formation. Increased industry innovation helped capital formation and democratize access into alternative investments. In fact, there is now over $2.7 trillion7 of net asset value owned by Ben’s target markets in the U.S. alone. While this industry has been slow to innovate for the democratization of early liquidity from alternative investments, Ben’s innovations are designed to fill that void and continue to meet the growing demand for capital formation.

Corporate Information

Our Class A common stock and Public Warrants are listed on Nasdaq under the symbol “BENF” and “BENFW,” respectively. Beneficient’s principal executive offices are located at 325 N. Saint Paul St., Suite 4850, Dallas, Texas 75201, and its phone number is (214) 445-4700. Beneficient’s website is https://www.trustben.com/. Information found on or accessible though out website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

1 Data from Preqin, all private capital assets under management as of September 30, 2023.

2 Data from Preqin, a widely accepted commercial private equity database and Ben’s own proprietary assumptions and calculations of MHNW and STMI alternatives AUM and turnover, which use data from Spectrum Group, Setter Capital, Capgemini, KKR, RBC-Campden, Cerulli, Goldman Sachs, Preqin, With Intelligence, and Credit Suisse.

3 This estimate relies on certain of our assumptions regarding the U.S. market, including, but not limited to, the amount of wealth held by MHNW investors, the amount of MHNW wealth allocated to alternative assets, the size of the private equity market, the share of the private equity market held by MHNW investors, the share of the private equity market held by STMI investors, the share of STMI assets in hedge fund assets, the value of STMI investors’ alternative assets, the turnover rate for alternative assets in the secondary market, and the secondary market demand.

4 Ben proprietary assumptions and calculations using data from Setter Capital and Preqin (for MHNW and STMI turnover rate) and calculations using data from Setter Capital and Preqin (for large institutional and UHNW turnover rate).

5 Preqin database, accessed in 2024.

6 Setter Capital Volume Report FY 2023.

7 Supra notes 2 and 3.

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SECURITIES OFFERED

Shares of Class A Common Stock Offered by the Selling Stockholder

Up to 8,890,377 shares of Class A common stock, consisting of (i) 5,758,751 shares of Class A common stock that we may issue and sell to Yorkville pursuant to the SEPA, (ii) 1,325,382 shares of Class A common stock issuable upon conversion of the Convertible Debentures we agreed to issue Yorkville pursuant to the Purchase Agreement, (iii) 1,325,382 shares of Class A common stock issuable upon exercise of the Warrants we agreed to issue to Yorkville pursuant to the Purchase Agreement, (iv) 125,000 shares of Class A common stock issuable upon conversion of the B-2 preferred stock issued to Mendoza pursuant to the Mendoza Subscription Agreement, (v) 14,286 shares of Class A common stock issuable upon conversion of the B-3 preferred stock issued to Interest Solutions pursuant to the Interest Solutions Subscription Agreement, (vi) 25,751 shares of Class A common stock issuable upon conversion of the B-4 preferred stock issued to Convergency Partners pursuant to the Convergency Subscription Agreement, (vii) 114,343 shares of Class A common stock issued to Maxim Partners pursuant to the Amendment to the Settlement and Release Agreement and (viii) 201,482 shares of Class A common stock issued to the Vendor pursuant to the Vendor Subscription Agreement.

Use of proceeds

We will not receive any proceeds from the sale of shares of Class A common stock included in this prospectus by the Selling Stockholders.

We have received approximately $3.9 million in aggregate gross proceeds from the sale of our Class A common stock to Yorkville pursuant to the SEPA. Additionally, we have received approximately $1.8 million in aggregate gross proceeds from the sale of the Convertible Debentures and the Warrants to Yorkville at the First Closing, and we will receive an additional $1.8 million in proceeds from the sale of the Convertible Debentures and the Warrants at the Second Closing. Additionally, we may receive up to approximately $3.49 million in proceeds upon payment of the exercise price of the Warrants, from time to time after the date of this prospectus.

We expect that the proceeds we receive from sales of our Class A common stock to Yorkville under the Purchase Agreement and the SEPA will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Class A Common Stock	Our Class A common stock is currently traded on the Nasdaq Capital Market under the symbol “BENF.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and any applicable prospectus supplement, and discussed under “Part I, Item 1A. Risk Factors” contained in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference herein and therein. See the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our securities.

Additional Risks Related to this Offering and Our Class A Common Stock

Issuances of our Class A common stock under the SEPA will deplete the number of authorized shares of Class A common stock available for other purposes, including to effect liquidity transactions.

Our business plan involves the issuance of shares of our Class A common stock or securities convertible into Class A common stock as consideration for investments in alternative asset funds. If we issue and sell shares of our Class A common stock to Yorkville pursuant to the SEPA, we may not have sufficient authorized shares of common stock available to effect liquidity transactions. As of September 24, 2024, we were authorized to issue a maximum of 18,750,000 shares of Class A common stock, and we had an aggregate of 4,579,970 shares of Class A common stock outstanding. Increasing the number of authorized shares of Class A common stock will require (i) the affirmative vote of the holders of at least a majority of the voting power of the Company’s outstanding capital stock entitled to vote thereon and (ii) the affirmative vote of the holders of Class B common stock, voting as a separate class. On September 20, 2024, the Company filed a Definitive Proxy Statement on Schedule 14A with the SEC, providing notice of a Special Meeting of the Stockholders to be held on October 2, 2024 (the “Special Meeting”) seeking approval of (i) a proposal to an amend the Company’s articles of incorporation to increase the number of authorized shares of Class A common stock from 18,750,000 to 5,000,000,000 (the “Authorized Shares Proposal”) and (ii) a proposal to approve an adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for the approval of the Authorized Shares Proposal. There can be no guarantee that we will obtain stockholder approval of the Authorized Shares Proposal.

Future resales of our Class A common stock may cause the market price of Class A common stock to drop significantly, even if the Company’s business is doing well.

The Company’s pre-Business Combination equity holders hold a substantial number of shares of our common stock. Such Company stockholders may sell Class A common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of Class A common stock or putting significant downward pressure on the price of Class A common stock.

Further, sales of Class A common stock upon expected expiration of resale restrictions could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of Class A common stock could have a tendency to depress the price of Class A common stock, which could further increase the potential for short sales.

The Company cannot predict the size of future issuances or sales of Class A common stock or the effect, if any, that future issuances and sales of Class A common stock will have on the market price of Class A common stock. Sales of substantial amounts of Class A common stock, including issuances made in the ordinary course of the Company’s business, or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Class A common stock.

Furthermore, registration rights we may grant in the future, including in the ordinary course of the Company’s business, may further depress market prices if these registration rights are exercised or shares of Class A common stock are sold under the registration statements, the presence of additional shares trading in the public market may also adversely affect the market price of Class A common stock.

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The market price for Class A common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices and times desired.

The market price of Class A common stock may be highly volatile, which may make it difficult for you to sell your shares at the volumes, prices and times desired. Some factors that may have a significant effect on the market price of Class A common stock include:

●	actual or anticipated fluctuations in our operating results or those of our competitors;

●	changes in economic or business conditions;

●	changes in governmental regulation; and

●	publication of research reports about us, our competitors, or our industry, or changes in, or failure to meet, estimates made by securities analysts or ratings agencies of our financial and operating performance, or lack of research reports by industry analysts or ceasing of analyst coverage.

During certain periods we have received, and may continue to receive, a high degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, message boards and social and other media. This may include coverage that is not attributable to statements made by the Company or our Board of Directors (the “Board”). Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our Common Stock which could cause stockholders to lose their investments.

In order for our liquidity products to be attractive, there must be an active trading market for our Common Stock, and our stock price must remain stable.

We plan to offer our common equity to provide our customers with liquidity as one of our primary product offerings. As customers decide whether to exchange their alternative investments for our stock, of primary concern will be whether the stock price is stable and whether there is sufficient public float and trading activity. If our public float remains low or a liquid trading market does not develop for Class A common stock, our stock will be more susceptible to volatility. This could limit the marketability of our stock, and potential customers may choose to not participate in our liquidity products or take advantage of our other services.

An active trading market for Class A common stock may not develop, and you may not be able to resell your Class A common stock at or above the price you paid for it.

Prior to the Business Combination, there was no public market for Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on Nasdaq or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any Class A common stock. An inactive market may also impair Beneficient’s ability to raise capital by selling Class A common stock and may impair our ability to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment.

Beneficient’s issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans, raising additional capital or otherwise would dilute all other stockholders.

Beneficient may issue additional capital stock in the future. Any such issuance would result in dilution to all other stockholders. In the future, Beneficient intends to issue additional stock, including as a part of its ordinary course of business of financing liquidity transactions, as a grant of equity awards to employees, directors and consultants under our equity incentive plans, to raise capital through equity financings or to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Class A common stock to decline.

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Additionally, as part of our business plan, our subsidiaries including Beneficient Company Group, L.L.C. (“Ben LLC”) and BCH may issue additional securities, which would be structurally senior to our Common Stock, which could have a dilutive effect.

Substantial future sales of shares of Class A common stock could cause the market price of our shares of Class A common stock to decline.

We have agreed, at our expense, to prepare and file with the SEC certain registration statements providing for the resale of shares of Class A common stock, including this registration statement. The resale, or expected or potential resale, of a substantial number of our shares of Class A common stock in the public market could adversely affect the market price for our shares of Class A common stock and make it more difficult for you to sell your shares of Class A common stock at times and prices that you feel are appropriate. In particular, as a result of the SEPA, Yorkville is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act with respect to the SEPA Shares, and the SEPA contemplates that Yorkville expects to resell any SEPA Shares we may issue and sell pursuant thereto. Yorkville may also be deemed an “underwriter” with respect to the Conversion Shares and the Warrant Shares. Mendoza, Interest Solutions, Convergency Partners, Maxim Partners and the Vendor may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of such securities by such Selling Holders and any discounts, commissions, or concessions received by such Selling Holders may be deemed to be underwriting discounts and commissions under the Securities Act. Furthermore, we expect that, because there will be a large number of shares registered, Yorkville will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

The issuances of additional shares of Class A common stock under the SEPA may result in dilution of holders of Class A common stock and have a negative impact on the market price of the Class A common stock.

Pursuant to the SEPA, we may issue and sell up to $246.1 million of shares of Class A common stock to Yorkville. The price at which we may issue and sell shares may be at either (i) 95% of the daily VWAP of the Class A common stock for any period commencing on the receipt of the advance notice by Yorkville and ending on 4:00 p.m. on the applicable advance notice date or (ii) 97% of the lowest daily VWAP of the Class A common stock during the three trading days following a notice to sell to Yorkville, provided that we are subject to certain caps on the amount of shares of Class A common stock that we may sell on any single day. Assuming that (a) we issue and sell the full $246.1 million of shares of Class A common stock under the SEPA to Yorkville, (b) no beneficial ownership limitations, (c) our Board and stockholders approve an increase in our authorized share of Class A common stock and (d) the issue price for such sales is $3.00 or $5.00 per share, such additional issuances would represent in the aggregate approximately 82,033,333 or 49,220,000 additional shares of Class A common stock, respectively, or approximately 94% or 91% of the total number of shares of Class A common stock outstanding as of the date hereof, after giving effect to such issuance. If the Beneficial Ownership Limitation is not waived and Yorkville no longer holds the Convertible Debentures, Warrants or shares issuable thereunder, we may issue approximately 457,539 shares of Class A common stock, or approximately 9.99% of the total number of shares of Class A common stock outstanding as of the date hereof. However, the Beneficial Ownership Limitation does not prevent Yorkville from selling some or all of the shares of Class A common stock it acquires and then acquiring additional shares, consequently resulting in Yorkville being able to sell in excess of the 9.99% Beneficial Ownership Limitation despite not holding more than 9.99% of Beneficient’s outstanding shares of Class A common stock at any given time. The timing, frequency, and the price at which we issue shares of Class A common stock are subject to market prices and management’s decision to sell shares of Class A common stock, if at all.

Upon effectiveness of this registration statement, Yorkville may resell all, some or none of their shares of Class A common stock beneficially owned by them from time to time in their discretion and at different prices subject to the terms of the SEPA. As a result, investors will likely pay different prices for those shares, and so may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to Yorkville or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of the SEPA may adversely affect the price of our Class A common stock or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

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The issuance, if any, of Class A common stock would not affect the rights or privileges of the Company’s existing stockholders, except that the economic and voting interests of existing stockholders would be diluted. Although the number of shares of Class A common stock that existing stockholders own would not decrease as a result of these additional issuances, the shares of Class A common stock owned by existing stockholders would represent a smaller percentage of the total outstanding shares of Class A common stock after any such issuance, potentially significantly smaller.

Our current business plans require a significant amount of capital. If we are unable to obtain sufficient funding or do not have access to capital, we may not be able to execute our business plans and our prospects, financial condition and results of operations could be materially adversely affected.

We have experienced operating losses, and we expect to continue to incur operating losses as we implement our business plans. We expect our capital needs to continue to be significant in the foreseeable future as we expand our business. As a result, our capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. In addition, new opportunities for growth in future product lines and markets may arise and may require additional capital.

As an early-stage growth company, our ability to access capital is critical. We expect that we will need to raise additional capital in order to continue to execute our business plans in the future, and we plan to seek additional equity and/or debt financing, including by offering additional equity, and/or equity-linked securities, through one or more credit facilities and potentially by offering debt securities, to finance a portion of our future expenditures.

The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders. Our ability to obtain the necessary additional financing to carry out our business plans or to refinance, if necessary, any outstanding debt when due is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds on favorable terms, we may have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any such funding or we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations and our prospects, financial consolidated results of operations could be materially adversely affected, in which case our investors could lose some or all of their investment.

We will have broad discretion in the use of the net proceeds under the SEPA and the Purchase Agreement and may not use them effectively.

We currently intend to use the net proceeds from the SEPA and the Purchase Agreement for working capital and general corporate purposes, which may include the financing of liquidity transactions for alternative assets in our ordinary course of business. Furthermore, we expect to use net proceeds from the SEPA for payments to related parties in connection with, among other things, services fee payments, debt payments, dividend payments or indemnification obligations. For additional information, see the section of this prospectus titled “Use of Proceeds” and “Related Party Transactions.” We will have broad discretion in the application of the net proceeds in the category of general corporate purposes and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as our funding requirements and the availability and costs of other funds. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate.

The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return to our securityholders.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. We have based these forward- looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward- looking statements. Below is a summary of certain material factors that may make an investment in our Class A common stock speculative or risky:

●	we do not have a significant operating history or an established customer base;

●	our fair value estimates of illiquid assets may not accurately estimate prices obtained at the time we enter into any liquidity transaction, and we cannot provide assurance that the values of the alternative assets underlying the liquidity transactions that we report from time to time will be realized;

●	our failure to meet the continued listing requirements of Nasdaq could result in our Class A common stock being delisted from Nasdaq;

●	the resulting market price of our Class A common stock following the Reverse Stock Split may not attract new investors, and it is not certain that the Reverse Stock Split will result in a sustained proportionate increase in the market price of our Class A common stock;

●	the transfer of GWG Holdings Inc.’s (“GWG Holdings” or “GWG”) assets to the GWG Wind Down Trust and the Litigation Trust pursuant to the Second Amended Joint Chapter 11 Plan (the “Second Amended Plan”) could create significant uncertainties and risks for our continued operations and materially and adversely impact our financial operating results;

●	future resales of Class A common stock may cause the market price of Class A common stock to drop significantly;

●	the market price for Class A common stock may be subject to substantial fluctuations, which may make it difficult for stockholders to sell shares at the volumes, prices, and times desired;

●	the GWG Wind Down Trust currently owns a substantial percentage of the Company and continues to have voting power with respect to those matters on which our stockholders have the right to vote;

●	we may be adversely affected by negative publicity;

●	we have been involved in a now-terminated SEC investigation and may be subject to other regulatory investigations and proceedings;

●	a determination that we are an unregistered investment company would have serious adverse consequences;

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●	the Company is currently involved in legal proceedings and government investigations and may be a party to additional claims and litigation in the future;

●	our liquidity, profitability and business may be adversely affected by concentrations of assets, which are collateralized by a portion of the cash flows from the exchanged alternative assets (the “Collateral”);

●	we engage in related party transactions, which may result in conflicts of interest involving our senior management;

●	Brad K. Heppner, our founder and CEO, may have financial interests that conflict with the interests of Beneficient and its stockholders;

●	usage of our Class A common stock or securities convertible into Class A common stock as consideration for the Customer ExAlt Trusts’ (as defined herein) investments in alternative assets may create significant volatility in our investment income and the price of our Class A common stock;

●	our current inability to raise sufficient capital, recurring losses from operations, negative cash flows from operations, and delays in executing our business plans. If we are unable to obtain sufficient additional funding or do not have access to capital, we may be required to terminate or significantly curtail our operations;

●	our liquidity, profitability and business may be adversely affected by an inability to access, or ability to access only on unfavorable terms, the capital markets, and we may never obtain the maximum anticipated proceeds contemplated under the current capital raising agreements such as the SEPA;

●	the due diligence process that we undertake in connection with any liquidity transaction may or may not reveal all facts that may be relevant in connection with such liquidity transaction;

●	poor performance of our Collateral would cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future liquidity transactions;

●	we historically had a substantial amount of goodwill and intangible assets, which we have been, and may in the future be, required to write down the value of our intangible assets and goodwill due to impairment;

●	we are subject to repayment risk in connection with our liquidity transactions;

●	transfer restrictions applicable to alternative assets may prevent us from being able to attract a sufficient number of Customers to achieve our business goals;

●	our operations, products and services may be negatively impacted by changes in economic and market conditions;

●	shares of Class A common stock and Series A and Series B preferred stock issued by Beneficient are structurally subordinated to interests in BCH, a subsidiary of Beneficient;

●	allocations of write downs in the value of our intangible assets and goodwill due to impairment will result in a decrease in the capital account balance of the Class A Units of BCH (the “BCH Class A Units”) indirectly held by the Company;

●	we are or will become subject to comprehensive governmental regulation and supervision;

●	we may incur fines, penalties and other negative consequences from regulatory violations;

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●	we may be impacted adversely by claims or litigation, including claims or litigation relating to our fiduciary responsibilities;

●	if we are unable to protect our intellectual property rights, our business could be negatively affected;

●	our Board and management have significant control over Beneficient’s business;

●	we may issue additional shares of authorized Common Stock or preferred stock without stockholder approval subject to the applicable rules of Nasdaq and Nevada law, which would dilute existing stockholder interests;

●	the holders of Class B common stock have the right to elect a majority of the Board and the ability to vote with Class A common stock in director elections for the remaining directors, with each share of Class B common stock having 10 votes per share;

●	the Company may engage in transactions that represent a conflict of interest, with the review of such transactions subject to the Nevada statutory business judgment rule; and

●	other risks, uncertainties and factors set forth in the Company’s Annual Report on Form 10-K, including those set forth under the section titled “—Risk Factors.”

Importantly, the summary above does not address all the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized herein, as well as other risks and uncertainties that we face, are disclosed under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein. The above summary is qualified in its entirety by those more complete discussions of such risks and uncertainties. Given such risks and uncertainties, you should not place undue reliance on forward-looking statements.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

We caution you that the important factors referenced above may not contain all of the factors that are important to you. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with forward-looking statements, those results or developments may not be indicative of results or developments in subsequent periods. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. However, we expect to receive proceeds from sales of Class A common stock that we may elect to make to Yorkville pursuant to the SEPA, if any, from time to time in our discretion, and from any exercise of the Warrants for cash. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of Class A common stock to Yorkville after the date of this prospectus. See “Selling Security Holders — Material Relationships with Selling Holders — SEPA” for a description of how the price at which we may sell shares of Class A common stock to Yorkville is calculated pursuant to the SEPA.

We have received approximately $3.9 million in aggregate gross proceeds from the sale of our Class A common stock to Yorkville pursuant to the SEPA. Additionally, we have received approximately $1.8 million in aggregate gross proceeds from the sale of the Convertible Debentures and the Warrants to Yorkville at the First Closing, and we will receive approximately $1.8 million in proceeds from the sale of the Convertible Debentures and the Warrants at the Second Closing. Additionally, we may receive up to approximately $3.49 million in proceeds upon payment of the exercise price of the Warrants, from time to time after the date of this prospectus.

The Selling Holders will pay any brokerage fees or commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

We expect to use any proceeds that we receive under the SEPA and the Purchase Agreement for working capital and general corporate purposes, which may include the financing of liquidity transactions for alternative assets in our ordinary course of business. Furthermore, we expect to use net proceeds from the SEPA for payments to related parties in connection with, among other things, services fee payments, debt payments, dividend payments or indemnification obligations. For additional information regarding payments to related parties, see the section titled “Related Party Transactions.” As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 18,750,000 shares of our Class A common stock, 250,000 shares of Class B common stock and 250,000,000 shares of preferred stock, par value $0.001, of which 50,000,000 are designated as shares of Series A preferred stock, par value $0.001 (the “Series A preferred stock”), 3,768,995 shares of Series B-1 preferred stock, par value $0.001 (the “Series B-1 preferred stock” and collectively with the Series B-2 preferred stock, Series B-3 preferred stock and Series B-4 preferred stock, “Series B preferred stock”), 200,000 shares of Series B-2 preferred stock, 20,000 shares of Series B-3 preferred stock, and 6,932 shares of Series B-4 preferred stock, pursuant to the respective certificates of designation.

Common Stock

Voting

Each holder of our Class A common stock is entitled to one vote per each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of our Class B common stock is entitled to 10 votes per share on all matters on which stockholders generally are entitled to vote. Holders of shares of Common Stock vote as a single class, except for certain matters for which only holders of Class B common stock are entitled to vote. Pursuant to a Stockholders Agreement, dated June 6, 2023 (the “Stockholders Agreement”), by and among Beneficient, Beneficient Holdings Inc. (“BHI”), Hicks Holdings Operating, LLC (“Hicks Holdings”), and Bruce Schnitzer (“Schnitzer”) agreed to vote their shares as specified therein with respect to the directors elected by the Class B Holders (the “Class B Directors”), and Beneficient agreed to not take certain actions without the consent of the Class B common stock.

Dividends

Subject to preferences that may apply to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably any dividends that our Board may declare out of funds legally available for that purpose on a non-cumulative basis; provided, however, that in the case of any dividends in Common Stock, holders of Class A common stock are entitled only to receive Class A common stock and holders of Class B common stock are entitled only to receive Class B common stock. In no event will the shares of either Class A common stock or Class B common stock be split, divided, or combined unless the outstanding shares of the other class are proportionally split, divided or combined.

Liquidation or Dissolution

In the event of our liquidation, dissolution, distribution of assets or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the applicable liquidation preference of any outstanding shares of preferred stock, including shares of Series A preferred stock and Series B preferred stock.

Conversion and Transferability

Shares of Class A common stock are not convertible into any other shares of our capital stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time at the option of the holder or upon any transfer, except for certain transfers described in our articles of incorporation. Common Stock (including Common Stock obtained from the conversion of Series A preferred stock) held by parties to lock-up agreements are subject to contractual transfer restrictions.

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Other Provisions

Holders of Common Stock have no preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to shares of Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of Series A preferred stock and shares of any other series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, our Board is authorized, subject to limitations prescribed by the NRS and by our articles of incorporation, to issue up to 250,000,000 shares of preferred stock in one or more series without further action by the holders of Common Stock, and 50,000,000 shares of preferred stock are designated as shares of Series A preferred stock, 3,768,995 shares of Series B-1 preferred stock, 200,000 shares of Series B-2 preferred stock, 20,000 shares of Series B-3 preferred stock and 6,932 shares of Series B-4 preferred stock pursuant to the respective certificates of designation.

Our Board has the discretion, subject to limitations prescribed by the NRS, our articles of incorporation and the Stockholders Agreement, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of Series A preferred stock, the Series B-1 preferred stock, the Series B-2 preferred stock, the Series B-3 preferred stock and the Series B-4 preferred stock are described below.

Series A Preferred Stock

Maturity

Subject to the redemption and conversion rights described below, shares of Series A preferred stock are perpetual securities.

Priority

Shares of Series A preferred stock rank, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of Beneficient: (i) senior to shares of Common Stock and each other class or series of capital stock of Beneficient, the terms of which do not expressly provide that such class or series ranks senior or on parity to shares of Series A preferred stock as to dividend rights or distribution rights upon Beneficient’s liquidation, winding up or dissolution; (ii) on parity with any class or series of capital stock of Beneficient, the terms of which expressly provide that such class or series ranks on parity with shares of Series A preferred stock as to dividend rights and distribution rights upon Beneficient’s liquidation, winding-up or dissolution; and (iii) junior to each class or series of capital stock of Beneficient, the terms of which expressly provide that such class or series ranks senior to shares of Series A preferred stock as to dividend rights or distribution rights upon Beneficient’s liquidation, winding-up or dissolution.

Voting

Holders of Series A preferred stock are not entitled to vote on any matter, expect as required by law.

Dividends

Holders of Series A preferred stock are entitled to receive ratably any dividends that our Board declares and pays on the Common Stock, on an as-converted basis, when paid to holders of Common Stock.

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Liquidation or Dissolution

The initial liquidation preference of Series A preferred stock is $0.001 per share, plus any declared but unpaid dividends (the “Series A Liquidation Preference”). In the event of our liquidation, dissolution or winding up, holders of Series A preferred stock are entitled to receive, per share of Series A preferred stock, the Series A Liquidation Preference or, prior to the Series A Preferred Stock Conversion Date (as defined herein), if a greater amount, the amount such holder would have received had their shares of Series A preferred stock converted into Class A common stock immediately prior to such liquidation event.

Conversion, Transferability and Exchange

Each share of Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Class A common stock (the “Series A Conversion Rate”) on, and only on, the later of (i) 90 days after the date that Avalon and Beneficient Merger Sub I, Inc., a Delaware corporation shall cause the Avalon Merger to be consummated by filing a certificate of merger in a form mutually agreeable to the Parties (the “Avalon Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Avalon and specified in the Certificate of Merger, being the “Avalon Merger Effective Time”) and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Class A common stock and Series A preferred stock upon the exercise of the Public Warrants (the “Series A Preferred Stock Conversion Date”); provided that prior to the Series A Preferred Stock Conversion Date, if at the time a share of Series A preferred stock is issued, the Series A preferred stock is not listed on The Nasdaq Stock Market, LLC, then such shares of Series A preferred stock shall automatically and immediately upon issuance convert into shares of Class A common stock at the Series A Conversion Rate. Each holder of Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Series A preferred stock into Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion.

In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series A preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series A preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series A preferred stock into shares of Class A common stock immediately prior to such event.

The equity-holders parties to the lock-up agreements are subject to contractual transfer restrictions with respect to their shares of Series A preferred stock and any shares of Class A common stock into which their shares of Series A preferred stock are converted.

Redemption

At any time after the Series A Preferred Stock Conversion Date, Beneficient may redeem, ratably, in whole or, from time to time in part, the shares of Series A preferred stock of any holder then outstanding at the Series A Liquidation Preference in cash. Holders of shares of Series A preferred stock do not have the right to require Beneficient to redeem their shares of Series A preferred stock under any circumstances.

Sinking Fund

Shares of Series A preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.

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Series B-1 Preferred Stock

Maturity

Subject to the redemption and conversion rights described below, shares of Series B-1 preferred stock are perpetual securities.

Priority

Series B-1 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient, rank: (a) senior to the Common Stock; (b) pari passu with the Series A preferred stock, Series B-2 preferred stock, Series B-3 preferred stock and Series B-4 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.

Voting

Holders of Series B-1 preferred stock are not entitled to vote on any matter, expect as required by law.

Dividends

Holders of Series B-1 preferred stock are entitled to receive ratably any dividends that our Board declares and pays on the Common Stock, on an as-converted basis, when paid to holders of Common Stock.

Liquidation or Dissolution

The initial liquidation preference of Series B-1 preferred stock is $10.00 per share, plus any declared but unpaid dividends (the “B-1 Liquidation Preference”). In the event of our liquidation, dissolution or winding up, holders of Series B-1 preferred stock are entitled to receive, per share of Series B-1 preferred stock, the B-1 Liquidation Preference the amount such holder would have received had their shares of Series B-1 preferred stock converted into Class A common stock immediately prior to such liquidation event.

Transferability and Exchange

In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-1 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-1 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-1 preferred stock into shares of Class A common stock immediately prior to such event.

Optional Conversion

The conversion price at issuance was $436.80 (the “B-1 Conversion Price”). Each share of Series B-1 preferred stock is convertible at the option of the holder thereof upon two business days’ written notice to the Company into a number of shares of Class A common stock that is equal to $800.00 divided by the B-1 Conversion Price then in effect as of the date of such notice (the “B-1 Conversion Rate”). The B-1 Conversion Price shall be subject to reset on each date (each such date, a “B-1 Reset Date”) that is 30, 60, 90, 120 and 180 calendar days following the date of issuance of the Series B-1 preferred stock (the “B-1 Original Issue Date”). On the relevant B-1 Reset Date, if the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-1 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient (the “Prevailing Market Price”) is less than the initial B-1 Conversion Price, the B-1 Conversion Price shall be adjusted on such B-1 Reset Date (taking into account any adjustments to the B-1 Conversion Price which may have occurred prior to the relevant B-1 Reset Date) to the Prevailing Market Price, provided that in no event shall the reset B-1 Conversion Price be lower than 50% of the initial B-1 Conversion Price, subject to customary adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions. On October 3, 2023, 3,768,995 shares of Series B-1 preferred stock converted into 172,574 shares of Class A common stock.

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Mandatory Conversion

Each outstanding share of Series B-1 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-1 Mandatory Conversion”) at the B-1 Conversion Rate then in effect on the date that is the earliest to occur of: (a) 210 calendar days after the B-1 Original Issue Date, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-1 preferred stock (the “Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-1 Mandatory Conversion, (b) if the conditions of clause (a) are not met on the date that is 210 calendar days following the B-1 Original Issue Date, the first date thereafter on which any shares of Series B-1 preferred stock may be resold pursuant to Rule 144 under the Securities Act or the B-1 Resale Registration Statement has become effective and (c) the one year anniversary of the B-1 Original Issue Date. The Series B-1 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 9.99% (the “B-1 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-1 preferred stock held by the applicable holder, and to the extent a conversion would cause a holder to exceed the B-1 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-1 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-1 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-1 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-1 Conversion Price for such shares shall be subject to additional resets on each date that is 240, 270, 300, 330 and 360 calendar days following the B-1 Original Issue Date.

Redemption

The outstanding shares of Series B-1 preferred stock shall not be redeemable by Beneficient.

Sinking Fund

Shares of Series B-1 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.

Series B-2 Preferred Stock

Maturity

Subject to the redemption and conversion rights described below, shares of Series B-2 preferred stock are perpetual securities.

Priority

Series B-2 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient, rank: (a) senior to Beneficient’s Common Stock; (b) pari passu with the Series A preferred stock, Series B-1 preferred stock, Series B-3 preferred stock and Series B-4 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.

Voting

Holders of Series B-2 preferred stock are not entitled to vote on any matter, expect as required by law.

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Dividends

Dividends will be paid on the Series B-2 preferred stock on an as-converted basis when, as, and if paid on the Class A common stock.

Liquidation or Dissolution

In the event of any liquidation or dissolution of Beneficient, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-2 preferred stock until the holders of Series B-2 preferred stock receive a per share amount equal to $10.00.

Transferability and Exchange

In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-2 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-2 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-2 preferred stock into shares of Class A common stock immediately prior to such event.

Optional Conversion

The conversion price at issuance was $32.00 (the “B-2 Conversion Price”). Each share of Series B-2 preferred stock is convertible, at the option of the holder thereof upon two business days’ written notice to Beneficient, into a number of shares of Class A common stock that is equal to $800.00 divided by the B-2 Conversion Price then in effect as of the date of such notice (the “B-2 Conversion Rate”). The B-2 Conversion Price shall be subject to reset on each date (each such date, a “B-2 Reset Date”) that is the last day of each month following the date of issuance of the Series B-2 preferred stock (the “B-2 Original Issue Date”). On each B-2 Reset Date, the B-2 Conversion Price shall be increased or decreased to the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-2 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient, provided that in no event shall the reset B-2 Conversion Price be lower than 50% of the initial B-2 Conversion Price or higher than the initial B-2 Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions. A maximum of 125,000 shares of Class A common stock may be issued upon conversion of the Series B-2 preferred stock.

Mandatory Conversion

Each outstanding share of Series B-2 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-2 Mandatory Conversion”) as is determined by the B-2 Conversion Rate then in effect on the date (the “B-2 Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the B-2 Original Issue Date occurs, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the SEC under the Exchange Act, or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-2 preferred stock (the “B-2 Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-2 Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the B-2 Original Issue Date occurs, the first date thereafter on which any shares of Series B-2 preferred stock may be resold pursuant to Rule 144 under the Securities Act, or the B-2 Resale Registration Statement has become effective. Notwithstanding the foregoing, the Series B-2 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 4.99% (the “B-2 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-2 preferred stock held by the applicable holder and to the extent a conversion would cause a holder to exceed the B-2 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-2 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-2 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-2 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-2 Conversion Price for such shares shall be subject to additional resets on the terms described in the certificate of designation for the Series B-2 preferred stock on the last date of each month.

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Redemption

The outstanding shares of Series B-2 preferred stock shall not be redeemable by Beneficient.

Sinking Fund

Shares of Series B-2 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.

Series B-3 Preferred Stock

Maturity

Subject to the redemption and conversion rights described below, shares of Series B-3 preferred stock are perpetual securities.

Priority

Series B-3 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient , rank: (a) senior to the Common Stock; (b) pari passu with the Series A preferred stock, Series B-1 preferred stock, Series B-2 preferred stock and Series B-4 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.

Voting

Except as required by law, the holders of Series B-3 preferred stock shall not be entitled to vote at any meeting of the stockholders for election of members of our Board or for any other purpose or otherwise to participate in any action taken by Beneficient or the stockholders thereof, or to receive notice of any meeting of stockholders.

Dividends

Dividends will be paid on the Series B-3 preferred stock on an as-converted basis when, as, and if paid on the Class A common stock.

Liquidation or Dissolution

In the event of any liquidation or dissolution of Beneficient, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-3 preferred stock until the holders of Series B-3 preferred stock receive a per share amount equal to $10.00.

Transferability and Exchange

In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-3 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-3 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-3 preferred stock into shares of Class A common stock immediately prior to such event.

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Optional Conversion

The conversion price at issuance was $28.00 (the “B-3 Conversion Price”). Each share of Series B-3 preferred stock is convertible, at the option of the holder thereof upon two business days’ written notice to Beneficient, into a number of shares of Class A common stock that is equal to $800.00 divided by the B-3 Conversion Price then in effect as of the date of such notice (the “B-3 Conversion Rate”). The B-3 Conversion Price shall be subject to reset on each date (each such date, a “B-3 Reset Date”) that is the last day of each month following the date of issuance of the Series B-3 preferred stock (the “B-3 Original Issue Date”). On each B-3 Reset Date, the B-3 Conversion Price shall be increased or decreased to the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-3 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient, provided that in no event shall the reset B-3 Conversion Price be lower than 50% of the initial B-3 Conversion Price or higher than the initial B-3 Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions. A maximum of 14,286 shares of Class A common stock may be issued upon conversion of the Series B-3 preferred stock.

Mandatory Conversion

Each outstanding share of Series B-3 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-3 Mandatory Conversion”) as is determined by the B-3 Conversion Rate then in effect on the date (the “B-3 Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the B-3 Original Issue Date occurs, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the SEC under the Exchange Act, or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-3 preferred stock (the “B-3 Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-3 Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the B-3 Original Issue Date occurs, the first date thereafter on which any shares of Series B-3 preferred stock may be resold pursuant to Rule 144 under the Securities Act, or the B-3 Resale Registration Statement has become effective. Notwithstanding the foregoing, the Series B-3 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 4.99% (the “B-3 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-3 preferred stock held by the applicable holder and to the extent a conversion would cause a holder to exceed the B-3 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-3 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-3 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-3 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-3 Conversion Price for such shares shall be subject to additional resets on the terms described in the certificate of designation for the Series B-3 preferred stock on the last date of each month.

Redemption

The outstanding shares of Series B-3 preferred stock shall not be redeemable by Beneficient.

Sinking Fund

Shares of Series B-3 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.

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Series B-4 Preferred Stock

Maturity

Subject to the redemption and conversion rights described below, shares of Series B-4 preferred stock are perpetual securities.

Priority

Series B-4 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient, rank: (a) senior to the Common Stock; (b) pari passu with the Series A preferred stock, Series B-1 preferred stock, Series B-2 preferred stock and Series B-3 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.

Voting

Except as required by law, the holders of Series B-4 preferred stock shall not be entitled to vote at any meeting of the stockholders for election of members of our Board or for any other purpose or otherwise to participate in any action taken by Beneficient or the stockholders thereof, or to receive notice of any meeting of stockholders.

Dividends

Dividends will be paid on the Series B-4 preferred stock on an as-converted basis when, as, and if paid on the Class A common stock.

Liquidation or Dissolution

In the event of any liquidation or dissolution of Beneficient, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-4 preferred stock until the holders of Series B-4 preferred stock receive a per share amount equal to $10.00.

Transferability and Exchange

In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-4 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-4 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-4 preferred stock into shares of Class A common stock immediately prior to such event.

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Optional Conversion

The conversion price at issuance was $5.38 (the “B-4 Conversion Price”). Each share of Series B-4 preferred stock is convertible, at the option of the holder thereof upon two business days’ written notice to Beneficient, into a number of shares of Class A common stock that is equal to $800.00 divided by the B-4 Conversion Price then in effect as of the date of such notice (the “B-4 Conversion Rate”). The B-4 Conversion Price shall be subject to reset on each date (each such date, a “B-4 Reset Date”) that is the last day of each month following the date of issuance of the Series B-4 preferred stock (the “B-4 Original Issue Date”). On each B-4 Reset Date, the B-4 Conversion Price shall be increased or decreased to the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-4 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient, provided that in no event shall the reset B-4 Conversion Price be lower than 50% of the initial B-4 Conversion Price or higher than the initial B-4 Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions. A maximum of 25,751 shares of Class A common stock may be issued upon conversion of the Series B-4 preferred stock.

Mandatory Conversion

Each outstanding share of Series B-4 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-4 Mandatory Conversion”) as is determined by the B-4 Conversion Rate then in effect on the date (the “B-4 Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the B-4 Original Issue Date occurs, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the SEC under the Exchange Act, or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-4 preferred stock (the “B-4 Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-4 Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the B-4 Original Issue Date occurs, the first date thereafter on which any shares of Series B-4 preferred stock may be resold pursuant to Rule 144 under the Securities Act, or the B-4 Resale Registration Statement has become effective. Notwithstanding the foregoing, the Series B-4 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 4.99% (the “B-4 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-4 preferred stock held by the applicable holder and to the extent a conversion would cause a holder to exceed the B-4 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-4 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-4 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-4 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-4 Conversion Price for such shares shall be subject to additional resets on the terms described in the certificate of designation for the Series B-4 preferred stock on the last date of each month.

Redemption

The outstanding shares of Series B-4 preferred stock shall not be redeemable by Beneficient.

Sinking Fund

Shares of Series B-4 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.

Anti-Takeover Effects of Various Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws

Provisions of the NRS and our articles of incorporation and bylaws could make it more difficult to acquire Beneficient by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of Beneficient to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

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Anti-Takeover Effects of Provisions of Nevada State Law

We may be, or in the future we may become, subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Beneficient from doing so if it cannot obtain the approval of our Board.

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Class A Director Election and Class B Director Designation Rights

Our articles of incorporation provide that, if on the record date for notice of any meeting of stockholders of Beneficient at which directors are to be elected by the holders of Common Stock, (i) the aggregate number of outstanding shares of Class B common stock is at least twenty-five percent (25%) of the number of shares of Class B common stock outstanding on the date of the articles of incorporation, or (ii) if the condition in preceding clause (i) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH, held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances such limited partner interests on the date of the articles of incorporation (the condition in either clause (i) or clause (ii) being referred to as the “Class B Threshold”), then, the (i) holders of shares of Class B common stock, voting as a separate class, are entitled to elect that number of directors that constitutes 51% (rounded up to the nearest whole number) of the total number of authorized directors and (ii) holders of shares of Common Stock, voting as a single class, are entitled to elect all remaining directors that are not otherwise entitled to be elected by a series of preferred stock, but in no event shall they not be entitled to elect at least one director. Accordingly, so long as the Class B Threshold is met, holders of shares of Class A common stock only have the ability, voting together with the holders of the Class B common stock as a single class (with each holder of the Class B common stock having 10 votes per share of the Class B common stock), to vote on the election of a minority of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Beneficient. If, on the applicable record date, the Class B Threshold is not met, then holders of Common Stock will vote together as a single class with respect to the election of all directors, with each holder of the Class B common stock having 10 votes per share of Class B common stock.

Removal of Directors

Subject to the terms and conditions of the Stockholders Agreement, if the Class B Threshold is met, (i) a Class A Director (as defined herein) may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote at an annual or special meeting, voting together as a single class, and (ii) a Class B Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Class B common stock that is entitled to vote at an annual or special meeting, voting as a separate class. If the Class B Threshold is not met, then any director may be removed by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote at an annual or special meeting.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation provide that they may be amended, altered, changed or repealed in any manner provided by statute, provided that specified amendments require the affirmative vote or consent of the holders of two-thirds of the voting power of our capital stock eligible to vote in the election of directors, and other specified amendments that affect the rights of holders of Class B common stock require the affirmative vote of the holders of Class B common stock eligible to vote in the election of directors if the Class B Threshold is met. Our articles of incorporation also provide that our bylaws may be adopted, amended, altered or repealed by our stockholders upon the approval of at a majority of the voting power entitled to vote thereon. Additionally, our articles of incorporation provide that our bylaws may be adopted, amended, altered or repealed by our Board.

Size of Board and Vacancies

Our articles of incorporation provide that the number of directors on our Board are fixed exclusively by our Board, provided that the Board shall initially consist of nine (9) directors. Subject to the rights of the holders of Class B common stock, any newly created directorship that results from an increase in the number of directors or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause will be filled solely by the affirmative majority vote of the directors then in office, or by a sole remaining director, and will not be filled by the stockholders; provided, however, that any vacancy in the office of a Class B Director shall be filled solely by the holders of Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors; provided further, that if (i) any increase in the number of directors results in the Class B Directors representing less than 51% (rounded up to the nearest whole number) of the directors, and (ii) at the time of such increase, the Class B Threshold is met, then the newly created directorship resulting from such increase will be filled by the holders of the Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors.

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Furthermore, our articles of incorporation provide that directors have one vote per director on all matters brought before our Board; provided, however, that in the event of a vacancy in the office of a Class B Director, each Class B Director has the number of votes per Class B Director equal to (i) the total number of Class B Director seats divided by (ii) the number of Class B Director seats that are not then vacant.

Special Stockholder Meetings

Our articles of incorporation provide that only the chairman of the Board, our chief executive officer or our president upon the direction of the Board pursuant to a resolution adopted by a majority of the Board may call special meetings of stockholders, and stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Our articles of incorporation provide that stockholder action must take place at the annual or a special meeting of Beneficient stockholders, and no action shall be taken by stockholders by written consent; provided, however, that if the Class B Threshold is met, then any action required or permitted to be taken by the holders of Class B common stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Class B common stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock entitled to vote thereon were present and voted.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors designated by holders of Class A common stock and Class B common stock, voting together as a single class (the “Class A Directors”). Additionally, our bylaws require that candidates nominated by stockholders for election as a Class A Director disclose their qualifications and make customary representations, including that (i) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director and (ii) they will be in compliance, should they be elected, with our bylaws, our Code of Business Conduct and Ethics and any other publicly available policies and guidelines applicable to our directors.

No Cumulative Voting

The NRS provides that stockholders will not have the right to cumulate votes in the election of directors unless the company’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.

Undesignated Preferred Stock

The authority that our Board possess to issue shares of preferred stock could potentially be used to discourage attempts by third parties to obtain control of Beneficient through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may be able to issue shares of preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Elimination of Liability of Directors

The NRS authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders and creditors for damages as a result of any act or failure to act in their capacity as a director or officer, and our articles of incorporation include such an exculpation provision. Our articles of incorporation provide that, to the fullest extent permitted by the NRS, no director or officer will be personally liable to us, our stockholders or our creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. While our articles of incorporation provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, our articles of incorporation have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

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Indemnification of Directors, Officers and Employees

Our articles of incorporation and bylaws require us to indemnify any director, officer, employee or agent of Beneficient who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Beneficient or is or was serving at the request of Beneficient as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Beneficient and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are authorized under our bylaws to purchase and maintain insurance to protect Beneficient and any current or former director, officer, employee or agent of Beneficient or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Beneficient would have the power to indemnify such person against such expense, liability or loss under the NRS.

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements provide that we will indemnify each indemnitee to the fullest extent permitted by the NRS from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with Beneficient. Additionally, we have agreed to advance to the indemnitee expenses incurred in connection therewith.

The limitation of liability and indemnification provisions in these indemnification agreements and our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in Beneficient’s securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

Exclusive Forum

Our articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (i) brought in the name or right of Beneficient or on its behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of Beneficient to Beneficient or Beneficient’s stockholders, (iii) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or the bylaws, (iv) to interpret, apply, enforce or determine the validity of the articles of incorporation or the bylaws or (v) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada will be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada will be the exclusive forum for such action.

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Our articles of incorporation also provide that its exclusive forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Additionally, the articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Beneficient or any of Beneficient’s directors, officers, other employees or agents. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act.

Corporate Opportunity Waiver

Our articles of incorporation acknowledge that we may have overlapping directors and officers with other entities that compete with our businesses and that we may engage in material business transactions with such entities. In the articles of incorporation, we will renounce our rights to certain business opportunities, and the articles of incorporation provide that no director or officer will breach their fiduciary duty and therefore be liable to us or our stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity instead of to us, or does not refer or communicate information regarding such corporate opportunity to us, unless (i) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of us or as a director or officer of any of our subsidiaries, and (ii) such opportunity relates to a line of business in which we or any of our subsidiaries is then directly engaged.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and shares of our preferred stock are available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and shares of preferred stock could render more difficult or discourage an attempt to obtain control of Beneficient by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

We have entered into registration rights agreements with several parties as detailed below.

Registration Rights for the Public Warrants

In connection with the assumption of the Avalon Warrants, we have filed a post-effective amendment on Form S-1 to our registration statement on Form S-4 (File No. 333-26874), which was declared effective by the SEC on September 29, 2023. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of that certain warrant agreement, dated June 7, 2023, by and among (i) Avalon Acquisition Inc., the Company and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agreement”).

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Legacy Beneficient Holders Registration Rights Agreement

In connection with the consummation of the Business Combination, Beneficient, the Avalon Sponsor and the directors and executive officers of Beneficient, and other direct and indirect holders of BCH entered into a Registration Rights Agreement (the “Ben Legacy Holder Registration Rights Agreement”) containing certain registration rights for their Class A common stock and the shares of Class A common stock underlying the Beneficent Class B common stock. Under the Ben Legacy Holder Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement to register the resale of certain shares of Class A common stock and maintain its effectiveness until all registrable securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. Holders of registrable securities shall be entitled to demand and piggyback registration rights, subject to certain conditions set forth in the Ben Legacy Holder Registration Rights Agreement.

The foregoing description of the Ben Legacy Holder Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Ben Legacy Holder Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.5.1 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

GWG Registration Rights Agreement

On August 10, 2018, BCG and GWG Holdings Inc. (“GWG”) entered into the Registration Rights Agreement related certain securities held by GWG in BCG, which provided GWG with certain customary registration rights (the “GWG Registration Rights Agreement”). The registrable securities under the GWG Registration Rights Agreement would include the shares of Class A common stock issuable upon the conversion of the certain BCG securities pursuant to the Conversion and the BCH Preferred Series C Subclass 1 Unit Accounts (the “BCH Preferred C-1 Unit Accounts”). Pursuant to the GWG Registration Rights Agreement, GWG is entitled to certain customary demand registration, shelf takedown and piggyback registration rights, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold. The foregoing description of the GWG Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the GWG Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.5.2 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

On August 1, 2023, the Company, GWG, the GWG Wind Down Trust, and Jeffrey Stein entered into an Assignment Agreement (the “Assignment Agreement”), pursuant to which GWG assigned its rights under the GWG Registration Rights Agreement to (i) the GWG Wind Down Trust with respect to the Class A common stock transferred to the GWG Wind Down Trust and (i) Mr. Stein with respect to Class A common stock transferred to Mr. Stein. Promptly following the emergence of GWG and certain of its affiliates from proceedings under Chapter 11 of Title 11 of the United States Bankruptcy Code in the Bankruptcy Court for the Southern District of Texas, the shares of Class A common stock held by GWG and its affiliates were transferred to GWG Wind Down Trust in accordance with the terms of the Second Amended Joint Chapter 11 Plan. The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, a copy of which is attached hereto as Exhibit 4.5.3 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

The Company filed a registration statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023, in order to satisfy its obligations under the GWG Registration Rights Agreement.

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Hatteras Registration Rights Agreement

On December 7, 2021, BCG entered into the Hatteras Registration Rights Agreement with certain holders party thereto (collectively, “Hatteras”), pursuant to which, Hatteras was provided certain registration rights related to Preferred B-2 Unit Accounts of BCG (the “Preferred B-2 Unit Accounts”) (the “Hatteras Registration Rights Agreement”). The registrable securities under the Hatteras Registration Rights Agreement would include the shares of Class A common stock issuable upon the conversion of the Preferred B-2 Unit Accounts pursuant to the Conversion. The Hatteras Registration Rights Agreement provides the holders with certain demand registration, shelf takedown and piggyback registration rights with respect to the registrable securities, subject to certain customary limitations (including with respect to the maximum number of securities and a maximum number of demands and underwritten shelf takedowns within certain periods). The Hatteras Registration Rights Agreement remains in effect until the earlier of the seventh anniversary of the closing of the initial issuance of the Preferred B-2 Unit Accounts or, as to the holders party thereto or any permitted transferees of such holders, on such date on which all registrable securities owned by such holders or any permitted transferees of such holders cease to be registrable securities. In connection with the Business Combination, Beneficient assumed the Hatteras Registration Rights Agreement. The foregoing description of the Hatteras Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Hatteras Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.5.4 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

In satisfaction of Beneficient’s contractual obligations pursuant to the Hatteras Registration Rights Agreement, Beneficient filed with the SEC a Registration Statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023.

GRID Registration Rights Agreement

On December 1, 2022, Beneficient, through its subsidiary, entered into agreements to finance liquidity transactions with respect to alternative assets with a net asset value (“NAV”) of approximately $5.3 million as of the date of the relevant financing agreement (the “Recent Financings”). The Recent Financings closed in connection with the Closing, and Beneficient issued the investor 6,625 shares of Beneficient Class A common stock and 132,500 Beneficient Warrants. The issuance of the Recent Financing Units pursuant to the Recent Financings were not registered under the Securities Act, and the Recent Financing Units were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. In connection with the Recent Financings, Beneficient granted certain customary registration rights to the investors receiving the securities comprising the Recent Financing Units.

In satisfaction of Beneficient’s contractual obligations in connection with the Recent Financings discussed above, Beneficient filed with the SEC a Registration Statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023.

Additionally, on August 1, 2023, Beneficient, through its subsidiary, entered into agreements with the GRID at Mesa, LLC (“GRID”) to finance liquidity transactions with respect to alternative assets with a NAV of approximately $37.6 million (calculated as of March 31, 2023). Pursuant to such transactions, GRID agreed to receive (i) 3,768,995 shares of Series B-1 preferred stock, with such Series B-1 preferred stock being convertible into shares of Class A common stock, and (ii) 942,249 Warrants (the “GRID Warrants”). In connection with such agreements, the Company granted certain customary registration rights to GRID. Pursuant to that certain Stock Purchase Agreement, by and between GRID and the GRID Holding Co. dated August 9, 2023, GRID Holding Co. purchased the Series B-1 preferred stock and GRID Warrants from GRID. On October 3, 2023, 3,768,995 shares of Series B-1 preferred stock converted into 172,574 shares of Class A common stock.

In satisfaction of Beneficient’s contractual obligations in connection with the liquidity transactions with GRID, Beneficient filed with the SEC a Registration Statement on Form S-1 (File No. 333-275174), which was declared effective by the SEC on December 26, 2023.

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Yorkville Registration Rights Agreement

In connection with the Purchase Agreement, on August 6, 2024, the Company entered into a registration rights agreement (the “Yorkville Registration Rights Agreement”) with Yorkville pursuant to which the Registrable Securities (as defined therein) held by Yorkville, subject to certain conditions, will be entitled to certain registration rights under the Securities Act. Pursuant to the Yorkville Registration Rights Agreement, the Company is required to, within 30 calendar days of August 6, 2024, to file with the SEC (at its sole cost and expense) one or more registration statements covering the resale by Yorkville of all Conversion Shares and the Warrant Shares. The Company has agreed to use its best efforts to ensure any registration statement filed thereunder is effective within 60 days of filing such registration statement. If the Company fails to file the Registration Statements with the SEC by the applicable filing deadline or obtain effectiveness by the applicable effectiveness deadline, or if a Registration Statement fails to remain continuously effective, if the Company is not permitted to utilize a Registration Statement for a certain period of time, or if the Company fails to comply with certain public information requirements, such event will be deemed an Event of Default (as defined in the Convertible Debentures). Under the Registration Rights Agreement, Yorkville was also granted demand registration rights and piggyback registration rights under certain conditions as described in the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 4.3 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Stockholders Agreement

On June 6, 2023, in connection with the consummation of the Business Combination, the Company and certain Class B Holders entered into the Stockholders Agreement.

Pursuant to the Stockholders Agreement, the Class B Holders shall have the right to elect at least five Class B Directors, and the Board are required to establish and maintain (i) a compensation committee, (ii) a nominating committee, (iii) an executive committee and (iv) a community reinvestment committee (collectively, the “Board Committees”). The Stockholders Agreement also provides that each of the Board Committees will be comprised of no more of four members, and at least two (2) members shall be Class B Directors designated by the majority of the Class B Directors and the remaining members shall be designated by the directors elected by holders of Class A common stock and Class B common stock, voting together as a single class. The majority of the Class B Directors also have the right to designate the chair of each of the Board Committees. The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached hereto as Exhibit 4.4 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Public Warrants

Commencing on June 8, 2023, each Public Warrants entitles the registered holder to purchase, at an exercise price of $920.00 (subject to adjustment as discussed below), one share of Class A common stock and one share of Series A preferred stock at any time commencing 30 days after the closing of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of the Class A common stock and Series A preferred stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Each share of Series A preferred stock that is then issued and outstanding is convertible into one-fourth (1/4) of a share of Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Class A common stock and Series A preferred stock upon the exercise of the Public Warrants unless the holder of the Series A preferred stock elects to not convert under the optional conversion right.

Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock and Series A preferred stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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We are not obligated to deliver any Class A common stock or Series A preferred stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of the Class A common stock and the Series A preferred stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including as a result of a notice of redemption described below under “Redemption of Public Warrants when the price per Class A common stock equals or exceeds $800.00”. No Public Warrant will be exercisable and we will not be obligated to issue a share of the Class A common stock or Series A preferred stock upon exercise of a Public Warrant unless the shares of the Class A common stock and Series A preferred stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We have filed a post-effective amendment on Form S-1 to our registration statement on Form S-4 (File No. 333-26874), which was declared effective by the SEC on September 29, 2023. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the Warrant Agreement. If we fail to maintain an effective registration statement, Public Warrant holders may exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

If shares of Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Public Warrant for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied the excess of the “fair market value” less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume-weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company.

Redemption of Public Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $1,400.00

We may redeem the outstanding Public Warrants (except as described herein with respect to the Private Warrants):

●	in whole and not in part;

●	at a price of $0.80 per Public Warrant;

●	upon not less than 30 days prior written notice of redemption to each Public Warrant holder; and

●	if, and only if, the last reported sale price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the Public Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $1,440.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant).

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of the Class A common stock and Series A preferred stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of the Class A common stock and the Series A preferred stock is available throughout the 30-day redemption period.

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If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her, or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the shares of the Class A common stock may fall below the $1,440.00 redemption trigger price (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) as well as the $920.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $800.00

We may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at $0.80 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock (as defined herein); if, and only if, the Reference Value equals or exceeds $800.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant); and

●	if the Reference Value is less than $1,440.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of the Class A common stock that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.80 per Public Warrant), determined based on volume-weighted average price of the Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of the Public Warrant is adjusted. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an anti-dilution adjustment, the adjusted stock prices in the column headings will equal the unadjusted stock price multiplied by a fraction, the numerator of which is the higher of the (i) the volume-weighted average trading price of Avalon’s Class A common stock, par value $0.0001 per share (the “Avalon Class A Common Stock”) during the 20 trading day period starting on the trading day prior to the date on which we completed our initial business combination (such price, the “Market Value”) and (ii) if Avalon issued additional shares of Avalon Class A Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share of Avalon Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to an Avalon Sponsor or its affiliates, without taking into account any shares of Avalon Class B common stock, par value $0.0001 per share (the “Avalon Class B Common Stock”) initially issued to the Avalon Sponsor in a private placement prior to its IPO (the “Founder Shares”) held by an Avalon Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted stock prices in the column headings will equal the unadjusted stock price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

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Redemption Date (period to expiration of warrants)	Fair Market Value of Our Class A Common Stock
	$800.00	$880.00	$960.00	$1,040.00	$1,120.00	$1,200.00	$1,280.00	$1,360.00	$1,440.00
60 months	20.88	22.48	23.76	24.88	25.92	26.96	27.84	28.64	28.88
57 months	20.56	22.16	23.52	24.8	25.92	26.96	27.84	28.64	28.88
54 months	20.16	21.76	23.28	24.56	25.76	26.8	27.76	28.56	28.88
51 months	19.68	21.44	22.96	24.32	25.6	26.64	27.68	28.56	28.88
48 months	19.28	21.04	22.64	24.08	25.36	26.56	27.52	28.48	28.88
45 months	20.28	20.64	22.32	23.84	25.2	26.4	27.44	28.48	28.88
42 months	21.28	20.16	21.92	23.52	24.96	26.24	27.36	28.4	28.88
39 months	22.28	19.68	21.52	23.2	24.72	26	27.2	28.32	28.88
36 months	23.28	19.12	21.04	22.8	24.4	25.84	27.12	28.24	28.88
33 months	24.28	18.56	20.56	22.4	24.08	25.6	26.96	28.16	28.88
30 months	25.28	17.92	20	21.92	23.76	25.28	26.8	28.08	28.88
27 months	26.28	17.12	19.36	21.44	23.28	25.04	26.56	28	28.88
24 months	27.28	16.32	18.64	20.8	22.8	24.64	26.32	27.84	28.88
21 months	28.28	15.44	17.84	20.16	22.32	24.32	26.08	27.76	28.88
18 months	29.28	14.32	16.88	19.36	21.68	23.84	25.76	27.6	28.88
15 months	30.28	13.12	15.76	18.4	20.96	23.28	25.36	27.36	28.88
12 months	31.28	11.68	14.48	17.28	20	22.56	24.96	27.12	28.88
9 months	32.28	10	12.96	15.92	18.96	21.76	24.4	26.88	28.88
6 months	33.28	7.92	10.96	14.24	17.52	20.72	23.68	26.48	28.88
3 months	34.28	5.2	8.32	12	15.76	19.44	22.88	26.08	28.88
0 months	-	-	3.36	9.2	14.32	18.64	22.48	25.84	28.88

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of the Class A common stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable.

No fractional shares of the Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of each of the Class A common stock and Series A preferred stock to be issued to the holder.

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Maximum Percentage Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to Continental Stock Transfer & Trust Company’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of the Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of either of the Class A common stock or Series A preferred stock is increased by a stock capitalization or stock dividend payable in shares of the Class A common stock or Series A preferred stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of the Class A common stock or Series A preferred stock, as applicable, issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock or preferred stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of the Class A common stock or Series A preferred stock on account of such Class A common stock or Series A preferred stock, as applicable, other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $40.00 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of the Class A common stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $40.00 per share, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Class A common stock or Series A preferred stock in respect of such event.

If the number of outstanding shares of the Class A common stock or Series A preferred stock, as applicable, is decreased by a consolidation, combination, reverse share split, or reclassification of the Class A common stock or the Series A preferred stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of the Class A common stock or the Series A preferred stock, as applicable, issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of the Class A common stock.

In case of any reclassification or reorganization of the outstanding Class A common stock or Series A preferred stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock or Series A preferred stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of the Class A common stock and Series A preferred stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of the Class A common stock or Series A preferred stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

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However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement.

Additionally, if less than 70% of the consideration receivable by the holders of the Class A common stock in such a transaction is payable in the form of the Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that the parties deem adversely affects the interests of the registered holders.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the Public Warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Warrants

The warrants issued by Avalon in a private placement completed in connection with Avalon’s initial public offering, which were assumed in connection with the closing of the Business Combination (such warrants, the “Private Warrants”), are identical to the Public Warrants except that, so long as they are held by an Avalon Sponsor or their permitted transferees (except as otherwise set forth herein), (i) they are not redeemable by us, (ii) they are exercisable on a cashless basis and (iii) prior to the Preferred Stock Conversion Date, the Private Warrants will not receive Series A preferred stock upon exercise of a Private Warrant.

An Avalon Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis and have certain registration rights. Except as described below, the Private Warrants have terms and provisions that are identical to the Public Warrants. If the Private Warrants are held by holders other than an Avalon Sponsor or its permitted transferees, the Private Warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

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If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her, or its warrants for that number of shares of the Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Class A common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental Stock Transfer & Trust Company.

In connection with the Business Combination, the holders of the Private Warrants consented to the amendment to the Private Warrants to waive the right to receive Series A preferred stock upon exercise of a Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after we have an effective registration statement under the Securities Act with respect to the issuance of shares of Class A common stock and Series A preferred stock upon exercise of the Public Warrants and the Private Warrants.

Description of Securities of Beneficient Company Group, L.L.C and Beneficient Company Holdings, L.P.

The following is a description of (i) the membership interests of Ben LLC, a wholly-owned subsidiary of the Company, and (ii) the common and preferred units of BCH, a non-wholly-owned indirect subsidiary of the Company. This description is not complete and is qualified by reference to the full text of the Second Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C. (the “Ben A&R LLCA”) and the Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH A&R LPA”) (references to the “BCH A&R LPA” refer to the Amended and Restated Limited Partnership Agreement of BCH currently in effect unless otherwise indicated).

Beneficient Company Group, L.L.C.

Membership Interests. The membership interests in Ben LLC are subdivided into the managing member interests and the non-managing member interests. The managing member interests are held by the Company, as the sole managing member of Ben LLC. The non-managing member interests represent an interest of a non-managing member in Ben LLC. The only non-managing member interests outstanding are the Class A Units (the “Ben LLC Class A Units”), which are held solely by the Company. In connection with the Closing, Ben LLC issued a Ben LLC Class A Unit to the Company for each share of Class A common stock and Class B common stock that was issued by the Company. Ben LLC may issue additional non-managing member interests from time to time. The Company is the sole holder of the outstanding non-managing members interests and entitled to receive any distributions made by Ben LLC, including any distributions upon Ben LLC’s liquidation.

Distributions. The managing member of Ben LLC may authorize distributions by Ben LLC to the holders of non-managing member interests, which, subject to the terms and provisions of any class or series of non-managing member interests subsequently issued by Ben LLC, shall be distributed on a pro rata basis.

Voting. The following is a summary of the vote required by the non-managing members for approval of the matters specified below. Certain matters that require approval may require the approval of the “Outstanding” membership interests, as the term “Outstanding” is defined in the Ben A&R LLCA. In addition, except as expressly provided in the Ben A&R LLCA, non-managing members of Ben LLC shall not have the right to vote on any matter involving Ben LLC.

The non-managing members have no approval right to issue additional units; approve a merger, company sale or dissolution; or the withdrawal or removal of Ben LLC’s managing member. The Ben A&R LLCA may be amended, supplemented, waived or modified by the Company, as Ben LLC’s managing member, without the approval of the non-managing members. However, any amendments that would modify the limited liability of any non-managing member or enlarge the obligations of a non-managing member, or that would materially and adversely affect the rights of any class of membership interests would require the approval of such non-managing members or the holders of not less than a majority of the voting power of the outstanding membership interests of the affected class, as applicable. The non-managing members have no approval right with respect to the transfer of Ben LLC’s managing member interest; provided, that the Ben LLC managing member may not transfer the managing member interest unless (i) the transferee agrees to assume the rights and duties of the managing member, (ii) Ben LLC receives an opinion of counsel that such transfer would not result in the loss of limited liability of any non-managing member, and (iii) such transferee agrees to purchase the general partner or managing member interest held by the Ben LLC managing member, if any, of BCH and the subsidiaries of Ben LLC and BCH.

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Liquidation. Any amounts Ben LLC distributes upon the occurrence of Ben LLC’s liquidation will be made, subject to the terms and provisions of any class or series of non-managing member interests subsequently issued by Ben LLC, to the holders of non-managing member interests in accordance with, and to the extent of, the positive balances in their respective capital accounts.

Transfer of Membership Interests. Except as may be provided in an applicable exchange agreement, by and among the Company, Ben LLC and other parties, no holder of a non-managing member interest may transfer any such non-managing member interests without the prior written consent of the Company, as the Managing Member, which consent may be granted or withheld in its sole discretion. Upon the transfer of any non-managing member interests in accordance with the Ben A&R LLCA, the transferee of such non-managing member interests shall be admitted as a non-managing member with respect to the non-managing member interests transferred when such transfer and admission are reflected in the books and records. Each transferee:

●	automatically becomes bound by the terms and conditions of the Ben A&R LLCA;

●	grants the powers of attorney contained in the Ben A&R LLCA; and

●	gives the consents, waivers and approvals contained in the Ben A&R LLCA.

Ben LLC may, at its discretion, treat the nominee holder of membership interests as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Membership interests are securities, and any transfers thereof are subject to the laws governing the transfer of securities in addition to the provisions of the Ben A&R LLCA, which prohibit any transfers of non-managing member interests without the consent of the managing member. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted member in the Ben LLC with respect to the transferred membership interests.

Until a membership interest has been transferred on Ben LLC’s books, Ben LLC and any transfer agent may treat the record holder of the membership interest as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

The Ben A&R LLCA also includes certain additional restrictions on the transfer of the membership interests. No transfer may be made if such transfer would:

●	violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over such transfer;

●	terminate Ben LLC’s existence or qualification under the laws of the State of Delaware; or

●	cause Ben LLC to be treated as an association taxable as a corporation or otherwise be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

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Beneficient Company Holdings, L.P.

The Company’s only cash generating assets consist of the interests it owns, indirectly through Ben LLC, in its non-wholly owned subsidiary, BCH. Therefore, the Company’s cash flow and resulting ability to make distribution to its stockholders is completely dependent on the ability of BCH to make distributions to its partners, including Ben LLC, and the terms and provisions of the BCH A&R LPA. Subject to applicable law and contractual restrictions to which BCH may be subject, the Company controls, as the managing member of Ben LLC, which is the sole general partner of BCH, whether and when BCH makes any distributions. The actual amount of cash that BCH has available for distribution depends on the amount of cash BCH, its subsidiaries and related affiliates generate from their operations. As a result of the Company’s dependence on distributions from BCH, the following is a description of the partnership interests of BCH under the terms of the BCH A&R LPA, as well as the relative priorities of such partnership interests.

Limited Partner Interests in BCH

The limited partner interests in BCH are comprised of five classes designated as BCH Class A Units, BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH FLP Unit Accounts and BCH Preferred Series Unit Account (as such terms are defined below). The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and the BCH FLP-3 Unit Accounts. The BCH Preferred Series Unit Accounts are further subdivided into the BCH Preferred Series A Subclass 0 Unit Accounts (“BCH Preferred A-0 Unit Accounts”), BCH Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1 Unit Accounts”) and the BCH Preferred C-1 Unit Accounts, although the BCH Preferred C-1 Units converted into shares of Class A common stock effective July 10, 2023, and the Ninth Amended and Restated Limited Partnership Agreement of BCH, effective April 18, 2024 (the “BCH Ninth A&R LPA”), removed reference to the BCH Preferred C-1 Unit Accounts. The limited partner interests in BCH are entitled to certain allocations, distributions, preferred returns, conversion and other rights and preferences as set forth in the BCH A&R LPA, which are described in further detail below.

Preferred Returns and Special Allocations

Each of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts (to the extent outstanding) and BCH Class S Preferred Units are entitled to quarterly preferred returns pursuant to the BCH A&R LPA, subject to a limited waiver and deferral of such return for the BCH Preferred A-1 Unit Accounts and the BCH Class S Preferred Units as provided in the BCH A&R LPA. Such limited waiver does not affect or waive any accrued quarterly preferred returns or hypothetical capital account balances. As of June 30, 2024, approximately $106.1 million of preferred return related to the BCH Preferred A-1 Unit Accounts has not been allocated to its holders due to insufficient income during those periods to fully satisfy the preferred return and will be allocable to the BCH Preferred A-1 Unit Accounts holders in future quarterly periods to the extent that sufficient income, if any, is available for such allocation. To the extent there is not sufficient income to allocate the quarterly preferred return to the respective capital account for these units, the amount of the quarterly preferred return that is not allocated to the capital account will be allocated to a hypothetical capital account for each holder and will become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation, subject to the limited waiver and deferral of such return and any allocations to the hypothetical capital accounts for the BCH Preferred A-1 Unit Accounts and the BCH Class S Preferred Units. The hypothetical capital account balances are used to calculate the amount of the quarterly preferred return. In addition, holders of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts (to the extent outstanding) and BCH Class S Preferred Units are entitled to receive allocations upon a sale of BCH, or more than 40% of its assets, up to the amount of their hypothetical capital account balances, which increases such holder’s capital account balances upon which distributions are made. As a result, these hypothetical capital account balances represent a significant implicit value to the holders of such partnership interests, and the amount of such hypothetical capital account balances have priority over any distributions that may be made with respect to the BCH Class A Units indirectly held by the Company.

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Priority of Distributions

The BCH Class A Units held indirectly by the Company are subject to the preferences to other classes of BCH limited partner interests, including the right to receive any distributions from BCH. These classes of BCH limited partner interests that have priority over the BCH Class A Units are primarily held, directly, or indirectly, by the Company’s officers, directors and existing equityholders. The following summarizes the order of priority of distributions from BCH from operations and from a sale of BCH, or at least 40% of the value of its assets.

Distributions From Operations

The BCH Class A Units held by Ben LLC are only entitled to receive with respect to the operations of BCH discretionary distributions as determined by Ben LLC, as the general partner of BCH.

Funds available for such discretionary distributions are subject to the prior payment of the following obligations that have priority over such discretionary distributions:

●	any required distributions to holder of the BCH FLP-3 Unit Accounts;

●	any required tax distributions under the BCH A&R LPA; and

●	any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders thereof on or after January 1, 2023.

In addition, such discretionary distributions are subject to certain restrictions and no discretionary distributions, assuming funds are available, may be made until:

●	there are no BCH Preferred C-1 Unit Accounts without the consent of a majority in interest of the holders of the BCH Preferred C-1 Unit Accounts, provided, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable;

●	any required guaranteed payment with respect to the BCH Preferred A-0 Unit Accounts have been made; and

●	any required distributions to BCH Preferred A-1 Unit Accounts that have been requested pursuant to Section 4.01 of the BCH A&R LPA have been made.

Any discretionary distributions made shall be in the following order of priority:

●	First, pro rata to the holders of the BCH Preferred A-1 Unit Accounts until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Preferred A-1 Unit Accounts;

●	Second, pro rata to the holders of any outstanding BCH Preferred C-1 Unit Accounts until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Preferred C-1 Unit Accounts;

●	Third, pro rata to the holders of the BCH Class S Preferred Units until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Class S Preferred Units; and

●	Thereafter, pro rata to all holders of the limited partner interests in BCH in accordance with their respective positive capital account balances; provided, that without the consent of the executive committee of the Company’s Board, such distributions may not result in the amount of liquid assets of BCH being less than the “Minimum Retained Earnings.” The Minimum Retained Earnings is an amount equal to (i) the sum of the hypothetical capital account balances for the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts, and BCH Class S Preferred Units; (ii) the sum of all capital contributions made by the BCH Class A Units, plus (iii) the aggregate amount of carrying value adjustments allocated to the limited partner interests.

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Distribution of Sales Proceeds

In the event of a sale of BCH, or more than 40% of the assets, the proceeds of such sale shall be distributed in the following order of priority:

●	First, pro rata to the holders of the BCH Preferred A-0 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred A-0 Unit Accounts;

●	Second, pro rata and pari passu to the holders of (i) the BCH Preferred A-1 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred A-1 Unit Accounts and (ii) any outstanding BCH Preferred C-1 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred C-1 Unit Accounts;

●	Third, pro rata to the holders of the BCH Class S Preferred Units in an amount equal to the positive capital account attributable to the BCH Class S Preferred Units; and

●	Thereafter, pro rata to the holders of the BCH Class A Units and the BCH Class S Ordinary Units.

BCH Class A Units

The BCH Class A Units track the Ben LLC Class A Units. BCH shall issue one BCH Class A Unit for each Ben LLC Class A Unit outstanding. The BCH Class A Units track the Ben LLC Class A Units with respect to profit and loss allocations and are subject to being redeemed or cancelled when a corresponding Ben LLC Class A Unit is redeemed or cancelled. Ben LLC owns one hundred percent (100%) of the outstanding BCH Class A Units.

Distributions. Each BCH Class A Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions. Funds available for such discretionary distributions are subject to the prior payment of the following obligations that have priority over such discretionary distribution: (i) any required distributions to holders of the BCH FLP-3 Unit Accounts; (ii) any required tax distributions under the BCH A&R LPA; and (iii) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023. In addition, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of any outstanding BCH Preferred Series C-1 Unit Accounts, provided that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions, assuming funds are available, shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; and (ii) any required distributions to BCH Preferred A-1 Unit Accounts that have been requested pursuant to Section 4.01 of the BCH A&R LPA have been made. The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of the BCH Preferred C-1 Unit Accounts and then to the holders of the Class S Preferred Units of BCH (the “BCH Class S Preferred Units”) until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH Class A Units, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “-Priority of Distributions - Distributions from Operations.”

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Voting. The BCH Class A Units have no voting rights, except as provided in the BCH A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class A Units voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Liquidation. Upon the occurrence of a Partnership Sale (as defined in the BCH A&R LPA) involving BCH or the liquidation of BCH, the guaranteed payments (described below) to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sales Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class A Units will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH Class S Units

The Class S Units of BCH (the “BCH Class S Units”) are subdivided into the Class S Ordinary Units (the “BCH Class S Ordinary Units”) and the BCH Class S Preferred Units.

BCH Class S Ordinary Units

Distributions. Each BCH Class S Ordinary Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of any outstanding BCH Preferred Series C-1 Unit Accounts, provided further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed. The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Beneficient has not made any distributions related to income allocated to the FLP-3 Unit Accounts through June 30, 2024 and has accrued a liability of $0.9 million and included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition as of June 30, 2024 and March 31, 2024 included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to the holders of BCH units, including the BCH Class S Ordinary Units, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distribution from Operations.”

Issuance of Additional BCH Class S Units. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced by the amount so allocated and, in exchange, the holder shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units equal to the amount of the reduction in the capital account divided by a price, which we refer to as the unit price, equal to the closing price of Class A common stock on the primary exchange on which the shares of Class A common stock are listed on the date of such exchange or, if Class A common stock is not listed on a national securities exchange, the closing price on the date of such exchange as quoted on the automated quotation system on which Class A common stock is quoted. Such provisions result in the holders of the BCH Class S Ordinary Units and BCH Class S Preferred Units receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining the BCH Class S Units.

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Redemption, Conversion or Exchange. BCH Class S Ordinary Units may be exchanged, in accordance with the terms of the BCH A&R LPA and an exchange agreement to be executed by and among the Company, BCH and others, on a one-for-one basis, for Class A common stock upon election of a holder of BCH Class S Ordinary Units. Upon such election, each BCH Class S Ordinary Unit shall be exchanged for one share of Class A common stock, each exchanged BCH Class S Ordinary Unit will then be cancelled, and BCH shall issue to Ben LLC a BCH Class A Unit for each BCH Class S Ordinary Unit that is exchanged.

Voting. The BCH Class S Ordinary Units have no voting rights, except as provided in the BCH A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class S Units, or the BCH Class S Ordinary Units or BCH Class S Preferred Units, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class S Ordinary Units will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH Class S Preferred Units

Distributions. Each BCH Class S Preferred Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed. During the three months ended June 30, 2024 and 2023, there was no income allocated to the FLP-3 Unit Accounts. The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Beneficient has not made any distributions related to income allocated to the FLP-3 Unit Accounts through June 30, 2024 and has accrued a liability of $0.9 million and included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition as of June 30, 2024 and March 31, 2024 included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of any outstanding BCH Preferred C-1 Unit Accounts until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred return. Discretionary distributions shall then be made to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their total unpaid preferred return. Thereafter, discretionary distributions shall be made to the holders of BCH units pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distributions from Operations.”

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Preferred Return and Special Allocations. The BCH Class S Preferred Units are entitled to a quarterly preferred return (the “Quarterly Class S Preferred Unit Return”) equal to the hypothetical capital account balance of such BCH Class S Preferred Unit, multiplied by a rate, which we refer to as the base rate. Under the BCH A&R LPA, the base rate is the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York prior to each fiscal quarter plus 0.5% (2.0% per annum); provided, that the BCH Class S Preferred Unit preferred rate shall be waived and shall not accrue during the period from the effective date of the Eighth Amended and Restated Limited Partnership Agreement of BCH (“BCH Eighth A&R LPA”) until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Class S Preferred Units. In connection with the consummation of the Business Combination, the holders of the BCH Class S Preferred Units agreed to significantly reduce the BCH Class S Preferred Unit return rate and also agreed to waive and defer the accrual of the preferred return as described above. In addition, until January 1, 2025, the hypothetical Class S Preferred Unit capital account will only be increased to the extent there are allocations of income during such period. The agreement to waive and not accrue the Quarterly Class S Preferred Unit Return from the effective date of the BCH Eighth A&R LPA until December 31, 2024, which remained under the terms of the BCH Ninth A&R LPA, does not affect or waive any Quarterly Class S Preferred Unit Returns or hypothetical BCH Class S Preferred Unit Accounts capital account already accrued as of the effective date.

Subject to the limited waiver and deferral of the preferred return as provided in the BCH A&R LP, (i) to the extent there is sufficient income, the BCH Class S Preferred quarterly return is allocated to the capital accounts of the holders of the BCH Class S Preferred Units, and (ii) to the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical Class S Preferred Units capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Class Preferred Unit Return”).

Holders of the BCH Class S Preferred Units are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(a)(viii) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(f) of the BCH A&R LPA, allocations until the Quarterly Class S Preferred Unit Return and any Accrued Quarterly Class S Preferred Unit Return have been allocated. The hypothetical BCH Class S Preferred Unit capital account is used for purposes of calculating the Quarterly Class S Preferred Unit Return and, as a result, increases in the hypothetical BCH Class S Preferred Unit capital account result in increased returns in the future. Holders of the BCH Class S Preferred Units are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Class S Preferred Unit capital account, thereby increasing such holder’s BCH Class S Preferred Unit capital account and resulting distributions. As a result, the hypothetical BCH Class S Preferred Unit capital account balance represents a significant implicit value to any holder of the BCH Class S Preferred Units.

Issuance of Additional BCH Class S Units. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced by the amount so allocated and, in exchange, the holder shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units necessary to provide such holder with an additional number of units that, in the aggregate, equal the amount of the reduction in the capital account divided by the unit price on the date of such exchange. On a quarterly basis, the capital account balance associated with the BCH Class S Preferred Units of each holder of such units shall be reduced by the amount of the profit allocated to such holder during such quarter pursuant to the BCH A&R LPA. In exchange, such holder shall be issued the number of BCH Class S Preferred Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provisions result in the holders of the BCH Class S Preferred Units receiving additional limited partner interests in BCH as a result of allocations of income of BCH while retaining the BCH Class S Units.

Redemption, Conversion or Exchange. BCH Class S Preferred Units may be converted into BCH Class S Ordinary Units on a quarterly basis upon election of the holder. The holder will receive 1.0 BCH Class S Ordinary Unit for every 1.2 BCH Class S Preferred Unit. Each converted BCH Class S Preferred Unit will be cancelled. The BCH Class S Ordinary Units issued upon such conversion may be contemporaneously exchanged for shares of Class A common stock.

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Voting. The BCH Class S Preferred Units have no voting rights, except as provided in the BCH A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class S Units, or the BCH Class S Ordinary Units or the BCH Class S Preferred Units, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class S Preferred Units, as well as the holders of the BCH Class S Preferred Units, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH FLP Unit Accounts

Certain members of our management team and our founders have retained certain profits interests and revenue and profit participations, which we collectively refer to as retained interests, that are represented by the BCH FLP Unit Accounts of BCH. The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts. As of the date hereof, BHI, which is owned by the Highland Business Trust, of which Brad Heppner, the Company’s chief executive officer and chairman of the board is the trustee, and Mr. Heppner and his family are the beneficiaries, which owns a majority of the BCH Class S Units, BCH Preferred A-0 Unit Accounts and BCH Preferred A-1 Unit Accounts, held 100% of the BCH FLP-1 Unit Accounts and 100% of the BCH FLP-3 Unit Accounts and Beneficient Management Partners, L.P. (“BMP”) held 100% of the BCH FLP-2 Unit Accounts.

BCH FLP-1 Unit Accounts

Distributions. Each BCH FLP-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Beneficient has not made any distributions related to income allocated to the FLP-3 Unit Accounts through June 30, 2024 and has accrued a liability of $0.9 million and included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition as of June 30, 2024 and March 31, 2024 included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-1 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distributions from Operations.”

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Special Allocations, Issuances of Additional BCH Class S Units. In the event of an upward adjustment of the carrying value of any BCH assets and an allocation of the book difference allocation amount (approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and the BCH Class S Units) among the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, the capital account balance associated with each BCH FLP-1 Unit Account and BCH FLP-2 Unit Account shall be reduced by such allocation. In exchange for such reduction, each holder of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts shall be issued the number of BCH Class S Ordinary Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provision results in BHI, which is owned by the Highland Business Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, as the holder of the BCH FLP-1 Unit Accounts and BMP, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests in BCH as a result of any upward adjustment of the carrying value of the assets of BCH while retaining such BCH FLP-1 Units and BCH FLP-2 Units. As a result of the consummation of the Business Combination, an adjustment to the carrying value of BCH’s assets of approximately $321.9 million occurred. Pursuant to the BCH A&R LPA, approximately 402,383 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the Company’s Compensation Policy, unless waived or amended, the number of Class S Ordinary Units that may be issued will be restricted. Additionally, subsequent to the Business Combination and through June 30, 2024, additional carrying value adjustments occurred, and approximately 260,000 BCH Class S Ordinary Units would be issuable as a result of such carrying value adjustments, subject to the Compensation Policy. As of the date hereof, there has been no allocation of such carrying value adjustments among the holders of the FLP-1 Unit Accounts and the FLP-2 Unit Accounts, and no issuance of any BCH Class S Ordinary Units as a result of such adjustments.

In addition to the carrying value adjustment relating to the consummation of the Business Combination, the carrying value will also be adjusted in the future upon the occurrence of certain events such as the acquisition of additional limited partner interests for more than a de minimis capital contribution. These events, and the resulting carrying value adjustments, are likely to occur. As a result, additional Class S Ordinary Units will be issuable to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts in the future in an amount that will be equal to approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and BCH Class S Units.

The BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts also receive certain allocations, including a special allocation to the retained interests, that result in the issuance of additional BCH Class S Ordinary Units and BCH Class S Preferred Units to the holders of such BCH FLP Unit Accounts. In addition to preferred allocations to BCH FLP-1 Unit Accounts upon a Partnership Sale (as defined in the BCH A&R LPA) with respect to BCH, the BCH FLP-1 Unit Accounts (receiving 50.5%) and the BCH FLP-2 Unit Accounts (receiving 49.5%) shall be allocated (i) fifteen percent (15%) of the profits and losses from financing activities of BCH and its subsidiaries and (ii) an amount equal to the lesser of (A) fifty percent (50%) of the revenues of BCH and its tax pass-through subsidiaries, excluding financing activities revenues, and (B) that amount of revenues that will cause the profit margin (as defined in the BCH A&R LPA) to equal twenty percent (20%). After any such allocations, other allocations of profits and losses excluding such special allocations, and allocations of sales proceeds, if a capital account balance associated with a BCH FLP-1 Unit Account or BCH FLP-2 Unit Account is positive, such capital account balance shall be reduced to zero and, in exchange, the holder of such BCH FLP Unit Account shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units necessary to provide such holder with an additional number of units that, in the aggregate, equal the amount of the reduction in the capital account divided by the unit price on the date of such exchange. The allocation provisions may result in positive allocations, and the issuance of additional Class S Units, to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts when the Company is not profitable on a consolidated basis and/or when BCH is not profitable on an unconsolidated basis. Such BCH Class S Units that are issued may not be disposed of by any holder before April 1 of the following year. If the calculation of such allocations on a quarterly basis rather than an annual basis results in an excess allocation to the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, then an equal number of issued BCH Class S Ordinary Units and BCH Class S Preferred Units having a value equal to such excess allocation shall be cancelled on or before March 31 of the following year.

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Voting. Without the consent of the limited partners holding a majority of the BCH FLP Unit Accounts, voting as a single class, and, to the extent effecting the BCH FLP-3 Unit Accounts, the consent of the holders of a majority of the BCH FLP-3 Unit Accounts, BCH may not sell, modify the economic rights of, or pledge any interests in any subsidiary in a manner that adversely affects certain special allocations to the BCH FLP Units described above and the special allocations with respect to the BCH FLP-3Unit Accounts described below.

In addition, without the consent of the limited partners holding a majority of the BCH FLP Unit Accounts, voting as a single class, and, to the extent affecting the BCH FLP-3 Unit Accounts, the consent of the holders of a majority of the BCH FLP-3 Unit Accounts, BCH may not take any action or participate in any transaction that would cause BCH to hold, directly or indirectly, less than 100% of the economic interest in The Pen Indemnity Insurance Company, L.P., its subsidiaries and its general partner.

Except for the foregoing required approvals and as provided in the BCH A&R LPA as set forth below, the BCH FLP Unit Accounts have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH FLP Unit Accounts, or the BCH FLP-2 Unit Accounts, BCH FLP-2 Unit Accounts, or BCH FLP-3 Unit Accounts as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. The BCH FLP Unit Accounts do not receive distributions upon a Partnership Sale or dissolution. However, prior to any such distribution, the capital account balances of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts will be reduced to zero and the capital account balances of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts will be converted into BCH Class S Ordinary and BCH Class S Preferred Units prior to any such distributions.

BCH FLP-2 Unit Accounts

Distributions. Each BCH FLP-2 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Beneficient has not made any distributions related to income allocated to the FLP-3 Unit Accounts through June 30, 2024 and has accrued a liability of $0.9 million and included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition as of June 30, 2024 and March 31, 2024 included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-2 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “-Priority of Distributions - Distributions from Operations.”

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Special Allocations, Issuances of Additional BCH Class S Units. For additional information, see the section titled “BCH FLP-2 Unit Accounts - Special Allocations, Issuances of Additional BCH Class S Unit” for a discussion of the special allocations to, and conversion of, the BCH FLP-2 Unit Accounts into BCH Class S Units.

Voting. For additional information, see the section titled “BCH FLP-1 Unit Accounts - Voting” for a discussion of the approval and voting rights of the BCH FLP Unit Accounts.

Partnership Sale, Dissolution. For additional information, see the section titled “BCH FLP-1 Unit Accounts - Partnership Sale, Dissolution” for a discussion of the rights of the BCH FLP Unit Accounts upon a Partnership Sale or dissolution.

BCH FLP-3 Unit Accounts

Special Allocations, Distributions. The BCH FLP-3 Unit Accounts shall be allocated, on a pro rata basis each fiscal quarter, five percent (5%) of the profits and losses from financing activities of BCH and its subsidiaries, with certain exceptions; provided that the amount allocated for any fiscal quarter shall not exceed 10% of the average annualized stated interest of the quarterly average of new loans made by subsidiaries of Beneficient, including Beneficient Fiduciary Financial, L.L.C, to customized trust vehicles that we implement for our customers and through which we provide our customers liquidity for their alternative assets to finance liquidity transactions (the “ExAlt Loans”) issued during the twelve (12) quarters immediately preceding such fiscal quarter. If at the end of each fiscal year the capital account balance of any BCH Subclass 3 Unit Account is positive, BCH shall distribute to the holder of such BCH FLP-3 Unit Account cash in an amount equal to the capital account balance of such applicable BCH FLP-3 Unit Account, and such capital account will be reduced to zero. The allocation provisions may result in positive allocations, and additional distributions, to the holders of the BCH FLP-3 Unit Accounts when the Company is not profitable on a consolidated basis and/or when BCH is not profitable on an unconsolidated basis.

In addition to the foregoing special allocations and distributions, each BCH FLP-3 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made, (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Beneficient has not made any distributions related to income allocated to the FLP-3 Unit Accounts through June 30, 2024 and has accrued a liability of $0.9 million and included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition as of June 30, 2024 and March 31, 2024 included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts, and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-3 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “-Priority of Distributions - Distributions from Operations.”

Redemption, Conversion or Exchange. The BCH FLP-3 Unit Accounts are not subject to any redemption, conversion or exchange.

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Voting. For additional information, see the section titled “BCH FLP-1 Unit Accounts - Voting” for a discussion of the approval and voting rights of the BCH FLP Unit Accounts.

Partnership Sale, Dissolution. The BCH FLP-3 Unit Accounts do not receive distributions in connection with a Partnership Sale or dissolution. However, prior to any distribution of sales proceeds from a Partnership Sale, the holder of the BCH FLP-3 Unit Accounts will be entitled to receive any distributions that are payable as described above.

BCH Preferred Series A Unit Accounts

The Preferred Series A Unit Accounts of BCH (the “BCH Preferred A Unit Accounts”) are subdivided into the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts. Approximately $193,860,223 of BCH Preferred A-1 Unit Accounts were converted and exchanged for shares of Class A common stock and Class B common stock in connection with the Business Combination. A significant percentage of the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts are held by BHI, which is owned by the Highland Business Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries.

BCH Preferred A-0 Unit Accounts

Distributions. Each BCH Preferred A-0 Unit Account is entitled to receive, on a quarterly basis, a guaranteed payment in an amount equal to the (i) the product of (1) the then current capital account balance of such BCH Preferred A-0 Unit Account, multiplied by (2) 1.5% (or 6.0% per annum), plus (ii) any previously due but unpaid guaranteed payments owing to the holder of such BCH Preferred A-0 Unit Account. BCH’s obligation to make such guaranteed payment is not subject to available cash and has priority over all other distributions made by BCH. The guaranteed payments are not made payable in connection with an allocation of income but are a required cash payment recorded as an expense for BCH. BHI and the other holders of the BCH Preferred A-0 Unit Accounts entered into an agreement to defer the delivery of guaranteed payments until November 15, 2024; provided that, the right to such deferred guaranteed payments continue to accrue on a quarterly basis and that guaranteed payments may be made prior to November 15, 2024 if the Audit Committee of the general partner of BCG determines that making such payment, in part or in full, would not cause the Company to incur a going concern.

The guaranteed payment accrual for the BCH Preferred A-0 Unit Accounts totaled $42.0 million and $37.7 million as of June 30, 2024 and March 31, 2024, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition included in Beneficient’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

In addition to the guaranteed payments, each BCH Preferred A-0 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made, (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH Preferred A-0 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distributions from Operations.”

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Redemption, Conversion or Exchange. At any time on or after January 1, 2023, the capital account balance of BCH Preferred A-0 Unit Accounts may be converted into BCH Class S Ordinary Units at the election of the holder. Upon conversion, the holder shall be issued BCH Class S Ordinary Units in an amount equal to the capital account balance associated with the BCH Preferred A-0 Unit Accounts being converted divided by a price equal to the average of (i) $840.00, and (ii) the volume-weighted average closing price of Class A common stock for the twenty (20) days preceding the applicable exchange date; provided, that from the effectiveness of the BCH A&R LPA through December 31, 2027, such conversion price shall not be less than $840.00. Such provision results in the holders of the BCH Preferred A-0 Unit Accounts receiving additional limited partner interests in BCH while retaining the BCH Preferred A-0 Unit Accounts.

In addition, at any time on or after January 1, 2023, a holder of BCH Preferred A-0 Unit Accounts may elect to convert, on a quarterly basis, an amount of BCH Preferred A-1 Unit Accounts with a capital account balance up to 12.5% of such holder’s initial capital account balance of the BCH Preferred A-0 Unit Accounts into BCH Preferred A-1 Unit Accounts, provided that in no event shall a holder convert an amount of their BCH Preferred A-1 Unit Accounts, on an aggregate basis, in excess of fifty percent (50%) of the initial capital account balance of such holder’s BCH Preferred A-0 Unit Accounts.

At any time on or after January 1, 2023, holders of BCH Preferred A-0 Unit Accounts may elect, on a quarterly basis, to redeem an amount of BCH Preferred A-0 Unit Accounts with a capital account balance up to 12.5% of such holder’s capital account balance of the BCH Preferred A-0 Unit Accounts; provided that no holder may require the redemption of more than 50% of the capital account balance of the BCH Preferred A-0 Unit Accounts. To the extent there is not sufficient BCH Available Redeeming Cash (as defined in the BCH A&R LPA) to redeem all applicable BCH Preferred A-0 Unit Accounts, BCH shall continue to redeem such BCH Preferred A-0 Unit Accounts on a quarterly basis until all applicable unit accounts have been redeemed.

Voting. Without the consent of the limited partners holding a majority of the BCH Preferred Series A Units (i) neither BCH nor its subsidiaries shall issue any equity securities or incur or issue any indebtedness that, in any such case, is senior to, or pari passu, with any right of distribution, redemption, or other payment to the Preferred Series A Units, (ii) prior to the conversion of all BCH Preferred Series A Units, BCH may not incur additional long-term indebtedness unless (a) after giving effect to the incurrence of such additional indebtedness, the sum of such additional indebtedness and all other existing indebtedness would not exceed 55% of the net asset value of BCH’s alternative asset financing portfolio plus all cash on hand at the Company, BCH and its subsidiaries, and (b) at the time of incurrence, the aggregate balance of BCH’s (including controlled subsidiaries) indebtedness plus such additional indebtedness does not exceed 40% of the net asset value of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at the Company, BCH and its subsidiaries, and (iii) BCH shall not, except as permitted in the BCH A&R LPA, redeem any other class or series of equity securities until the holders of the BCH Preferred Series A Units have been paid or redeemed an amount based upon their capital account balances, as adjusted pursuant to the BCH A&R LPA.

Except for the foregoing required approvals and as provided in the BCH A&R LPA as set forth below, the BCH Preferred Series A Units have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Preferred Series A Units, or the BCH Preferred A-0 Unit Accounts or BCH Preferred A-1 Unit Accounts, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances. Distributions shall be made in the order of priority as set forth in the BCH A&R LPA, with the BCH Preferred A-0 Unit Accounts having the senior priority. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of the BCH Preferred A-0 Unit Accounts will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to the BCH Preferred A-0 Unit Accounts’ preferred or designated return.

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BCH Preferred A-1 Unit Accounts

Distributions. From and after April 1, 2023, to the extent there is an allocation of profits from operations to the BCH Preferred A-1 Unit Accounts in an amount equal to the quarterly preferred return during any quarter, BHI may make a request for a distribution in the amount of such allocation, subject to available cash and to the guaranteed payment to the BCH Preferred A-0 Unit Accounts.

In addition to the foregoing, each BCH Preferred A-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable.

Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed. Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, until the amount of such discretionary distributions, and any tax distributions, are equal to the BCH Preferred A-1 Unit Accounts’ unpaid preferred returns. Discretionary distributions shall then be made to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns.

Thereafter, discretionary distributions shall be made to the holders of BCH units pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “Priority of Distributions - Distributions from Operations.”

Preferred Return and Special Allocation

The BCH Preferred A-1 Unit Accounts are entitled to a quarterly preferred return ( the “Quarterly Preferred Series A-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred A-1 Unit Accounts, multiplied by the base rate; provided, that the BCH Preferred A-1 Unit Accounts preferred rate shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Preferred A-1 Unit Accounts, in which event distributions may be requested by the holders of the BCH Preferred A-1 Unit Accounts, and if not requested, such amounts shall be accrued. In connection with the consummation of the Business Combination, the holders of the BCH Preferred A-1 Unit Accounts agreed to significantly reduce the BCH Preferred A-1 Unit Accounts return rate and also agreed to waive and defer the accrual of the preferred return as described above. In addition, until January 1, 2025, the hypothetical BCH Preferred A-1 Unit Accounts capital account will only be increased to the extent there are allocations of income during such period. The agreement to waive and not accrue the Quarterly Preferred Series A-1 Return from the effective date of the BCH Eighth A&R LPA until December 31, 2024, which remained under the terms of the BCH Ninth A&R LPA, does not affect or waive any Quarterly Preferred Series A-1 Returns or hypothetical BCH Preferred A-1 Unit Accounts capital account already accrued as of the effective date.

As of June 30, 2024, approximately $106.1 million of preferred return related to the BCH Preferred A-1 Unit Accounts has not been allocated to its holders due to insufficient income during those periods to fully satisfy the preferred return and will be allocable to the BCH Preferred A-1 Unit Accounts holders in future quarterly periods to the extent that sufficient income, if any, is available for such allocation.

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Subject to the waiver and deferral of the preferred return as provided in the BCH A&R LPA, (i) to the extent there is sufficient income, the BCH Preferred A-1 Unit Accounts quarterly return is allocated to the capital accounts of the holders of the BCH Preferred A-1 Unit Accounts, and (ii) to the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical BCH Preferred A-1 Unit Accounts capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series A-1 Return”). As stated above, the accrual of the preferred return is waived and deferred under the BCH A&R LPA. Holders of the BCH Preferred A-1 Unit Accounts are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(a)(iv) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(f) of the BCH A&R LPA, allocations until the Quarterly Preferred Series A-1 Return and any Accrued Quarterly Preferred Series A-1 Return have been allocated. The hypothetical BCH Preferred A-1 Unit Accounts capital account is used for purposes of calculating the Quarterly Preferred Series A-1 Return and, as a result, increases in the hypothetical BCH Preferred A-1 Unit Accounts capital account result in increased Quarterly Preferred Series A-1 Returns in the future. Holders of the BCH Preferred A-1 Unit Accounts are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred A-1 Unit Accounts capital account, thereby increasing such holder’s BCH Preferred A-1 Unit Accounts capital account and resulting distributions. As a result, the hypothetical BCH Preferred A-1 Unit Accounts capital balance represents a significant implicit value to any holder of the BCH Preferred A-1 Unit Accounts.

Redemption, Conversion and Exchange. From and after January 1, 2025, BCH Preferred A-1 Unit Accounts may be converted into BCH Class S Ordinary Units at the election of the holder, subject to a 20% annual conversion limit through December 31, 2029 as set forth in the BCH A&R LPA; provided, that if the conversion price for the BCH Preferred A-1 Unit Accounts equals or exceeds $1,440.00 on December 31 of any such calendar year, the annual conversion limit shall no longer be applicable. Upon conversion, the holder shall be issued BCH Class S Ordinary Units in an amount equal to the capital account balance associated with the BCH Preferred A-1 Unit Accounts being converted divided by a price equal to the average closing price of Class A common stock for the thirty (30) days preceding the applicable exchange date; provided, that from the effectiveness of the BCH A&R LPA through December 31, 2027, such conversion price shall not be less than $840.00.

Voting. For additional information, see the section titled “BCH Preferred A-0 Unit Accounts - Voting” for a description of the voting rights of the BCH Preferred Series A Units.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances. Distributions shall be made in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Preferred A-1 Unit Accounts, as well as the holders of the BCH Preferred A-1 Unit Accounts, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH Preferred Series C-1 Unit Accounts

Effective July 10, 2023, the BCH Preferred C-1 Unit Accounts converted into 550,510 shares of Class A common stock. As a result, no BCH Preferred C-1 Unit Accounts were outstanding as of June 30, 2024. The BCH Ninth A&R LPA, effective April 18, 2024, removed reference to the BCH Preferred C-1 Unit Accounts.

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RELATED PARTY TRANSACTIONS

The following is a summary of transactions for the fiscal year ended March 31, 2023 (“FY2023”), the fiscal year ended March 31, 2024 (“FY2024”) and the quarter ended June 30, 2024 (“Q12025”) which we have been a party, in which the amount involved exceeded or will exceed the lesser of (x) $120,000 or (y) 1% of the average of our total assets at FY2023 or FY2024 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest other than compensation and other arrangements that are described in Item 11 “Executive Compensation and Director Compensation” in our Annual Report on Form 10-K.

The following also describes and summarizes numerous transactions among Ben, its predecessor BCG and related parties and provides a history and background concerning such transactions and the related development of Ben. Agreements previously executed by BCG, unless otherwise provided, became obligations of Company as a result of the Conversion.

Initial Capitalization and Organizational Transactions

In preparation for the commencement of commercial operations, on August 1, 2017, BCG and several of its subsidiaries, including BCH, and affiliated parties entered into a Recapitalization Agreement (“Recapitalization Agreement”). Pursuant to the Recapitalization Agreement, numerous transactions were completed in order to restructure the organization of Ben and such restructuring established the foundation for Ben’s organizational structure.

Pursuant to the Recapitalization Agreement, Ben Management, which was the general partner of BCG, was formed. In addition, Ben Management formed PEN Insurance Management, LLC (which is now known as PEN Indemnity Management, L.L.C.) with Ben Management acting as its managing member. As of June 30, 2024, PEN Indemnity Management, L.L.C. is the general partner of Private Equity National Indemnity Holdings, L.P., the owner of Ben’s insurance subsidiary, PEN Indemnity Insurance Company, Ltd.

As part of the recapitalization, BCG transferred to BCH all of BCG’s limited partnership interests in The PEN Indemnity Insurance Company, L.P. and Beneficient Management Holdings, L.P. BCG also conveyed its limited partner interests in BMP to BHI. BMP is the sponsor of the BMP Equity Incentive Plan, which holds the BCH FLP-2 Unit Accounts discussed in “- BCH FLP Unit Accounts.” BMP also converted part of its general partner interest in The PEN Indemnity Insurance Company, L.P. to a limited partnership and conveyed such limited partnership interest to BCH and the remaining general partner interest to PEN Insurance Management, LLC.

As part of the recapitalization, the parties also entered into certain services agreements, which are the predecessor agreements for the Second Amended and Restated Services Agreement with Bradley Capital Company, L.L.C., discussed below in “-Relationships with Other Parties - Relationship with Bradley Capital Company, L.L.C.,” and the Services Agreement with BHI, discussed below in “-Relationships with Other Parties - Relationship with Beneficient Holdings, Inc.”

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Ben commenced commercial operations on September 1, 2017, when Ben and MHT Financial, L.L.C. (“MHT Financial”) entered into agreements to provide liquidity in exchange for the economic rights to several portfolios of alternative assets (collectively, the “Initial Transactions”). In December 2017 and January 2018, Ben and MHT Financial entered into additional agreements to provide liquidity in exchange for the economic rights to additional portfolios of alternative assets (collectively, the “Second Transactions”). The primary closing condition of the Initial and Second Transactions consisted of MHT Financial entering into a Purchase and Sale Agreement with owners of alternative asset funds (family offices, fund-of-funds, and institutions, collectively the “Sellers”) to acquire the portfolios of alternative assets (the “Initial Exchange Portfolio” for the Initial Transactions and the “Second Exchange Portfolio” for the Second Transactions) and the subsequent placement of the Initial and Second Exchange Portfolios by MHT Financial into the custody of certain constituent trusts of the ExAlt Plan (“Founding ExAlt Plan”) in exchange for BCG Common Units of Ben of a like value issued to certain other constituent trusts of the Founding ExAlt Plan (“2017-18 Exchange Trusts”) of which MHT Financial was named the beneficiary and which are not consolidated subsidiaries of BCG. The Initial Transactions and the Second Transactions resulted in an aggregate of $565.0 million in liquidity being extended to the Founding ExAlt Plan in return for the right to the cash flows from the related exchange portfolios totaling NAV of $733.8 million in alternative assets at the time of the transactions.

Through June 30, 2024, Ben’s originations of liquidity transactions to the Customer ExAlt Trusts have primarily been limited to: (i) the Initial and Second Transactions described above, (ii) the acquisition of $373 million of alternative assets acquired from an unrelated party in exchange for the issuance of BCG Preferred B-2 Unit Accounts in liquidity transactions that closed on and after December 7, 2021 and (iii) the acquisition of alternative assets with a NAV of approximately $37,689,946 from GRID in exchange for the issuance of 3,768,995 shares of Series B-1 preferred stock and 11,779 GRID Warrants. The Series B-1 preferred stock converted into 172,574 shares of Class A common stock in October 2023. The Initial and Second Transactions were transacted with a limited number of family offices, fund-of-funds and institutions.

Transaction with GWG and GWG Life, LLC

GWG is Beneficient’s former parent company. Following GWG’s emergence from bankruptcy, shares of Class A common stock held by GWG and its subsidiaries were transferred to the GWG Wind Down Trust in accordance with the Second Amended Plan. Based on the information reported on a Schedule 13G/A filed by the GWG Wind Down Trust on August 15, 2024, the GWG Wind Down Trust held approximately 43.1% of the outstanding Class A common stock. On January 12, 2018, Ben entered into a Master Exchange Agreement, as amended from time to time (the “MEA”), with GWG, GWG Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of GWG (“GWG Life” and, collectively with GWG, the “GWG Parties”), and the 2017-18 Exchange Trusts. The 2017-18 Exchange Trusts agreed to transfer the Common Units they held in BCG to the GWG Parties and receive assets, including GWG’s common stock and GWG Life debt.

Under the MEA, on December 28, 2018 (the “Final Closing Date”), Ben completed a series of strategic exchanges of assets among GWG, GWG Life, and the 2017-18 Exchange Trusts (the “Exchange Transaction”). As a result of the Exchange Transaction, a number of securities were exchanged between the parties, including the following securities as of the Final Closing Date: the 2017-18 Exchange Trusts acquired GWG L Bonds due 2023 in the aggregate principal amount of $366.9 million; the 2017-18 Exchange Trusts acquired 27,013,516 shares of GWG common stock; GWG acquired 40,505,279 BCG Common Units; and GWG acquired the right to obtain additional BCG Common Units pursuant to an option issued by Ben (the “Option Agreement”). In addition, in connection with the Exchange Transaction, BCG, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $192.5 million as of the Final Closing Date (the “Commercial Loan”).

Ben and the GWG Parties subsequently terminated the MEA. In addition, effective November 29, 2021, BCG repaid the entire outstanding principal balance of the Commercial Loan Agreement, plus accrued interest by issuing to GWG Life 19,250,795 BCG Common Units.

Registration Rights Agreement

On August 10, 2018, BCG and GWG entered into the Registration Rights Agreement related to the BCG Common Units providing GWG with certain customary registration rights with respect to the BCG Common Units received pursuant to the MEA. Pursuant to this Registration Rights Agreement, GWG is entitled to certain customary demand registration, shelf takedown and piggyback registration rights, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold. On August 1, 2023, the Company, GWG, the GWG Wind Down Trust and Jeffrey Stein entered into a registration rights agreement assignment and joinder (the “Assignment Agreement”), pursuant to which GWG assigned its rights under the GWG Registration Rights Agreement to (i) the GWG Wind Down Trust with respect to the Class A common stock transferred to the GWG Wind Down Trust and (i) Mr. Stein with respect to Class A common stock transferred to Mr. Stein. In satisfaction of our contractual obligations pursuant to the GWG Registration Rights Agreement, we have filed with the SEC a Registration Statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023.

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Option Agreement Conversion

Effective August 11, 2020, as a result of the Exchange Agreement entered into by the parties on December 31, 2019 discussed below, and the mutual agreement of the parties, the Option Agreement between Ben and GWG was automatically exercised under the provisions of the Option Agreement. As such, GWG received $57.5 million of BCG Common Units at a price per unit equal to $12.50. The exercise of the Option Agreement decreased other liabilities and increased BCG Common Units outstanding.

Collateral Swap

On September 30, 2020, certain of the Customer ExAlt Trusts (collectively, the “Participating Customer ExAlt Trusts”), at the sole direction of the independent trustee of each such trust, with the intention of protecting the value of certain assets of the Participating Customer ExAlt Trusts underlying part of the collateral portfolio, the Participating Customer ExAlt Trusts entered into that certain Contribution and Exchange Agreement with certain of the 2017-18 Exchange Trusts, (collectively, the “Participating Exchange Trusts”), each of which entered into such agreement at the direction of its applicable trust advisor and by and through its applicable corporate trustee (the “Contribution and Exchange Agreement”). Under the Contribution and Exchange Agreement, the Participating Exchange Trusts agreed to exchange 9,837,264 shares of GWG’s common stock valued at $84.6 million, 543,874 shares of BCG Common Units valued at $6.8 million, and GWG’s L Bonds due 2023 in the aggregate principal amount of $94.8 million to the Participating Customer ExAlt Trusts for $94.3 million in NAV of the alternative asset investments held by the Participating Customer ExAlt Trusts. This transaction (the “Collateral Swap”) resulted in the Participating Customer ExAlt Trusts recognizing an additional $84.6 million of investment in public equity securities of a related party, $94.8 million of debt securities of a related party, $3.4 million of treasury shares of BCG’s Common Units, and gain of $88.5 million, which was recorded in investment income, in 2020.

Transaction with GWG Controlling Shareholders

On April 15, 2019, BCG, among others, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with Jon R. Sabes, GWG’s Chief Executive Officer and a director, and Steven F. Sabes, GWG’s Executive Vice President and a director. Pursuant to the Purchase and Contribution Agreement, which closed on April 26, 2019 (the “Purchase and Contribution Agreement Closing”), Messrs. Jon and Steven Sabes sold and transferred all of the shares of GWG’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of GWG’s outstanding common stock in the aggregate). Specifically, Messrs. Jon and Steven Sabes (i) sold in aggregate 2,500,000 shares of GWG’s common stock to BCC, a subsidiary of BCH, for $25.0 million in return for a payable ultimately settled in cash on December 31, 2019, and (ii) contributed their remaining 1,452,155 shares of GWG’s common stock to a limited liability company (“SPV”) owned by a Related Entity (defined below) and an entity held by one of the current directors of Ben Management, the general partner of BCG, in exchange for certain equity interests in the SPV. “Related Entity” or “Related Entities” include certain trusts that are directly or indirectly controlled by Ben’s CEO, Brad Heppner, and those entities directly or indirectly held by such trusts, and in which he and his family members are among classes of economic beneficiaries whether or not our CEO and founder is entitled to economic distributions from such trusts.

BCC and the SPV executed and delivered a Consent and Joinder (as defined below) to the Security Agreement (as defined below). Certain other transactions occurred pursuant to the Purchase and Contribution Agreement and in connection with the Purchase and Contribution Agreement Closing (the “Purchase and Contribution Transactions”).

On April 26, 2019, and in connection with the Purchase and Contribution Agreement Closing, BCC and the SPV executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among GWG, GWG Life, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and the SPV, and BCC and the SPV became substitute grantors under the Security Agreement such that the shares of GWG’s common stock acquired by BCC and the SPV pursuant to the Purchase and Contribution Agreement continued to be pledged as collateral security for GWG’s obligations owing in respect of the L Bonds issued under that certain amended and restated indenture, dated as of October 23, 2017, subsequently amended on March 27, 2018 and supplemented by a Supplemental Indenture dated as of August 10, 2018, as so amended and supplemented, and as it may be amended or supplemented from time to time hereafter.

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Transaction with GWG Life, and certain trusts included in the ExAlt Plan

On May 31, 2019, certain trusts included in the ExAlt Plan (the “LiquidTrust Borrowers”) executed a Promissory Note (the “Promissory Note”) payable to GWG Life (acting through a then constituted special committee of the board of directors of GWG) for a principal amount of $65.0 million that matures on June 30, 2023. An initial advance in the principal amount of $50.0 million was funded on June 3, 2019, and a second advance in the principal amount of $15.0 million was funded on November 27, 2019. The proceeds from the Promissory Note were used by the LiquidTrust Borrowers to purchase senior beneficial interests held by certain other trusts of the ExAlt Plan (the “Customer Trusts”). The aforementioned trusts utilized the proceeds to repay loan amounts owed by certain of the Customer Trusts to BCC, a subsidiary of BCG. In accordance with the timeline of the Promissory Note, the LiquidTrust Borrowers purchased senior beneficial interests of $60.0 million prior to December 31, 2019. The remaining purchase of senior beneficial interests occurred during January 2020. All proceeds from the Promissory Note have been utilized by the ExAlt Plan to repay loan amounts owed to BCC by certain of the Customer Trusts. Ben utilized the proceeds from the loan repayments to BCC to provide working capital to BCG and its subsidiaries and to pay other liabilities.

LiquidTrust Promissory Note Repayment

On September 30, 2020, GWG, GWG Life (which, collectively with GWG, acting through a then constituted special committee of the board of directors of GWG), and the LiquidTrust Borrowers agreed to the repayment of the Promissory Note and any related accrued interest for a $75.0 million BCH Preferred C-1 Unit Account of BCH that Ben issued to the LiquidTrust Borrowers. BCG determined the fair value of the BCH Preferred C-1 unit account was $71.2 million as of September 30, 2020. The carrying value of the Promissory Note on September 30, 2020, with accrued and unpaid interest thereon, was $65.1 million. Accordingly, the difference between the fair value of the BCH Preferred C-1 Unit Account and the carrying value of the settled debt was settled between the equity holders and was reflected in our 2020 financial statements.

As part of the agreement, if Ben did not receive a trust company charter as of the one-year anniversary of the definitive agreement, or if no trust company charter filing was pending or in the process of being refiled, GWG Life would receive an additional $5.0 million of Preferred C interests in BCH. On July 1, 2021, Ben’s subsidiary, Beneficient Fiduciary Financial, L.L.C. (“BFF”), received a Kansas non-operational trust company charter and effective December 31, 2021, the State of Kansas issued to BFF a fully-operational trust company charter under the Kansas’ Technology-Enabled Fiduciary Financial Institution (“TEFFI”) Act and regulated by the Kansas Office of the State Bank Commissioner (the “OSBC”). Only BFF, our subsidiary, is regulated by the OSBC. The OSBC does not regulate the entirety of Beneficient.

Strategic Transactions with GWG

On December 31, 2019, BCG, BCH, Ben Management, and GWG (acting through a then constituted special committee of the board of directors of GWG) entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”). Pursuant to the Investment Agreement, BCG and BCH received an aggregate amount of $79.0 million from GWG in return for 666,667 BCG Common Units and Preferred A-1 Unit Accounts of BCH.

In connection with the Investment Agreement, GWG acquired, on December 31, 2019, the right to appoint a majority of the Board of Directors of Ben Management, which was the general partner of BCG, which in turn was the general partner of BCH. Due to this change-of-control event, BCG became a consolidated subsidiary of GWG; therefore, the results of operations for BCG and its subsidiaries being reported in GWG’s financial statements on a consolidated basis beginning on the transaction date of December 31, 2019.

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Following the transaction, and as agreed in the Investment Agreement, GWG had an initial capital account balance for the BCH Preferred A-1 Unit Accounts of $319.0 million. As a result, BCG recognized a deemed dividend of $250.0 million, which represents the difference between the redemption value and the carrying value of the BCH Preferred A-1 Unit Accounts, as of December 31, 2019. The parties to the Investment Agreement agreed that the aggregate capital accounts of all holders of the BCH Preferred A-1 Unit Accounts after giving effect to the investment by GWG, including the deemed dividend, is $1.6 billion.

Unit Purchase Agreement with GWG

On July 15, 2020, BCG and BCH entered into the UPA to purchase Series C Unit Accounts of BCH (“BCH Preferred Series C Unit Accounts”) with GWG (acting through a then constituted special committee of the board of directors of GWG). Pursuant to the UPA, GWG agreed to make capital contributions from time to time to BCH in exchange for Preferred Series C Unit Accounts of BCH during a purchasing period commencing on the date of the UPA and continuing until November 29, 2021, when BCG ceased to be a consolidated subsidiary of GWG.

At any time following July 15, 2020, all or some of the BCH Preferred Series C Unit Accounts purchased under the UPA may be exchanged for BCG Common Units at the option of GWG; provided that, if GWG exchanges less than all of the BCG Preferred Series C Unit Accounts purchased under the UPA, then, immediately after giving effect to such exchange, GWG shall be required to continue to hold BCH Preferred Series C Unit Accounts with a capital account that is at least $10 million. The exchange price for such BCG Common Units shall be determined by third-party valuation agents selected by Ben and GWG. However, if prior to any such optional exchange the BCG Common Units (or shares of Class A common stock following the Conversion) are listed on a national securities exchange, the BCH Preferred Series C Unit Accounts purchased under the UPA will be exchanged for BCG Common Units, or shares of Class A common stock, at the lower of (i) the volume-weighted average of the Common Units for the 20 trading days following the listing of the Common Units on a national securities exchange, and (ii) $12.75 (which, following the conversion of every four BCG Class A Units into five Class A common stock, would be reduced to $10.20 per share of Class A common stock).

During the years ended December 31, 2021 and December 31, 2020, BCH issued $14.8 million and $130.2 million, respectively, of BCH Preferred C-1 Unit Accounts related to this agreement for cash consideration of equal value.

On November 23, 2021, GWG converted $14.8 million of its BCH Preferred C-1 Unit Accounts to an equal amount of BCH Preferred C-0 Unit Accounts. On December 1, 2021, BCH redeemed GWG’s entire BCH Preferred C-0 Unit Accounts for $14.8 million in cash. In exchange for such payment, GWG agreed to pay BCH an early redemption fee in the amount of $1 million, which such fee has yet to be paid. On July 10, 2023, the remaining BCH Preferred C-1 converted into 550,510 shares of Class A common stock at approximately $372.80 per share.

GWG Decoupling Transaction

On November 12, 2021, amendments to the organizational documents of BCG, BCH, and Ben Management were approved by the board of directors of Ben Management and GWG (the “Amendments”). On November 29, 2021, the Amendments became effective. These Amendments are part of, and effectuate, the series of transactions (the “Decoupling Transactions”), which resulted in, among other things, (i) GWG converting its capital account balance of $319 million in the BCH Preferred A-1 Unit Accounts to an equal amount of BCH Preferred B-2 Unit Accounts issued by BCG; (ii) GWG no longer having certain voting rights or the right to nominate or appoint members of the Board of Directors of Ben Management; and (iii) BCG no longer being a consolidated subsidiary of GWG and therefore operating as a wholly independent and separate company.

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Shared Services Agreement with GWG

On May 27, 2020, Ben and GWG (acting through a then constituted special committee of the board of directors of GWG) entered into a shared services agreement effective as of January 1, 2020 (the “Shared Services Agreement”). Pursuant to the Shared Services Agreement, GWG agreed to pay a quarterly fee to Ben for the provision of accounting and finance, general and administrative, human resources, sales administration and marketing, underwriting and risk management, information technology and legal services for GWG and its direct or wholly-owned subsidiaries. The total service fee for each quarter is determined in good faith by Ben on the final day of such quarter in accordance with the cost allocation methodology maintained on Ben’s books and records (which provides that, to the extent the Services are eligible for the “services cost method,” as defined in Treasury Regulation § 1.482-9(b), the Service Fee shall be equal to the total costs incurred by Ben during each quarter in connection with BEN’s provision of the Services to GWG or its direct or indirect wholly-owned subsidiaries; and that the Service Fee for Services that are not eligible for the services cost method shall be determined by reference to the “cost of services plus method,” as defined in Treasury Regulation § 1.482-9(e)).

The term of the Shared Services Agreement had an initial term of one year from the effective date and renewed automatically for successive one year terms. Due to the filing by GWG for reorganization under the Chapter 11 Bankruptcy Code in April 2022, neither party was authorized to terminate the Shared Services Agreement. The Shared Services Agreement terminated upon the effectiveness of GWG’s bankruptcy plan on August 1, 2023. During FY2024 and FY2023, GWG paid $1.4 million, and $0.4 million, respectively, to Ben under the Shared Services Agreement. As of March 31, 2024 and 2023, Ben has an outstanding gross receivable related to this Shared Services Agreement of nil and $17.8 million, respectively. Due to the financial deterioration of GWG including the filing for reorganization under the Chapter 11 Bankruptcy Code in April 2022, the allowance for these receivables as of March 31, 2024 and 2023 was nil and $15.6 million, respectively. The reserve amount pertains to amounts owed by GWG at the time of its bankruptcy filing. As a result of the termination of the Shared Services Agreement, receivables and related allowance of $15.6 million were written off during FY2024.

Relationships with Other Parties

First and Second Lien Credit Agreements with HCLP

On May 15, 2020, Ben, through its BCC subsidiary, executed a term sheet with its lender, HCLP, a Related Entity, to amend its First Lien Credit Agreement and Second Lien Credit Agreement dated September 1, 2017 and December 28, 2018, respectively. The resulting Second Amended and Restated First Lien Credit Agreement and Second Amended and Restated Second Lien Credit Agreement (collectively, the “Second A&R Agreements”) were executed on August 13, 2020. Prior to the execution of the Second A&R Agreements, other amendments extended the June 30, 2020 maturity dates of both loans to August 13, 2020, while Ben and the lender finalized the Second A&R Agreements. The Second Amended and Restated Credit Agreement is referred to herein as the “First Lien Credit Agreement” and the Second Amended and Restated Second Lien Credit Agreement is referred to herein as the “Second Lien Credit Agreement.” Additional agreements were entered into on June 10, 2020, and on June 19, 2020, consistent with the term sheet, whereby Ben agreed to repay $25.0 million of the then outstanding principal balance due under the First Lien Credit Agreement and pay an extension fee of 2.5% of the outstanding aggregate principal balance of both loans, calculated after the $25.0 million repayment, on July 15, 2020. A total of $28.6 million was paid on July 15, 2020, which included the $25.0 million principal payment, related accrued interest thereon, and the extension fee described above.

As part of Ben’s formative transactions in 2017, the First Lien Credit Agreement proceeds were loaned by HCLP to a subsidiary of Ben. Ben’s subsidiary then loaned the amount on to the Customer Trusts so that the Customer Trusts could acquire investments in alternative assets purchased from the 2017-18 Exchange Trusts. The balance of this related party debt at the time of Ben’s September 1, 2017 commencement of Ben’s commercial operations reduced the balance of the preferred equity held by Ben’s founders.

The Second A&R Agreements extended the maturity date of both loans to April 10, 2021, and increased the interest rate on each loan to 1-month LIBOR plus 8.0%, with a maximum interest rate of 9.5%. On March 10, 2021, and again on June 28, 2021, Ben executed an amendment to, among other items, extend the maturity date to May 30, 2022, as more fully described below.

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On March 10, 2021, Ben executed Amendment No. 1 to the Second Amended and Restated Credit Agreement and Amendment No. 1 to the Second Amended and Restated Second Lien Credit Agreement with its lender. The amendments extended the maturity date of both loans to May 30, 2022. The amendments also provide for the payment of an extension fee equal to 1.5% of the amount outstanding under the credit agreements, which was added to the outstanding amount under the credit agreements as provided for in the amendments.

On June 28, 2021, Ben executed Amendment No. 2 to the Second Amended and Restated Credit Agreement and Amendment No. 2 to the Second Amended and Restated Second Lien Credit Agreement with its lender. The amendments removed certain terms related to obligations owed by GWG and certain of its subsidiaries. Further, Ben executed the Amendment No. 3 to the Second Amended and Restated Credit Agreement and Amendment No. 3 to the Second Amended and Restated Second Lien Credit Agreement with its lender, effective as of July 15, 2021, pursuant to which the parties agreed to change the first installment payment date from September 10, 2021 to December 10, 2021. Both the first and second installment payments were to be paid on December 10, 2021.

On December 1, 2021, Ben executed a binding term sheet with HCLP to amend the Second A&R Agreements. Pursuant to the term sheet, HCLP agreed to return up to $20 million of principal and interest payments (the “Returned Amount”) previously made by BCG to HCLP pursuant to the Second A&R Agreements and the parties agreed to combine the First Lien Credit Agreement and Second Lien Credit Agreement, as amended, into one senior credit agreement. The Returned Amount would be applied to, and increase the outstanding principal balance of, the First Lien Credit Agreement. HCLP paid $17.95 million in cash to BCG on December 1, 2021, and the remainder of the Returned Amount is available for return to BCG at its discretion. BCH used a portion of such payment to redeem GWG’s entire BCH Preferred C-0 Unit Accounts as described in “-Unit Purchase Agreement with GWG.” BCG agreed to pay HCLP an amendment fee of $1 million as well as HCLP’s legal fees incurred in connection with the amendment.

On March 24, 2022 (the “Consent Effective Date”), HCLP, BCH and BCG entered into a consent with respect to the Second A&R Agreements, pursuant to which (i) HCLP consented to BFF’s entrance into that certain Participation Interest Purchase Agreement, dated as of March 24, 2022, pursuant to which a third-party purchased from BFF for an aggregate purchase price of $72,500,000 a 100% participation interest in a $72,500,000 loan made by BFF to The EP-00117 Funding Trust, a common law trust formed under Texas law; (ii) HCLP’s security interests in the collateral that supported the repayment of the loan participation was terminated and released; and (iii) the collateral that supported the repayment of the loan participation ceased to count as collateral for purposes of the Second A&R Agreements.

In addition, on the Consent Effective Date, HCLP, BCH and BCG entered into those certain Consent and Amendment No. 4 to the Second Amended and Restated Credit Agreement and Consent and Amendment No. 4 to the Second Amended and Restated Second Lien Credit Agreement (collectively, “Amendments No. 4”) with its lender, pursuant to which HCLP consented to the transfer of certain loans to wholly owned subsidiaries of BCH and consented to all accrued interest and unpaid interest for the period beginning as of July 15, 2021 (the “Interest Consent Date”) through the Consent Effective Date being paid on the Consent Effective Date. HCLP, BCH and BCG also agreed, pursuant to the Amendments No. 4, to make the following amendments to the Second A&R Agreements: (i) defer the payment of all accrued and unpaid interest from the Interest Consent Date to the Consent Effective Date; (ii) amend the interest rate specifically for the period beginning on the Interest Consent Date and ending on the Consent Effective Date to be 10.5% per annum; (iii) extend the final maturity date of the loan from May 30, 2022 to August 31, 2023; (iv) change the principal payments of the Second A&R Agreements to consist of $5 million payments on each of May 10, 2022, August 10, 2022, December 10, 2022 and April 10, 2023, with the outstanding balance to be due on August 31, 2023, so long as each such payment does not cause BCG to incur a going concern qualification; and (v) amending the occurrence of an event of default to require notice (written or oral) from HCLP on almost all potential defaults listed under the Second A&R Agreements. Ben agreed to pay fees totaling approximately 6.5% of the outstanding principal before giving effect to the amendments.

In connection with the term sheet executed on December 1, 2021 and Consents and Amendments No. 4 to the Second A&R Agreements, Ben recorded a $19.5 million loss on extinguishment of debt during the year ended December 31, 2021.

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On February 15, 2023, Ben executed those certain Amendment No. 5 to Second Amended and Restated Credit Agreement and Consent and Amendment No. 5 to Second Amended and Restated Second Lien Credit Agreement with HCLP, pursuant to which, as required by Amendments No. 4, certain Ben subsidiaries became subsidiary guarantors and entered into those certain Amended and Restated Security and Pledge Agreement (First Lien) and Amended and Restated Security and Pledge Agreement (Second Lien), that certain first lien Guaranty and that certain second lien Guaranty.

On June 5, 2023, Ben executed (a) that certain Consent and Amendment No. 6 to Second Amended and Restated Credit Agreement (the “First Lien Amendment”), which amended the Second Amended and Restated Credit Agreement dated as of August 13, 2020, among BCH, HCLP and the other parties thereto, and (b) that certain Consent and Amendment No. 6 to Second Amended and Restated Second Lien Credit Agreement (the “Second Lien Amendment,” and together with the First Lien Amendment, the “Amendments”), which amended the Second Amended and Restated Second Lien Credit Agreement dated as of August 13, 2020 among BCH, HCLP and the other parties thereto. Among other things, the Amendments (i) allow for the consummation of the Transactions pursuant to the Business Combination Agreement, and (ii) effective as of the closing of the Business Combination (c) amend the definition of “Change of Control” (as defined therein), and (d) provide that Beneficient will be the “Parent” thereunder.

On July 12, 2023, BCH, entered into (a) that certain Amendment No. 7 to the First Lien Amendment, which amended the First Lien Credit Agreement, and (b) that certain Amendment No. 7 to Second Lien Amendment (together with the First Lien Amendment, the “Seventh Amendments”), which amended the Second Lien Credit Agreement, each among BCH, HCLP and the other parties thereto. Among other things, the Seventh Amendments (i) modified the interest rate to a fixed rate of 9.5% (ii) extended the maturity dates of the First Lien Amendment and the Second Lien Amendment to September 15, 2024 and September 15, 2027, respectively , and (iii) agreed to installment payments on the First Lien Amendment of $5.0 million on each of March 29th, June 28th, September 29th, and December 29th of each year for so long as the obligations remain outstanding, and so long as such payments do not cause a going concern. No payments will be made on the Second Lien Amendment until the obligations on the First Lien Amendment have been fully satisfied. Ben agreed to pay fees totaling approximately $0.1 million.

In connection with the Second A&R Agreements, BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, that owns a majority of the Class S Ordinary Units, Class S Preferred Units, Preferred A-0 Unit Accounts, Preferred A-1 Unit Accounts, and BCH FLP-1 Unit Accounts issued by BCH, will grant certain tax-related concessions to HCLP as may be mutually agreed upon between the parties. In exchange for the tax-related concessions, 5% of BCH Preferred A-1 Unit Accounts held by BHI, which will be held by HCLP, may convert to BCH Preferred A-0 Unit Accounts. In addition, recipients of a grant of BCH Preferred A-1 Unit Accounts from BHI will have the right to put an amount of BCH Preferred A-1 Unit Accounts to Ben equal to any associated tax liability stemming from any such grant; provided that the aggregated associated tax liability shall not relate to more than $30.0 million of grants of BCH Preferred A-1 Unit Accounts from BHI; and provided further, that such put right could not be exercised prior to July 1, 2021. Through March 31, 2024, a total of $3.8 million has been put to the Company which related to grants of BCH Preferred A-1 Unit Accounts to a director in 2022. The liability was settled for cash during June 2022.

The Second A&R Agreements and ancillary documents contain covenants that (i) prevent Ben from issuing any securities senior to the BCH Preferred A-0 Unit Accounts or BCH Preferred A-1 Unit Accounts; (ii) prevent Ben from incurring additional debt or borrowings greater than $10.0 million, other than trade payable, while the loans are outstanding; and (iii) prevent, without the written consent of the lender, GWG from selling, transferring, or otherwise disposing of any BCH Preferred A-1 Unit Accounts held as of May 15, 2020, other than to its subsidiary GWG DLP Funding V, LLC. GWG no longer holds any BCH Preferred A-1 Unit Accounts. As of June 30, 2024, the Company was in compliance with all the remaining covenants.

In connection with the amendments to the Second A&R Agreements, Ben agreed to pay extension fees on a percentage of the amount outstanding under the credit agreements as of the date of the respective amendment. During the FY2023, FY2024 and Q12025, no deferred financing costs were paid to HCLP. The parties to the Second A&R Agreements no longer plan to combine the First Lien Credit Agreement and Second Lien Credit Agreement, as amended, into one senior credit agreement. On October 20, 2023, the Company paid legal fees of $559,753 on behalf of HCLP pursuant to the indemnification obligations under the HCLP Loan Agreement from the proceeds under the HH-BDH Credit Agreement. The Company incurred legal fees of approximately $0.5 million on behalf of HCLP pursuant to the indemnification obligations under the HCLP credit agreements during Q12025.

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HCLP is an indirect subsidiary of Highland Consolidated, L.P. Ben’s CEO is a beneficiary and trust investment advisor of the trusts that control, and are the partners of, Highland Consolidated, L.P. Further, an indirect parent entity of HCLP has previously had loans outstanding to Related Entities. As of March 31, 2024, March 31, 2023 and June 30, 2024, Highland Consolidated, L.P. had outstanding loans in the principal amount of $11.5 million, $14.0 million and $11.1, respectively, with a Related Entity.

Ben was not a party to these loans, nor has it secured or guaranteed the loans. During Q12025, no deferred financing costs were paid to HCLP. As of June 30, 2024 and March 31, 2024, the unamortized premium related to the Second A&R Agreements was $0.5 million and $0.5 million, respectively. Through June 30, 2024, all required principal and interest payments due under the Second A&R Agreements have been paid.

Term Loan with HH-BDH

On October 19, 2023, Beneficient Financing, L.L.C. (the “Borrower”), a wholly owned subsidiary of the Company, and BCH, as guarantor (the “Guarantor” and together with the Borrower, the “Loan Parties”), entered into the Credit and Guaranty Agreement with HH-BDH, as administrative agent (the “HH-BDH Credit Agreement”).

HH-BDH’s sole member is Hicks Holdings. The managing member of Hicks Holdings is Mr. Thomas O. Hicks, a member of the Company’s Board. HH-BDH will receive customary fees and expenses in its capacity as a lender and as the administrative agent under the HH-BDH Credit Agreement, as further described below. Hicks Holdings and Mr. Hicks may be deemed to have a direct or indirect material financial interest with respect to the transactions contemplated by the HH-BDH Credit Agreement, as described below. HH-BDH funded the amounts under the HH-BDH Credit Agreement with the proceeds of a third-party financing (the “Financing”).

The HH-BDH Credit Agreement provides for a three-year term loan in the aggregate principal amount of $25.0 million, which was fully drawn on closing. Borrowings under the HH-BDH Credit Agreement bear interest, at the Company’s option, calculated according to a base rate, adjusted term SOFR rate, or adjusted daily simple SOFR rate, plus an applicable margin, subject to a Maximum Rate determined by applicable law in the State of New York. The Company elected the adjusted daily simple SOFR rate with a margin of 6.5% for the first two years and 5.5% for the third year. Accrued and unpaid interest is payable monthly, upon prepayment, and at maturity. The Term Loan will mature on October 19, 2026, and all outstanding principal amounts and accrued and unpaid interest thereon shall be due and payable on such date. During the year ended March 31, 2024, $1.6 million deferred financing costs were paid related to the Term Loan. As of June 30, 2024 and March 31, 2024, the unamortized discount related to the Term Loan was $1.4 million and $1.5 million, respectively.

The Term Loan is secured in part by pledges of: (a) substantially all of the assets of the Borrower, (b) the Guarantor’s equity interests in the Borrower, (c) 97.5% of the equity interests held by The EP-00117 Custody Trust, a Delaware statutory trust known as the “Custody Trust,” in certain entities that hold interests in private investment funds, which, as of June 30, 2024 and March 31, 2024, represented approximately 39.0% and 41.5%, respectively, of all assets held by the Customer ExAlt Trusts and (d) certain deposit accounts.

The HH-BDH Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including covenants which restrict the ability of the Loan Parties, the Custody Trust and certain affiliated entities to, among other things, create liens, incur additional indebtedness, make certain restricted payments and engage in certain other transactions, in each case subject to certain customary exceptions. In addition, the HH-BDH Credit Agreement contains certain financial maintenance covenants, including a debt service coverage ratio of 1.25 to 1.00. As of March 31, 2024 and June 30, 2024, the Company was in compliance with all covenants.

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Additionally, the HH-BDH Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross default of material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. The occurrence of an event of default may result in the acceleration of repayment obligations with respect to any outstanding principal amounts and foreclosure on the collateral.

Hicks Holdings will receive the following fees and payments in connection with the Term Loan:

●	A non-refundable fee in an amount equal to 1.0% of the aggregate commitments under the Term Loan, which was paid upon execution of the HH-BDH Credit Agreement (the “Closing Date”);

●	On each Payment Date, from and including: (1) from the Closing Date until the second anniversary of the Closing Date, an interest payment at an interest rate equal to 3.0% per annum; and (2) from the second anniversary of the Closing Date until the loans are repaid in full, interest payments at an interest rate equal to 2.0% per annum (such interest is in included in HH-BDH’s receipt of interest payments as described above);

●	If any amounts under the HH-BDH Credit Agreement are prepaid prior to the scheduled Make Whole Date, including by reason of acceleration, a make-whole payment equal to the product of the principal amounts being repaid and the applicable interest rate plus 3.0% and the number of calendar days between the date of such prepayment and the scheduled Make Whole Date, divided by 360; and

●	Certain fees, payments and expenses incurred by Hicks Holdings in connection with the Financing.

In connection with the HH-BDH Credit Agreement and the Financing, on October 19, 2023, the Guarantor, Ben LLC, and Hicks Holdings entered into a letter agreement (the “Letter Agreement”). In connection with the Financing, Hicks Holdings agreed to assign to HH-BDH (which is wholly-owned by Hicks Holdings) all of its rights, title and interest in and to the following partnership interests of the Guarantor: BCH Preferred A-0 Unit Accounts with a capital account balance of $15.3 million as of June 30, 2023, BCH Preferred A-1 Unit Accounts with a capital account balance of $48.1 million as of June 30, 2023, 1 BCH Class S Preferred Units and 3,640 BCH Class S Ordinary Units held by HH-BDH (the “Pledged Guarantor Interests”). Hicks Holdings’ membership interest in HH-BDH (collectively with the Pledged Guarantor Interests, the “Pledged Equity Interests”) and the Pledged Guarantor Interests serve as collateral for the Financing (together, the “Lender Pledge”).

Pursuant to the terms of the Letter Agreement, the parties thereto agreed that if the Borrower and/or Guarantor default under the HH-BDH Credit Agreement and such default results in a foreclosure on, or other forfeiture of, the Pledged Equity Interests, the Guarantor will promptly issue to Hicks Holdings, BCH Preferred A-0 Unit Accounts with a capital account balance of $15.3 million, BCH Preferred A-1 Unit Accounts with a capital account balance of $48.1 million, 1 BCH Class S Preferred Units and 3,640 BCH Class S Ordinary Units (subject to a tax gross-up as provided in the Letter Agreement), or, in the discretion of Hicks Holdings, equivalent securities of equal fair market value to the value of the security interests at the time of the applicable foreclosure or other loss (such newly issued equity interests referred to as the “Replacement Equity Interests”); provided, however that, if less than all Pledged Equity Interests have been foreclosed on or forfeited, the foregoing capital account balances and numbers of units comprising the Replacement Equity Interests shall be reduced on a class-by-class and subclass-by-subclass basis, as applicable, to the extent necessary to ensure that Hicks Holdings and its affiliates do not receive additional value relative to the value held by Hicks Holdings and its affiliates immediately prior to the foreclosure or forfeiture. Furthermore, Ben LLC shall cause a Ben LLC Unit (as defined in the BCH A&R LPA) to be issued for each BCH Class A Unit issued to the Hicks Holdings pursuant to the Letter Agreement. Additionally, the Guarantor agreed to indemnify Hicks Holdings and its affiliates and hold each of them harmless against any and all losses which may arise directly or indirectly in connection with, among other things, the HH-BDH Credit Agreement, the Term Loan, the Financing and the Lender Pledge.

On August 16, 2024, the Loan Parties and Lender entered into that certain Amendment No. 1 and Waiver No. 1 to the Credit and Guaranty Agreement and Each Other Loan Document (the “Amendment,” and the HH-BDH Credit Agreement, as amended by the Amendment, the “Amended HH-BDH Credit Agreement”), to, among other things, (i) add a subsequent term loan of up to $1,675,000, which was fully drawn upon closing of the Amendment (together with the Term Loan, the “Loans”), and (ii) waive certain events of default resulting from the occurrence of the Acknowledged Defaults (as defined in the Amendment), provided that in the case of the Monetary Defaults (as defined in the Amendment), the Borrower must cure the Monetary Defaults upon the earlier of (x) November 1, 2024 and (y) two business days following the effectiveness of Company’s registration statement for resale of the shares of Company’s Class A common stock underlying the Convertible Debentures and Warrants issuable pursuant to the Purchase Agreement.

The Amended HH-BDH Credit Agreement also requires the Borrower to prepay the outstanding principal balance of the Loans in the amount of $200,000, $200,000, $200,000, $200,000 and $875,000 on each of September 7, 2024, October 7, 2024, November 7, 2024, December 7, 2024 and December 31, 2024, respectively. Furthermore, on each Required Payment Date (as defined in the Amended HH-BDH Credit Agreement), the Borrower shall prepay the outstanding principal balance of the Loans by an amount equal to the lesser of (a) the Total Portfolio Net Receipts (as defined in the Amended HH-BDH Credit Agreement) for the most recently ended period beginning on the 16th day of each month and ending on the 15th day of the immediately following month, and (b) as of each Required Payment Date, an amount equal to the excess, if any, of (x)(i) the number of Required Payment Dates occurring on or prior to such Required Payment Date, multiplied by (ii) $500,000, minus (y) the amount of all Excess Payments (as defined in the Amended HH-BDH Credit Agreement) made prior to such Required Payment Date. Additionally, the HH-BDH Amended Credit Agreement requires the Borrower to make certain minimum monthly payments to prepay the balance of the Loans.

The Amended HH-BDH Credit Agreement also includes, among other things, (i) updates to conditions precedent for the Lender to make the subsequent term loan to the Borrower, (ii) updates to certain representations and warranties, (iii) additional certain affirmative and negative covenants including a minimum liquidity financial covenant of $4.0 million and (iv) additional events that the occurrence of which would constitute an Event of Default (as defined in the Amended HH-BDH Credit Agreement). Except as modified by the Amendment, the terms of the HH-BDH Credit Agreement remain the same.

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Relationship with AltAccess Securities

AltAccess Securities is an affiliate of the Company. Certain employees of the Company or its affiliates are registered persons of AltAccess Securities. When the Company uses AltAccess Securities as its broker-dealer to conduct its transactions, the Company’s use of AltAccess Securities creates various conflicts of interest and incentives as set forth herein, which may be in conflict with the best interests of customers of AltAccess Securities. Because of these relationships, transactions between AltAccess Securities and the Company are generally not arm’s-length and the Company has an incentive to use AltAccess Securities and its registered persons instead of other unaffiliated third parties. Through its ownership of AltAccess Securities, the Company, its owners, and employees receiving profit participation, equity incentives or similar benefits (including our Chief Executive Officer and other employees) indirectly benefit from and/or share in the revenue earned by AltAccess Securities. Individuals registered with AltAccess Securities that are employees of the Company or its affiliates receive a portion of the transaction compensation or other fees earned by AltAccess Securities for transactions in which such registered persons participate in addition to compensation they receive as employees of the Company or its affiliates. Compensation paid to AltAccess Securities and therefore to such registered persons of AltAccess Securities may be significant. AltAccess Securities and its registered persons are incentivized to maximize the amount of subscriptions in any offering, to favor the Company’s offerings over offerings of unaffiliated third parties and to take greater risks regarding such offerings, and their decisions relating to offerings of the Company may be influenced by such persons being registered with AltAccess Securities and/or being employees of the Company or its affiliates and the extent of the compensation they may receive by participating in an offering of the Company.

Relationship with Bradley Capital Company, L.L.C. Services Agreement.

BCG was the general partner of BCH and together they entered into the Bradley Capital Agreement and Beneficient Management Counselors, L.L.C. (“BMC”) effective June 1, 2017, and effective as of January 1, 2022, the parties entered into the First Amended and Restated Services Agreement (the “A&R Bradley Capital Agreement”). Bradley Capital is a Related Entity. Under the Bradley Capital Agreement, Bradley Capital was entitled to a base fee of $404,132 per quarter for executive-level services provided by an executive of Bradley Capital, who prior to BCG’s conversion to a Nevada corporation on June 7, 2023, was our Chief Executive Officer and Chairman of Ben Management’s Board of Directors and currently is our Chief Executive Officer and Chairman of our Board, together with a supplemental fee of $160,979 per quarter for administrative and financial analysis, with both the base fee and the supplemental fee subject to an annual inflation adjustment. The base fee may be increased by the provider up to two times the initial base fee per quarter to cover increases in the cost of providing the services, or in the event of an expansion of the scope of the services with the approval of the Executive Committee of the board of Ben Management prior to June 7, 2023 and the Executive Committee of our Board subsequent to June 7, 2023, of which our CEO and Chairman of Ben Management’s board of directors is a member and Chairman. The Bradley Capital Agreement and the A&R Bradley Capital Agreement also includes a payment from Ben of $150,000 per year, paid quarterly, to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben.

The Bradley Capital Agreement and the A&R Bradley Capital Agreement requires Ben to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben to public charitable trusts in connection with the 2017-18 Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by Ben. The A&R Bradley Capital Agreement further requires that Ben indemnify and hold Bradley Capital harmless against any and all losses, damages, costs, fees and any other expenses incurred by Bradley Capital as air travel expenses owed in connection with the operation of the aircraft identified in the Aircraft Sublease (as defined below) for periods prior to January 1, 2022. Additionally, Ben provides office space and access to needed technology systems and telephone services. Payments by Ben to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extended through December 31, 2022, with an annual one-year renewal provision thereafter. Prior to June 7, 2023, the A&R Bradley Capital Agreement could have been be terminated by the mutual agreement of the parties, by the unanimous approval of the Executive Committee of the board of Ben Management, of which our CEO and Chairman of Ben Management’s board of directors is a member and Chairman, or without such approval if a designated Related Entity no longer holds the lesser of $10.0 million of Ben’s securities or 1% of the aggregate fair market value of Ben on both December 31, 2022, or any applicable extension date, and the date of termination.

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As part of the May 2018 change of control of Ben, BCG obtained a valuation of the enterprise and its classes of equity as required by FASB ASC Topic 805 due to the application of pushdown accounting. This valuation incorporated, among other things, estimates of current and future costs arising from related party contracts, including the Bradley Capital Agreement and the BHI Services Agreement (defined below). Each class of the Company’s equity was then recorded at its fair value as set forth in valuation analysis, with the preferred equity held by Ben’s founders reduced for, among other things, (i) the balance of outstanding debt of Ben, including related party debt, and (ii) any decrease in the value of Ben, up to the entire founders’ preferred equity amount outstanding, including decreases arising from the present value of the estimated costs of the related party contracts, including estimated costs related to private travel under the terms of the Bradley Capital Agreement.

On June 7, 2023, the A&R Bradley Capital Agreement, was replaced by the Second A&R Bradley Capital Agreement) with the Company as a party. The Second A&R Bradley Capital Agreement is substantially similar to the previous Bradley Capital Agreement, subject to certain changes as follows. The Executive Committee (as defined in the Second A&R Bradley Capital Agreement) reference now refers to the Executive Committee of the Board, and the Second A&R Bradley Capital Agreement expressly states that it shall in no way limit the authority of Board to appoint and remove officers of the Company, including its chief executive officer. The term of the Second A&R Bradley Capital Agreement extends through December 31, 2023, with an annual one-year renewal provision thereafter. The termination provision was revised so that the agreement may be terminated upon the approval of all members of the Executive Committee, excluding Brad K. Heppner if he is then serving on the Executive Committee. The base fee was increased to $460,000 per quarter and the supplemental fee was increased to $180,000 per quarter, with each fee remaining subject to an annual inflation adjustment. In addition, revisions were made to the limitation of liability and indemnification provisions to reflect the applicability of the corporation laws of Nevada to Beneficient.

During FY2024, FY2023 and Q12025, the Company recognized expenses totaling $2.7 million, $2.6 million and $0.7, respectively, related to this services agreement, respectively. During the year ended March 31, 2024, the Company paid $2.9 million to Bradley Capital related to previously accrued amounts owed under this services agreement. As of March 31, 2024, March 31, 2023 and June 30, 2024, $2.7 million, $3.6 million and $2.8 million, respectively, was owed to Bradley Capital related to the ongoing aspects of this services agreement. In addition, prior to the Aircraft Sublease with Bradley Capital discussed below, we also reimbursed Bradley Capital for certain costs, including private travel, for our CEO & Founder, including family members. As of March 31, 2024, March 31, 2023, and June 30, 2024, we have $0.7 million, $3.5 million and nil, respectively, accrued related to these reimbursements originating prior to the aircraft sublease.

Aircraft Sublease. Effective January 1, 2022, The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, as sublessee, Bradley Capital, as sublessor, and BCH, solely as it relates to the guarantee it makes to Bradley Capital as set forth therein, entered into the 2022 Aircraft Sublease. On January 1, 2023, the 2022 Aircraft Sublease expired pursuant to its terms. Also on January 1, 2023, Beneficient USA, Bradley Capital and BCH entered into the 2023 Aircraft Sublease on substantially the same terms as the 2022 Aircraft Sublease, that expired on January 1, 2024. Pursuant to the Aircraft Sublease, Bradley Capital subleases the aircraft described therein, without a crew, to Beneficient USA for up to three hundred (300) hours of use. Beneficient USA is required to pay a quarterly rental of $1,350,000 plus direct operating expenses, and Bradley Capital is required to pay the fixed and variable costs of operating the aircraft. The term of the Aircraft Sublease is one (1) year and may be terminated by either party upon three (3) days prior written notice and will automatically terminate upon the sale or similar disposition of the aircraft or the termination of the underlying lease agreement. Beneficient USA is also required to provide its own pilot(s) and crew, and Beneficient USA has entered into a separate Flight Crew Services Agreement with an unrelated third-party to provide the qualified flight crew. Pursuant to the Flight Crew Services Agreement, Beneficient USA agrees to pay the flight crew fees and agrees to reimburse all flight crew incidental fees (such as travel, meals and lodging) and all fuel and incidental costs for flights. Bradley Capital, a Related Entity, has also entered into a similar Flight Crew Services Agreement that is applicable for any use of the aircraft other than by Ben pursuant to the Aircraft Sublease, such as personal use of the aircraft by Mr. Heppner and his family, the costs of such personal use and related fees and expenses are not paid for by Ben.

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Additionally, BCH agrees to unconditionally guarantee, for the benefit of Bradley Capital, all of the obligations of Beneficient USA to Bradley Capital under the Aircraft Sublease. During FY2024, FY2023 and Q12025, BCH expensed $4.3 million, $6.1 million and $1.4, respectively, in lease and direct operating expenses related to this agreement. No amounts have been paid to Bradley Capital related to the Aircraft Sublease. As of March 31, 2024, March 31, 2023 and June 30, 2024, $10.8 million, $6.9 million, and $10.8 million, respectively, was payable related to the Aircraft Sublease. The Aircraft Sublease expired on January 1, 2024.

Contribution Agreement. In conjunction with the execution of the Aircraft Sublease, BHI, BCH and BCG entered into the 2022 Contribution Agreement. On January 1, 2023, in connection with the execution of the 2023 Aircraft Sublease, BHI, BCH and BCG entered into an Amended and Restated Contribution Agreement on substantially the same terms as the 2022 Contribution Agreement to incorporate both the 2022 Aircraft Sublease and the 2023 Aircraft Sublease. Pursuant to the Contribution Agreement, BHI agrees to pay to BCH, on the last business day of each calendar quarter, any amounts paid or accrued by BCH during the quarter for the use of an aircraft under the Aircraft Sublease, or any similar lease or sublease, which would include the quarterly rental under the Aircraft Sublease. In addition, BHI agrees to pay to BCH any amounts paid or accrued related to fixed monthly or quarterly costs incurred in connection with such aircraft lease or sublease in an amount not to exceed $250,000 per year. This additional payment would cover flight crew costs, fuel and related costs. Each contribution is conditioned upon (i) the effectiveness of the Aircraft Sublease and (ii) BCH’s timely payment of quarterly guaranteed cash payments (the “Guaranteed Series A-0 Payment”) to BHI for the respective quarter in which such contribution is to be paid (whether or not waived in accordance with the terms of the BCH A&R LPA); provided, that if a Guaranteed Series A-0 Payment is not timely paid, or is only paid in part, for any given quarter such payment is required under the existing BCH A&R LPA (whether or not waived in accordance with the terms of the existing BCH A&R LPA), then any contributions contemplated under the Contribution Agreement for such quarter will not be owed; provided, further, that in the event such Guaranteed Series A-0 Payment is subsequently paid in full, then any previously unfunded contributions for the applicable quarter under the Contribution Agreement will become due and payable on the last business day of the calendar quarter in which such Guaranteed Series A-0 Payment is paid in full. All payments made by BHI to BCH pursuant to the Contribution Agreement shall be treated as capital contributions, as defined in the BCH A&R LPA, by BHI to BCH, and shall be added to BHI’s sub-capital account related to its BCH Class S Ordinary Units. BCH further agrees to specially allocate to BHI’s sub-capital account related to its BCH Class S Ordinary Units any deductions derived from amounts paid or accrued by BCH for use of the aircraft to the extent such expenditures are offset by the contributions made by BHI pursuant to the Contribution Agreement.

BCH and the holders of the BCH Preferred A-0 Unit Accounts have entered into an agreement to defer the Guaranteed Series A-0 Payment to November 15, 2024; provided that the Guaranteed Series A-0 Payment may be made prior to November 15, 2024 if the Audit Committee of the Board of Directors determines that making such payment, in part or in full, would not cause Ben to incur a going concern. The guaranteed payment accrual totaled $42.0 million, $37.7 million, $20.9 million as of June 30, 2024, March 31, 2024 and 2023, respectively. As of June 30, 2024, no contributions have been made under the Contribution Agreement, which is expected and will continue to occur until the guaranteed payments to BCH Preferred A-0 Unit Accounts holders are no longer deferred.

Guaranty. In conjunction with the execution of the Bradley Capital Agreement and the Aircraft Sublease, Bradley Capital and BCH entered into the Guaranty. Pursuant to the Guaranty, BCH provides an irrevocable and unconditional guaranty in favor of Bradley Capital guaranteeing the complete and timely payment of any and all amounts up to $20 million due from Bradley Capital to a lender under any financing arrangement with Bradley Capital, the proceeds of which were used the acquisition of the aircraft under the Aircraft Sublease or any other aircraft acquired by Bradley Capital in connection with Bradley Capital’s obligations under the Bradley Capital Agreement. In the event BCH is required to pay any obligations under the Guaranty, a portion of the lessor of the aircraft (or any successor entity owned by Bradley Capital, or if such entity does not exist, the aircraft) equal to the fraction that the amount paid by BCH bears to the purchase price of the aircraft shall be conveyed to BCH. No guaranty payments have been required from BCH under the Guaranty. In connection with the Guaranty, on December 8, 2022, BCH and Bradley Capital entered into that certain letter agreement pursuant to which BCH and Bradley Capital agreed that, in connection with the Business Combination Agreement and the filing of the registration statement on Form S-4 that BCG initially filed with the SEC on December 9, 2022 (as amended, the “Form S-4”), Bradley Capital will not seek to enforce the Guaranty or any obligations of BCH thereunder nor will Bradley Capital utilize the Guaranty in any manner to facilitate obtaining any financing as contemplated by the Guaranty during the period of time from December 9, 2022 until such date that the Form S-4 (Registration No. 333-268741) is withdrawn. On May 12, 2023, the SEC declared the Form S-4 effective.

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Relationship with Beneficient Holdings, Inc.

Beneficient USA, a subsidiary of BCH, entered into with BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, the BHI Services Agreement. BHI pays an annual fee of $30,000 to Ben for the provision of trust administration services for Related Entities and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee. During FY2024, FY2023 and Q12025, the income recognized by Ben related to this services agreement was immaterial.

As of June 30, 2024, BHI owns the majority of the Company’s Class B common stock, BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH Preferred A-0 Unit Accounts, BCH Preferred A-1 Unit Accounts, BCH FLP-1 Unit Accounts and BCH FLP-3 Unit Accounts. Additionally, Ben, through its subsidiary, BCC, was the obligor of $72.0 million from BHI that was subsequently contributed to a subsidiary of HCLP (a “Legacy Lender”) on April 4, 2019, through the Second Lien Credit Agreement issued in December 2018. There were no interest payments made during 2019 to BHI prior to the assignment on April 1, 2019. BHI expects to receive tax distributions from HCLP arising from the repayment of the Second Lien Credit Agreement to cover any tax liability associated with the contribution of the Second Lien Credit Agreement to HCLP. Additionally, if HCLP is liquidated while the Second Lien Credit Agreement is still outstanding, the Second Lien Credit Agreement with transfer back to BHI.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA.

Constitution is an entity owned 50.5% by BHI and 49.5% by BMP. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. BMP is owned by the directors, officers and employees of Ben and certain former employees of Ben. Mr. Heppner does not hold an interest in BMP although BHI may occasionally hold the forfeited interests of a former employee in BMP. BHI does not currently hold any such forfeited interests. Additionally, Highland Consolidated, L.P., an entity majority owned by The Highland Investment Holdings Trust, retains a residual interest in Constitution associated with the investments and assets held prior to BHI and BMP ownership of Constitution. The residual interest held by Highland Consolidated, L.P. is associated with three private equity fund-of-funds, which are currently managed by Constitution. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by Ben Custody and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution. For FY2024, FY2023 and Q12025, the income recognized by Beneficient USA related to this services agreement was immaterial.

Preferred Liquidity Provider Agreement with Constitution.

Prior to December 31, 2018, GWG and Constitution had a mutual understanding to enter into an agreement that was formalized in May 2019 as outlined below. BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben and BCH. The Preferred Liquidity Provider Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through June 30, 2024.

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Relationship with The Heppner Endowment for Research Organizations, L.L.C. (“HERO”) and Research Ranch Operating Company, L.L.C. (“RROC”)

HERO and RROC are indirectly owned by The Highland Investment Holdings Trust, The Highland Great Plains Trust and The Highland Partner Holdings Trust. Mr. Heppner is a permissible beneficiary of The Highland Investment Holdings Trust and The Highland Partner Holdings Trust, but he is not a beneficiary of The Highland Great Plains Trust. Mr. Heppner’s family members are potential beneficiaries of each of these three trusts. HERO was created to (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of grants to qualifying organizations, and (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of such qualifying organizations. Although HERO can advise on these matters, NPT possessed all final decision-making authority on charitable contributions and complete control over the proceeds received by the charitable organizations. The charitable accounts administered by NPT (“Charitable Accounts”), the beneficiaries of which have historically been multiple Texas universities, have historically received proceeds from certain trusts settled and funded by customers of Ben, in support of their charitable initiatives. HERO does not receive any proceeds from trusts settled and funded by customers of Ben.

RROC’s purpose is to provide funding and operational support for the research activities conducted by the qualified charities. The funding received by RROC, from proceeds of trusts settled and funded by customers of Ben, may be used, in RROC’s discretion, to (i) provide appropriate facilities and properties for the charitable organizations to utilize as part of their charitable initiatives (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to RROC. RROC is granted such rights and authority pursuant to trust instruments entered into between a customer and subsidiaries of Ben as well as an agreement with NPT. Ben’s subsidiaries provide financing to the Customer ExAlt Trusts and Ben is paid as an agent of the trustees for administrative services it provides to the trusts. Ben has certain outstanding payables, including accrued interest, to RROC and the Charitable Accounts (for the benefit of the Texas universities as discussed above) of $2.2 million, $2.2 million and $2.1 million as of June 30, 2024, March 31, 2024 and 2023, respectively. During the FY2023, FY2024 and , Ben paid nil and $0.8 million. The $0.8 million payment during the year ended March 31, 2023 was made to the Funding Trusts in accordance with their respective trust agreements to pay down Funding Trust liabilities. Such payment was not made to any entity associated with Mr. Heppner. Due to changes in the Customer ExAlt Trust agreements, no incremental amounts are expected to be allocated to RROC or the Charitable Accounts other than those amounts already provided by certain prior trust agreements. During FY2023, FY2024 and Q12025, the trust advisor to certain of the Customer ExAlt Trusts reassigned the beneficial interest held at NPT to the Kansas TEFFI Economic Growth Trust.

Beneficient Heartland Foundation, Inc.; Initial Charitable Initiative

In connection with each of Ben’s liquidity transactions following the adoption of the TEFFI legislation and BFF’s receipt of a fully-operational trust company charter under the Kansas TEFFI Act, pursuant to Section 28 of the TEFFI Act, a “Qualified Distribution” is made for the benefit of certain economic growth zones and rural communities in the State of Kansas (each, a “Charitable Distribution”). In January 2022, Ben announced its initial $15.4 million Charitable Distribution. The Charitable Distribution was allocated as follows: $2.7 million of cash for the benefit of, and to be received by, the Kansas Department of Commerce to be used at the department’s discretion for development projects and the promotion and growth of the TEFFI industry in Kansas; $0.2 million of cash and assets for the benefit of public charities dedicated to economic development within Mr. Heppner’s hometown of Hesston, Kansas, and surrounding Harvey County, Kansas, as outlined in the TEFFI Act; and $12.5 million in cash and assets to the Beneficient Heartland Foundation, Inc. (“BHF”) as described below. Mr. Heppner’s hometown is Hesston, Kansas and certain of his family members continue to live and/or work in Hesston and other areas of Harvey County, Kansas and may be considered to be direct or indirect beneficiaries of the portions of the initial Charitable Distribution provided to Hesston and Harvey County and to BHF.

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On January 20, 2022, BHF was formed as a Kansas nonprofit corporation to receive economic growth contributions pursuant to the TEFFI legislation. BHF is governed by a 8 member board of directors, six of whom are community leaders within the Hesston, Kansas community and two of whom are Ben employees or individuals otherwise affiliated with Ben. BHF is organized and operated exclusively for charitable and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code. Its purpose is to provide grants and other support to benefit growth, development and expansion of opportunities in rural Kansas communities with populations of 5,000 residents or less, including job and income growth, main street revitalization, educational facility improvements, construction and development, healthcare facility enhancements, senior facility improvements, and support for post-secondary institutions. BHF has the exclusive decision-making authority over all of the economic growth contributions it receives.

BFF is the sole member of BHF and has the right to appoint eleven members of BHF board of directors. The remaining two board members are appointed by BMC. Pursuant to the requirements of the Internal Revenue Code, BFF’s governing documents prohibit any of BHF’s assets or earnings from inuring to the benefit of BFF, BMC, or any director, officer or other private individual.

The Kansas TEFFI Economic Growth Trust

The Kansas Economic Growth Trust (the “EGT”) is a common law trust formed on December 7, 2021 by and between an individual as independent trustee, Ben Custody as administrator, and BCH as advisor. The purpose of the EGT is to receive the proceeds of the Customer ExAlt Trusts that are allocable to the Charitable Beneficiaries and to allocate such proceeds between the Kansas Department of Commerce and qualified charitable organizations (including the Beneficient Heartland Foundation, Inc.) in accordance with the requirements of the TEFFI legislation. The proceeds received by the EGT are dedicated exclusively to charitable purposes and the trust agreement prohibits any of the EGT’s assets or earnings from inuring to the benefit of Ben Custody, BCH, any director, officer or other private individual. As noted above, Ben Custody provides administrative and accounting services to the EGT, and BCH serves as advisor to the trustee with respect to the administration and distribution of the trust. Neither Ben Custody nor BCH charges a fee for these services.

Ben has an outstanding payable to EGT of nil, $0.1 million and $0.1 million as of June 30, 2024, March 31, 2024 and 2023, respectively. Ben paid $0.2 million, $1.4 million and $2.7 million during Q12025, FY2024 and FY2023. Additionally, during the year ended March 31, 2023, Ben sold its Kansas properties to the EGT in exchange for a $1.4 million promissory note receivable, which is reflected in the other assets line item on the consolidated statements of financial condition.

Relationship between Ben and Hicks Holdings LLC

Hicks Holdings LLC, an entity associated with one of Ben’s current directors, is one of the owners and serves as the manager of a limited liability company (“SPV”). A Related Entity also has ownership in the SPV. The SPV holds BCH Preferred A-0 Unit Accounts and BCH Preferred A-1 Unit Accounts among its investment holdings. Hicks Holdings, LLC is also the sole member of HH-BDH as described above in the section regarding the term loan with HH-BDH.

Hicks Holdings Operating LLC (“Hicks Holdings Operating”) has historically held BCH Preferred A-0 Unit Accounts, BCH Preferred A-1 Unit Accounts and BCH Class S Ordinary Units. Hicks Holdings LLC was granted its BCH Preferred A-1 Unit Accounts and BCH Class S Ordinary Units as compensation for services provided in 2018. Hicks Holdings Operating was granted its BCH Preferred A-0 Unit Accounts when a portion of the existing BCH Preferred A-1 Unit Accounts converted to BCH Preferred A-0 Unit Accounts in 2021. Hicks Holdings converted a portion of its existing BCH Preferred A-1 Unit Accounts to BCG Class B common stock of Beneficient in June 2023 in connection with the recapitalization of BCG. The total balance (based on their GAAP capital accounts) as of June 30, 2024 and March 31, 2024, was $27.0 million and $27.5 million, respectively. In October of 2023, in connection with the Financing, Hicks Holdings Operating entered into the Letter Agreement, pursuant to which it assigned all of its right, title and interest in its directly held BCH Preferred A-0 Unit Accounts, BCH Preferred A-1 Unit Accounts and BCH Class S Ordinary Units to HH-BDH. Hicks Holdings Operating held 16,528 shares of Class B common stock as of June 30, 2024.

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Services provided by representatives of Ben and the trusts associated with the loans

An independent individual currently serves as trustee for the LT 1 through 29 Liquid Trusts, The LT1A through LT29A Funding Trusts, and The Collective Collateral Trust I, The Collective Collateral Trust II, The Collective Collateral Trust III, The Collective Collateral Trust IV, The Collective Collateral Trust V, The Collective Collateral Trust VI, The Collective Collateral Trust VII, and The Collective Collateral Trust VII in the associated ExAlt Plan that are created at origination for each of our loans. Additionally, Beneficient Fiduciary Financial, L.L.C., a subsidiary of Beneficient, is the trustee of the EP-00100 through EP00121 Liquid Trusts, the EP-00100 through EP-00121 Funding Trusts, The Collective Collateral Trust and The Participation Collective Collateral Trust. Ben earns administration fees (for providing administrative services to the trustee) and interest income from these trusts. Previously, an employee of Ben and another individual served as co-trustees for these trusts. The employee received no compensation for their services as co-trustee.

Related Party Transactions in connection with the Business Combination

Conversion and Exchange Agreements

On June 6, 2023, immediately prior to the Conversion, the BCG Recapitalization occurred as follows: (i) the limited partnership agreement of BCG was amended to create one new subclass of BCG common units, the Class B Common Units (the “BCG Class B Common Units”), and the existing common units were renamed the Class A Common Units; and (ii) certain holders of the BCH Preferred A-1 Unit Accounts, including Messrs. Fisher, Schnitzer, Hicks Holdings Operating, LLC (“Hicks Holdings”) and BHI, entered into conversion and exchange agreements (the “BCG Conversion and Exchange Agreements”) with BCG and BCH, pursuant to which they converted certain BCH Preferred A-1 Unit Accounts to BCH Class S Ordinary Units, which BCH Class S Ordinary Units were contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units. Pursuant to the Conversion, the BCG Class A Common Units converted into 1.25 shares of Class A common stock, and the BCG Class B Common Units converted into 1.25 shares of Class B common stock. Additionally, the Class B common stock is convertible into Class A common stock on a one-for-one basis at the election of the holder thereof and is entitled to 10 votes per share in all matters on which stockholders of Beneficient generally are entitled to vote.

Pursuant to the Conversion, each BCG Class A Common Unit converted into 1.25 shares of Class A common stock, each BCG Class B Common Unit converted into 1.25 shares of Class B common stock, and the BCG Preferred B-2 Unit Accounts converted into shares of Class A common stock at a rate based on a 20% discount to the $800.00 valuation of the Class A common stock (or $640.00). As a result, in the Conversion, we issued 1,076,462 shares of Class A common stock with respect to the BCG Class A Common Units, 239,256 shares of Class B common stock with respect to the BCG Class B Units and 1,175,632 shares of Class A common stock with respect to the BCG Preferred B-2 Unit Accounts.

On June 7, 2023, and in connection with the consummation of the Business Combination, Beneficient, Ben LLC and BCH entered into that certain Exchange Agreement (the “BCH Exchange Agreement”), pursuant to which BCH Class S Ordinary Units may be exchanged, on a one-for-one basis, for Class A common stock upon the election of the holder of such BCH Class S Ordinary Units. The holder of such BCH Class S Ordinary Units must provide not less than sixty-one (61) days prior notice (“Notice”) of the exchange to both the Beneficient and Ben LLC, which shall occur on the later of (A) the expiration of such sixty-one (61) day Notice period, unless waived by Beneficient; (B) the third business day after the date of the earnings release by the Beneficient covering the fiscal quarter in which the Notice is provided; or (C) the first day following the earnings release by the Beneficient covering the fiscal quarter in which the Notice is provided that directors and executive officers of the Issuer are permitted to trade under the applicable policies of Beneficient relating to trading by directors and executive officers.

The BCH Exchange Agreement also provides that Beneficient shall have the right to refuse to honor any request for an exchange under the following circumstances: (i) if any such exchange is not permitted under the terms of any insider trading policy of Beneficient applicable to the employees and directors of Beneficient or its subsidiaries, (ii) at any time or during any period if Beneficient, BCH or Ben LLC determine, based on the advice of counsel (including advice provided by counsel employed by Beneficient, BCH or Ben LLC), that there may be material non-public information that may affect the trading price per share of Class A common stock at such time or during such period, (iii) if such exchange would be prohibited under applicable law or regulation, or (iv) to the extent such exchange would not be permitted under the terms and provisions of BCH A&R LPA.

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Stockholders Agreement

In connection with the consummation of the Transactions, the Company, BHI, Hicks Holdings and Mr. Schnitzer, entered into the Stockholders Agreement, which became effective in connection with the consummation of the Business Combination on June 7, 2023.

Pursuant to the Stockholders Agreement, the Class B Holders shall have the right to elect at least five directors to the Company’s Board, and the Board will be required to establish and maintain (i) a compensation committee, (ii) a nominating committee, (iii) an executive committee and (iv) a community reinvestment committee (collectively, the “Board Committees”). The Stockholders Agreement also provides that each of the Board Committees will be comprised of no more of four members, and at least two (2) members shall be Class B Directors designated by the majority of the Class B Directors and the remaining members shall be designated by the directors elected by holders of Class A common stock and Class B common stock, voting together as a single class. The majority of the Class B Directors also have the right to designate the chair of each of the Board Committees.

Consulting Agreements

In connection with the Closing, the Company entered into consulting agreements with each of Messrs. Hicks, Schnitzer and Fisher to replace and supersede their respective director agreements (the “Consulting Agreements”). Pursuant to the Consulting Agreements, each of Messrs. Hicks, Schnitzer and Fisher agreed to mentor, advise and support Beneficient and its related entities regarding its business of providing services, insurance, liquidity and financing for alternative asset holders and will each receive an annual cash fee of $150,000 per year. Such consulting fee will be in addition to the annual cash retainer Messrs. Hicks, Schnitzer and Fisher receive under the director compensation program. The Consulting Agreements acknowledge the continuing effectiveness of certain provisions in the director agreements regarding equity awards previously awarded to Messrs. Hicks, Schnitzer and Fisher under their respective previous director agreements. The Consulting Agreements have an initial term of one (1) year and will automatically renew for successive one (1) year terms unless sooner terminated in accordance with their terms. In the event the initial or any renewal term is terminated before it expires due to a removal or because Messrs. Hicks, Schnitzer and Fisher is not re-elected or re-appointed, in each case without cause (as defined in the consulting agreement), the annual consulting fee will continue to be paid through the end of the initial or renewal term, as applicable. In connection with the consulting agreements, Messrs. Hicks, Schnitzer and Fisher agreed to confidentiality and intellectual property protection provisions.

Mr. Fisher retired from our Board effective March 15, 2024. In connection with his retirement, we agreed to enter into a consulting agreement with Mr. Fisher, pursuant to which he is entitled to receive an annual fee of $50,000, which will be paid in the Company’s Class A common stock.

Registration Rights Agreement

In connection with the consummation of the Business Combination, the Company, Avalon Acquisition Holdings, LLC (the “Avalon Sponsor”) and the directors and executive officers of the Company, and other direct and indirect holders of a Registration Rights Agreement containing certain registration rights for their Class A common stock and the shares of Class A common stock underlying the Class B common stock. Under the Ben Legacy Holder Registration Rights Agreement, as soon as it is permitted to do so, the Company shall file a shelf registration statement to register the resale of certain shares of Class A common stock and maintain its effectiveness until all registrable securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. Holders of registrable securities shall be entitled to demand and piggyback registration rights, subject to certain conditions set forth in the Ben Legacy Holder Registration Rights Agreement.

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Beneficient Legacy Lock-Up Agreements

The Company and certain executive officers of BCG and directors of the general partner of BCG who became holders of Class A common stock as a result of the Business Combination entered into a lock-up agreement (“Beneficient Legacy Lock-Up Agreement”), dated June 7, 2023, pursuant to which each such holder agreed not to transfer Class A common stock or securities convertible into Class A common stock held or subsequently acquired by such holder for the applicable lock-up period. The lock-up period expired on the six (6) month anniversary of the closing of the Business Combination.

Beneficient Company Holdings, L.P. Interests

Many of our officers, directors and significant equity holders hold, either directly or indirectly, limited partner interests in BCH, and such interests are reflected within the noncontrolling interests in our financial statements. These equity interests in BCH have generally resulted from prior transactions involving the formation or recapitalization of the Company and its subsidiaries and constitute a significant ongoing economic interest in the Company as well as a source of significant economic value and income to the holders of these limited partner interests. Through their participation in the value of these equity interests in BCH, these related parties receive financial benefits from our businesses that include, but are not limited to, certain income allocations, preferred returns, issuances of additional limited partner interests, cash distributions and other payments. The following will describe certain of the rights and preferences of these limited partner interests in BCH and the benefits to our related parties who are holders, either directly or indirectly, of the limited partner interests in BCH.

BCH Preferred A-0 Unit Accounts

Holders of the BCH Preferred A-0 Unit Accounts, which include as of June 30, 2024, BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, and Messrs. Hicks (through Hicks Holdings Operating LLC), and Schnitzer, who were directors of Beneficient on such date, are entitled to quarterly guaranteed cash payments (the “Guaranteed Payments”) equal to 1.50% per fiscal quarter (or 6.0% per annum) of their then respective BCH Preferred A-0 Unit Accounts capital account balance on an annual basis. Mr. Fisher and Mr. Silk, who resigned from the Board effective March 15, 2024 and May 10, 2024, respectively, also hold BCH Preferred A-0 Unit Accounts and are entitled to receive the Guaranteed Payments. BCH’s obligation to make such Guaranteed Payment is not subject to available cash and has priority over all other distributions made by BCH. The Guaranteed Payments are not made payable in connection with an allocation of income but are a required cash payment recorded as an allocation of income for BCH to the BCH Preferred A-0 Unit Accounts holders. BHI and the other holders of the BCH Preferred A-0 Unit Accounts have entered into an agreement to defer the delivery of Guaranteed Payments until November 15, 2024; provided that, the right to such deferred Guaranteed Payments continue to accrue on a quarterly basis and that Guaranteed Payments may be made prior to November 15, 2024 if the Audit Committee of Beneficient determines that making such payment, in part or in full, would not cause the Company to incur a going concern. For FY2024, FY 2023 and Q12025, Guaranteed Payments in the following respective approximate amounts were accrued, but not paid, to such related party holders of the BCH Preferred A-0 Unit Accounts: BHI - FY2023, $12.9 million, FY2024, $13.7 million and Q12025, $3.5 million; Mr. Fisher - FY2023, $71,630, FY2024, $76,025 and Q12025, $19,724; Mr. Hicks - FY2023, $958,982, FY2024, $1,017,829 and Q12025, $264,070; Mr. Schnitzer - FY2023, $71,630, FY2024, $76,025 and Q12025, $19,724; and Mr. Silk - FY2023, $70,220, FY2024, $74,529 and Q12025, $19,336.

As of June 30, 2024, the aggregate approximate amount of the accrued but unpaid Guaranteed Payments for each of the related party holders of the BCH Preferred A-0 Unit Accounts were as follows: BHI - $34.3 million; Mr. Fisher - $190 thousand; Mr. Hicks - $2.5 million; Mr. Schnitzer - $190 thousand; and Mr. Silk - $164 thousand.

BCH Preferred A-1 Unit Accounts

Holders of the BCH Preferred A-1 Unit Accounts, which as of June 30, 2024 include, BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, and Messrs. Fisher, Hicks, Schnitzer and Silk, who were directors of Ben Management and are currently or were directors of Beneficient during fiscal 2023 and 2024, are entitled to a quarterly preferred return (the “Quarterly Preferred Series A-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred A-1 Unit Accounts multiplied by a rate, which we refer to as the base rate (as described below), and allocable by a corresponding increase to the BCH Preferred A-1 Unit Accounts capital account.

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Pursuant to the terms of the previous BCH Seventh A&R LPA, the Quarterly Preferred Series A-1 Return is only allocable to the capital account for any quarterly period to the extent of the amount of income available to be allocated with respect to BCH Preferred A-1 Unit Accounts; provided that, amounts not allocated to the capital account during a given quarterly period as a result of insufficient income are added pro rata to a hypothetical BCH Preferred A-1 Unit Accounts capital account for each holder of the BCH Preferred A-1 Unit Accounts and become allocable to the capital account in the next quarterly period of which sufficient income is available for allocation with respect to BCH Preferred A-1 Unit Accounts (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series A-1 Return”). Holders of the BCH Preferred A-1 Unit Accounts are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH A&R LPA, allocations until the Quarterly Preferred Series A-1 Return and any Accrued Quarterly Preferred Series A-1 Return have been allocated. The hypothetical BCH Preferred A-1 Unit Accounts capital account is used for purposes of calculating the Quarterly Preferred Series A-1 Return and, as a result, increases in the hypothetical BCH Preferred A-1 Unit Accounts capital account result in increased Quarterly Preferred Series A-1 Returns in the future. Holders of the BCH Preferred A-1 Unit Accounts are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred A-1 Unit Accounts capital account, thereby increasing such holder’s BCH Preferred A-1 Unit Accounts capital account and resulting distributions.

As a result, the hypothetical BCH Preferred A-1 Unit Accounts capital balance represents a significant implicit value to any holder of the BCH Preferred A-1 Unit Accounts. On April 26, 2019, the BCH A&R LPA was amended to provide a rate cap with respect to the Quarterly Preferred Series A-1 Return (the “Preferred Series A-1 Rate Cap”). On November 12, 2021, the BCH A&R LPA was amended to remove the Preferred Series A-1 Rate Cap. This amendment added a feature that reduces the hypothetical capital account used to calculate quarter preferred returns by any amount that was allocated as a GAAP deemed dividend pursuant to Section 5.05(i) of the BCH A&R LPA.

In connection with the consummation of the Business Combination, the holders of the BCH Preferred A-1 Unit Accounts agreed to significantly reduce the BCH Preferred A-1 Unit Accounts return rate and also agreed to waive and defer the accrual of the preferred return as described above. Commencing with the effectiveness of the BCH Eighth A&R LPA, on June 7, 2023, in connection with the consummation of the Business Combination, the base rate shall be the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York prior to each fiscal quarter plus 0.5% (2.0% per annum); provided, that the Quarterly Preferred Series A-1 Return shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Preferred A-1 Unit Accounts, in which event distributions may be requested by the holders of the BCH Preferred A-1 Unit Accounts, and if not requested, such amounts shall be accrued. In addition, until January 1, 2025, the hypothetical BCH Preferred A-1 Unit Accounts capital account will only be increased to the extent there are allocations of income during such period. The agreement to waive and not accrue the Quarterly Preferred Series A-1 Return from the effective date of the BCH Eighth A&R LPA until December 31, 2024, which remained under the terms of the BCH Ninth A&R LPA, does not affect or waive any Quarterly Preferred Series A-1 Returns or hypothetical BCH Preferred A-1 Unit Accounts capital account already accrued as of the effective date of the BCH Eighth A&R LPA. BCH Preferred A-1 Unit Accounts have the redemption and conversion features and rights as described in “-Description of Securities - BCH Preferred A-1 Unit Accounts”, which is filed as Exhibit 4.6 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

For FY2023, FY2024 and Q12025, the following approximate amounts of the Accrued Quarterly Preferred Series A-1 Returns accrued to each of the related party holders of the BCH Preferred A-1 Unit Accounts: BHI - FY2023, $46.2 million, FY2024, $7.8 million and Q12025, $0; Mr. Fisher - FY2023, $257,754, FY2024, $43,726 and Q12025, $0; Mr. Hicks - FY2023, $3.5 million, FY2024, $0.6 million and Q12025, $0; Mr. Schnitzer - FY2023, $257,754, FY2024, $43,726 and Q12025, $0; and Mr. Silk - FY2023, $257,754, FY2024, $43,726 and Q12025, $0.

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As of June 30, 2024, the estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code and the estimated hypothetical capital account balance for the BCH Preferred A-1 Unit Accounts for each of the related party holders of the BCH Preferred A-1 Unit Accounts were approximately as follows:

BHI - capital account $644.0 million and hypothetical capital account of $730.8 million; Mr. Fisher - capital account of $2.9 million and hypothetical capital account of $3.3 million; Mr. Hicks - capital account of $48.0 million and hypothetical capital account of $54.5 million; Mr. Schnitzer - capital account of $2.9 million and hypothetical capital account of $3.3 million; and Mr. Silk - capital account $4.6 million and hypothetical capital account of $4.9 million.

The aggregate hypothetical BCH Preferred A-1 Unit Accounts capital balance for BHI and Messrs. Fisher, Hicks and Schnitzer would have been higher but for the previous Preferred Series A-1 Rate Cap. With respect to any quarterly period for which there is an allocation of income to the BCH Preferred Series A-1 Unit Accounts associated with either the Quarterly Preferred Series A-1 Return or the Accrued Quarterly Preferred Series A-1 Return, BCH is required to make a tax distribution in cash to BCH Preferred A-1 Unit Account holders, including BHI.

BCH Class S Ordinary Units

As of June 30, 2024, the holders of the BCH Class S Ordinary Units include BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, Mr. Hicks, and BMP, which holds such BCH Class S Ordinary Units in connection with the BMP Equity Incentive Plan. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced by the amount so allocated and, in exchange, the holders shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units equal to the amount of the reduction in the capital account divided by a price, which we refer to as the unit price, that will equal to the closing price of the Class A common stock on the primary exchange on which the shares of Class A common stock are listed on the date of such exchange or, if the Class A common stock is not listed on a national securities exchange, the closing price on the date of such exchange as quoted on the automated quotation system on which the Class A common stock is quoted. Such provisions result in the holders of the BCH Class S Ordinary Units and BCH Class S Preferred Units receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining the BCH Class S Units. In addition, BCH Class S Ordinary Units have the distribution and exchange features and rights as described in “-Description of Securities - BCH Class S Ordinary Units”, which is filed as Exhibit 4.6 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

BCH Class S Preferred Units

As of June 30, 2024, holders of the BCH Class S Preferred Units include BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, Mr. Hicks, and BMP, which holds such BCH Class S Preferred Units in connection with the BMP Equity Incentive Plan. Holders of the BCH Class S Preferred Units are entitled to the Quarterly Class S Preferred Unit Return equal to the hypothetical capital account balance of such BCH Class S Preferred Units multiplied by the base rate and allocable by a corresponding increase to the BCH Class S Preferred Unit capital account. Pursuant to the terms of the previous BCH Seventh A&R LPA, the Quarterly Class S Preferred Unit Return is only allocable to the capital account for any quarterly period to the extent of the amount of income available to be allocated with respect to BCH Class S Preferred Units; provided that, amounts not allocated to the capital account during a given quarterly period as a result of insufficient income are added pro rata to a hypothetical BCH Class S Preferred Unit capital account for each holder and become allocable to the capital account in the next quarterly period of which sufficient income is available for allocation with respect to BCH Class S Preferred Units (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Class S Preferred Unit Return”). Holders of the BCH Class S Preferred Units are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH A&R LPA, allocations until the Quarterly Class S Preferred Unit Return and any Accrued Quarterly Class S Preferred Unit Return have been allocated. The hypothetical BCH Class S Preferred Unit capital account is used for purposes of calculating the Quarterly Class S Preferred Unit Return and, as a result, increases in the hypothetical BCH Class S Preferred Unit capital account result in increased returns in the future. Holders of the BCH Class S Preferred Units are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Class S Preferred Unit capital account, thereby increasing such holder’s BCH Class S Preferred Unit capital account and resulting distributions. As a result, the hypothetical BCH Class S Preferred Unit capital balance represents a significant implicit value to any holder of the BCH Class S Preferred Units.

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In connection with the consummation of the Business Combination, the holders of the BCH Class S Preferred Units agreed to significantly reduce the BCH Class S Preferred Units return rate and also agreed to waive and defer the accrual of the preferred return described above. Commencing with the effectiveness of the BCH Eighth A&R LPA on June 7, 2023, in connection with the consummation of the Business Combination, the base rate shall be reduced to the base rate described for the BCH Preferred A-1 Unit Accounts described above; provided that the Quarterly Class S Preferred Unit Return shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024 except to the extent of allocations of income to the holders of the BCH Class S Preferred Units. In addition, until January 1, 2025, the hypothetical BCH Class S Preferred Units capital account will only be increased to the extent there are allocations of income during such period. The agreement to waive and not accrue the Quarterly Class S Preferred Unit Return from the effective date of the BCH Eighth A&R LPA until December 31, 2024, which remained under the terms of the BCH Ninth A&R LPA, does not affect or waive any Quarterly Class S Preferred Unit Returns or hypothetical BCH Class S Preferred Unit Accounts capital account already accrued as of the effective date of the BCH Eighth A&R LPA. The BCH Class S Preferred Units have the distribution and conversion features and right as described “Description of Securities - BCH Class S Preferred Units,” which is filed as Exhibit 4.6 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

For the FY2023, FY2024 and Q12025, the following approximate amounts of the Accrued Quarterly Class S Preferred Returns accrued to each of the related party holders of the BCH Class S Preferred Units: BHI - FY2023, $51,000, FY2024, $7,000 and Q12025, $0; Mr. Hicks - FY2023, $45, FY2024, $6 and Q12025, $0; and BMP - FY2023, $49,000, FY2024, $7,000 and Q12025, $0. As of June 30, 2024, the estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code and the estimated hypothetical capital account balance for BCH Class S Preferred Units for each of the related party holders of the BCH Class S Preferred Units were approximately as follows: BHI - capital account of $2,000 and hypothetical capital account of $121,000; Mr. Hicks - capital account of $3 and hypothetical capital account of $118; and BMP - capital account of $1,800 and hypothetical capital account of $116,000.

BCH Preferred C-1 Unit Accounts

As the holder of the BCH Preferred C-1 Unit Accounts, GWG was entitled to a quarterly preferred return (the “Quarterly Preferred Series C-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred C-1 Unit Accounts multiplied by a rate equal to a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted Consumer Price Index for All Urban Consumers covering the period including the calculation date, plus (B) 0.75 percent (0.5 percent prior to the consummation of the Business Combination), and (ii) the denominator of which is 1 minus the highest effective marginal combined U.S. federal, state and local income for a fiscal year for an individual in New York, New York (taking into account (a) the non-deductibility of expenses subject to the limitations described in Sections 67(a) and 68 of the Internal Revenue Code of 1986 and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). Such Quarterly Preferred Series C-1 Return was allocable by a corresponding increase to the BCH Preferred C-1 Unit Accounts capital account. Pursuant to the terms of the previous BCH Seventh A&R LPA, which continued to be applicable under the BCH Eighth A&R LPA, the Quarterly Preferred Series C-1 Return was only allocable to the capital account for any quarterly period to the extent of the amount of income available to be allocated with respect to BCH Preferred C-1 Unit Accounts; provided that, amounts not allocated to the capital account during a given quarterly period as a result of insufficient income were added pro rata to a hypothetical BCH Preferred C-1 Unit Accounts capital account for GWG, as the holder of the BCH Preferred C-1 Unit Accounts and became allocable to the capital account in the next quarterly period of which sufficient income is available for allocation with respect to BCH Preferred C-1 Unit Accounts (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series C-1 Return”). GWG, as the holder of the BCH Preferred C-1 Unit Accounts was entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH A&R LPA, allocations until the Quarterly Preferred Series C-1 Return and any Accrued Quarterly Preferred Series C-1 Return have been allocated. The hypothetical BCH Preferred C-1 Unit Accounts capital account was used for purposes of calculating the Quarterly Preferred Series C-1 Return and, as a result, increases in the hypothetical BCH Preferred C-1 Unit Accounts capital account resulted in increased Quarterly Preferred Series C-1 Returns in the future. GWG, as the holder of the BCH Preferred C-1 Unit Accounts is also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred C-1 Unit Accounts capital account, thereby increasing GWG’s BCH Preferred C-1 Unit Accounts capital account and resulting distributions. As a result, the hypothetical BCH Preferred C-1 Unit Accounts capital balance represented a significant implicit value to GWG, as the holder of the BCH Preferred C-1 Unit Accounts. For FY2023, the Accrued Quarterly Preferred Series C-1 Returns accrued to GWG, as the holder of the BCH Preferred C-1 Unit Accounts was $12.0 million. As of March 31, 2023, the estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code and the estimated hypothetical capital account balance for the BCH Preferred C-1 Unit Accounts for GWG, as the holder of the BCH Preferred C-1 Unit Accounts were approximately as follows: capital account $205 million and hypothetical capital account $225 million. With respect to any quarterly period for which there is an allocation of income to the BCH Preferred Series C-1 Unit Accounts associated with either the Quarterly Preferred Series C-1 Return or the Accrued Quarterly Preferred Series C-1 Return, BCH was required to make a tax distribution in cash to GWG, as the holder of the BCH Preferred C-1 Unit Accounts. On July 10, 2023, the BCH Preferred C-1 converted into 550,510 shares of Class A common stock at approximately $372.80 per share. The BCH Ninth A&R LPA, effective April 18, 2024, removed reference to the BCH Preferred C-1 Unit Accounts.

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BCH FLP Unit Accounts

The BCH FLP Unit Accounts are subdivided into the BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts. As of June 30, 2024, BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, holds all of the BCH FLP-1 Unit Accounts and BMP, which is owned by directors and employees of Ben, holds the limited partner interests in the BCH FLP-2 Unit Accounts. As discussed below, BCH issued the BCH FLP-3 Unit Accounts to an entity controlled and directly or indirectly owned by our CEO, and such BCH FLP-3 Unit Accounts are entitled to certain distributions as described below and elsewhere in this registration statement of which this prospectus forms a part.

BCH FLP-1 Unit Accounts

As the holder of BCH FLP-1 Unit Accounts, BHI is entitled to quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH FLP-1 Unit Accounts pursuant to the BCH A&R LPA. BCH FLP-1 Unit Accounts are allocated income equal to 50.5% of: (1) fifteen percent (15%) of the profits from financing activities of BCH and its subsidiaries, exclusive of profits from other activities such as fees or reimbursement of expenses in connection with trustee or custodial services and insurance and insurance-related activities (this will generally include revenues from Ben Liquidity subsidiaries), and (2) the Excess EBITDA Margin, which generally relates to the fee-generating businesses of Beneficient, exclusive of financing activity revenues. The Excess EBITDA Margin for an applicable entity is equal to the lesser of (i) 50% of the revenues of BCH and its tax pass-through subsidiaries, excluding revenues from financing activities, and (ii) an amount of revenues that will cause the EBITDA of such entity divided by the gross revenues of such entity to equal 20% (this will generally include the subsidiaries of Ben Custody and Ben Insurance Services). BCH FLP-1 Unit Accounts are also entitled to receive annual tax distributions. Such provisions result in BHI, as the holder of the BCH FLP-1 Unit Accounts, receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining such BCH FLP-1 Unit Accounts. For FY2023 and FY2024, BHI did not receive any BCH S Ordinary Units or BCH S Preferred Units in connection with certain income allocations as a holder of the BCH FLP-1 Units Accounts.

In addition, BCH FLP-1 Unit Accounts are entitled to the allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). Commencing with the effectiveness of the BCH Eighth A&R LPA on June 7, 2023, BMP, as the holder of the BCH FLP-2 Unit Accounts, is also entitled to receive an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the BCH FLP-1 Unit Accounts (50.5%) and the FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A Units and Class S Units. Immediately following any such allocation, the amount allocated is converted in BCH Class S Ordinary Units at the unit price, which is determined by the closing price of a share of the Class A common stock on the primary exchange on which such shares are listed. The consummation of the Business Combination resulted in an upward adjustment of the carrying value of the assets of BCH allocable to the FLP-1 and FLP-2 Unit Accounts of approximately $321.9 million. Pursuant to the terms of the BCH Eighth A&R LPA, which became effective upon the consummation of the Business Combination on June 7, 2023, 402,383 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. Additionally, subsequent to the Business Combination, additional carrying value adjustments occurred, and approximately 260,000 BCH Class S Ordinary Units would be issuable through June 30, 2024 as a result of such carrying value adjustments, subject to the Compensation Policy. However, due to the Company’s Compensation Policy, the number of BCH Class S Ordinary Units that may be issued in 2024 or any subsequent year in connection with the such carrying value adjustments will be restricted, unless waived or amended, and require approval of the Board; provided that any such BCH Class S Ordinary Units that may not be issued in 2024 may be issued in subsequent years in accordance with the Compensation Policy. As of June 30, 2024, there has been no allocation of the carrying value adjustment among the holders of the FLP-1 Unit Accounts and the FLP-2 Unit Accounts and no issuance of any BCH Class S Ordinary Units as a result of such adjustment. For additional information, see the section in Beneficient’s Annual Report on Form 10-K titled “-Executive Compensation - Compensation Policy.”

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BCH FLP-2 Unit Accounts

BMP is the sponsor of the BMP Equity Incentive Plan and holds the BCH FLP-2 Unit Accounts. As the holder of BCH FLP-2 Unit Accounts, BMP is entitled to quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH FLP-2 Unit Accounts pursuant to the BCH A&R LPA. BCH FLP-2 Unit Accounts are allocated income equal to 49.5% of: (1) fifteen percent (15%) of the profits from financing activities of BCH and its subsidiaries, exclusive of profits from other activities such as fees or reimbursement of expenses in connection with trustee or custodial services and insurance and insurance-related activities (this will generally include revenues from Ben Liquidity subsidiaries), and (2) the Excess EBITDA Margin, which generally relates to the fee-generating businesses of Beneficient, exclusive of financing activity revenues. The Excess EBITDA Margin for an applicable entity is equal to the lesser of (i) 50% of the revenues of BCH and its tax pass-through subsidiaries, excluding revenues from financing activities, and (ii) an amount of revenues that will cause the EBITDA of such entity divided by the gross revenues of such entity to equal 20% (this will generally include the subsidiaries of Ben Custody and Ben Insurance Services). BCH FLP-2 Unit Accounts are also entitled to receive annual tax distributions. Such provisions result in BMP, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining such BCH FLP-2 Unit Accounts. For FY2023 and FY2024, BMP did not receive any BCH S Ordinary Units or BCH S Preferred Units in connection with certain income allocations as a holder of the BCH FLP- 2 Units Accounts.

In addition, commencing with the effectiveness of the BCH Eighth A&R LPA on June 7, 2023, BMP, as the holder of the BCH FLP-2 Unit Accounts, is also entitled to receive an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the BCH FLP-1 Unit Accounts (50.5%) and the FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A Units and Class S Units. Immediately following any such allocation, the amount allocated is converted in BCH Class S Ordinary Units at the unit price, which is determined by the closing price of a share of the Class A common stock on the primary exchange on which such shares are listed. The consummation of the Business Combination resulted in an upward adjustment of the carrying value of the assets of BCH allocable to the FLP-1 and FLP-2 Unit Accounts of approximately $321.9 million. Pursuant to the terms of the BCH Eighth A&R LPA, which became effective on June 7, 2023, 402,383 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. Additionally, subsequent to the Business Combination, additional carrying value adjustments occurred, and approximately 260,000 BCH Class S Ordinary Units would be issuable through June 30, 2024 as a result of such carrying value adjustments, subject to the Compensation Policy. However, due to the Company’s Compensation Policy, the number of BCH Class S Ordinary Units that may be issued in 2024 or any subsequent year in connection with the such carrying value adjustments will be restricted, unless waived or amended, and require approval of the Board; provided that any such BCH Class S Ordinary Units that may not be issued in 2024 may be issued in subsequent years in accordance with the Compensation Policy. As of June 30, 2024, there has been no allocation of the carrying value adjustment among the holders of the FLP-1 Unit Accounts and the FLP-2 Unit Accounts and no issuance of any BCH Class S Ordinary Units as a result of such adjustment. For additional information, see the section in Beneficient’s Annual Report on Form 10-K titled “-Executive Compensation - Compensation Policy.”

BCH FLP-3 Unit Accounts

As the holder of BCH FLP-3 Unit Accounts, BHI is entitled to quarterly tax and other distributions equal to 100% of the amount of profit allocated to BHI’s BCH FLP-3 Unit Accounts capital account. BCH’s obligations to make such distributions are not subject to available cash. BCH FLP-3 Unit Accounts are allocated profits from net financing revenues on a quarterly basis equal to the lesser of (i) 5% of the quarterly net financing revenues, or (ii) 10% of the average annualized stated interest (to the extent constituting net financing revenue) of the quarterly average of new ExAlt Loans issued by any subsidiaries of Beneficient during the previous twelve fiscal quarters. For FY2023 and FY2024, distributions of $0.9 million and nil were made to BHI, as holder of the BCH FLP-3 Unit Accounts.

Redemption of certain BCH Preferred A-1 Unit Accounts held by Mr. Silk. BHI, Mr. Silk and BCG entered into that certain Limited Partnership Interest Assignment Agreement, effective as of April 1, 2022, whereby BHI assigned Mr. Silk BCH Preferred A-1 Unit Accounts having an account balance of $5,721,658 (the “BHI Initial Grant”). Further, effective as of April 3, 2022, BHI, Mr. Silk and BCG entered into another Limited Partnership Interest Assignment Agreement, whereby BHI assigned Mr. Silk BCH Preferred A-1 Unit Accounts having an account balance of $3,793,342 (the “BHI Tax Grant,” and together with the BHI Initial Grant, the “BHI Grants”). In order to provide Mr. Silk with cash to cover any tax liability arising from the BHI Grants, BCH and Mr. Silk entered into that certain Unit Account Redemption Agreement, effective as of April 3, 2022, whereby BCH agreed to, without further action or condition, purchase and redeem on June 1, 2022 from Mr. Silk all of the BCH Preferred A-1 Unit Accounts granted to Mr. Silk pursuant to the BHI Tax Grant for a purchase price of $3,793,342, in cash. On April 2, 2022, $1,144,332 of Mr. Silk’s BCH Preferred A-1 Unit Accounts were converted into BCH Preferred A-0 Unit Accounts.

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Conversion of certain BCH Preferred A-1 Unit Accounts into BCH Preferred A-0 Unit Accounts

Pursuant to conversion letters by and among BCG, BCH and the respective holder of BCH Preferred A-1 Unit Accounts identified in the table below, BCG, as the general partner of BCH, and the respective holder of BCH Preferred A-1 Unit Accounts converted a certain amount of the capital account balance of the BCH Preferred A-1 Unit Accounts held by such holder into an equal amount of capital account balance of BCH Preferred A-0 Unit Accounts. Such conversions were effective as of December 1, 2021 for all such holders other than Mr. Silk, whose conversion was effective as of April 2, 2022. The respective holders of BCH Preferred A-1 Unit Accounts and the conversion amounts are estimated in the table below as of the date of the conversion.

Holder(1)	BCH Preferred A-1 Unit Accounts - Pre-Conversion Capital Account Balance	BCH Preferred A-0 Unit Accounts - Capital Account Balance Upon Conversion	BCH Preferred A-1 Unit Accounts - Capital Account Balance Immediately Following Conversion
AltiVerse Capital Markets, L.L.C	$114,433	$22,887	$91,547
Beneficient Holdings, Inc.	$1,027,520	$206,263	$821,258
Bruce W. Schnitzer	$5,722	$1,144	$4,577
Hicks Holdings Operating, LLC	$76,602	$15,320	$61,281
James G. Silk	$5,722	$1,144	$4,577
MHT Financial, L.L.C.	$24,468	$4,894	$19,575
Richard W. Fisher	$5,722	$1,144	$4,577

(1)	The table is based upon estimated capital account balances as of the date of the conversion as determined pursuant to Section 704 of the Internal Revenue Code, and such estimates are subject to adjustment.

Policies and Procedures for Related Party Transactions

On June 6, 2023, the Company adopted a new written related party transaction policy effective upon the consummation of the Business Combination. Effective February 6, 2024, the Company adopted an amended and restated related party transaction policy (as amended, the “Related Party Transaction Policy”), to provide, among other things, that the newly established Products and Related Party Transactions Committee will evaluate and approve all related party transactions, including Liquidity Transactions, in lieu of the Audit Committee. Furthermore, pursuant to the Related Party Transaction Policy, the following transactions are deemed to be preapproved, even if the aggregate amount involved exceeds $120,000:

●	a transaction involving compensation of directors if the compensation is reported in the Company’s proxy statement under Item 402 of Regulation S-K;

●	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or a special supplemental benefit for an executive officer, and the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K (generally applicable to “named executive officers”);

●	a transaction available to all employees generally or to all salaried employees generally;

●	a transaction in which the interest of the Related Party (as defined in the Related Party Transaction Policy) arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis;

●	reimbursement of business expenses incurred by a director or officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

●	indemnification and advancement of expenses made pursuant to the Company’s organizational documents or pursuant to any agreement approved by the Products and Related Party Transactions Committee or the Board;

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●	any transaction with a Related Party involving services as a bank depository of funds, transfer agent, registrant, escrow agent, trustee under a trust or bond indenture, collateral agent, or similar services;

●	a transaction with another company at which a Related Party’s only relationship is as (a) an employee (other than an executive officer) or director, (ii) a beneficial owner of less than 10%, together with his or her Immediate Family Members (as defined in the Related Party Transaction Policy), of that company’s outstanding equity, or (iii) in the case of partnerships, a limited partner, if the limited partner, together with his or her Immediate Family Members, has an interest of less than 10% and the limited partner does not hold another position in the partnership, if the aggregate amount involved does not exceed $1.0 million;

●	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed $1.0 million;

●	performance of the Second A&R Bradley Capital Agreement; provided that any material amendment to such agreement shall be subject to the provisions of the Related Party Transaction Policy;

●	performance of the Aircraft Sublease and the related Contribution Agreement; provided that any material amendment to such agreements shall be subject to the provisions of the Related Party Transaction Policy;

●	amendments to the BCH A&R LPA; provided that any material amendment to such agreement shall be subject to the provisions of the Related Party Transaction Policy;

●	amendments to the BMP Equity Incentive Plan and the First Amended and Restated Limited Partnership Agreement of BMP; provided that any material amendment to such agreements shall be subject to the provisions of the Related Party Transaction Policy ; or

●	individual Liquidity Transactions that are (i) in an amount not to exceed the greater of $50.0 million and, in the event of the issuance of equity securities, a number of shares of the Company’s Class A common stock (assuming full conversion of the securities issued in such Liquidity Transaction) that is equal to 19.99% of the Company’s outstanding Common Stock; (ii) are consistent with the Company’s underwriting guidelines and credit policies as approved by the Board; (iii) and in the event securities of the Company are issued in such transaction, such securities are a Pre-Approved Security (as defined in the Related Party Transaction Policy), with the value of equity to be issued in a Liquidity Transaction for purposes of the size limitation being determined based on the previous trading day’s closing price of the Class A common stock that is to be issued or underlying convertible securities to be issued on the day the agreements governing such transactions are entered into.

All of the transactions described in this section were either entered into prior to June 6, 2023, or were approved by the Audit Committee or the Products and Related Party Transactions Committee, as applicable.

Payments to our Founder and Chief Executive Officer

The following table sets forth certain information regarding (i) payments of cash made or that have accrued to Mr. Heppner and (ii) issuances of equity and accruals to capital accounts and hypothetical capital accounts on equity interests held by certain entities in which Mr. Heppner has a financial interest. Disclosure covers (i) payments made in connection with Mr. Heppner’s compensation as Chief Executive Officer of the Company during FY2023 and FY2024 as disclosed in “Executive Compensation” section of the Company’s Annual Report on Form 10-K, (ii) payments made in connection with certain related party transactions in which Mr. Heppner has a financial interest for FY2024, FY2023 and Q12025 as disclosed in “Certain Relationships and Related Party Transactions” and (iii) certain other arrangements under which amounts may be payable in later periods.

For ease of reference, the table below presents information regarding compensation and related party transactions disclosures within one table, however Item 402 of Regulation S-K does not require disclosure of executive compensation paid to Mr. Heppner during Q12025 but Item 404 of Regulation S-K does require disclosure of related party transactions for such additional periods. As this disclosure is prepared in conformity with the periods required by Regulation S-K, for compensation matters, the rows for the Q12025 have been shaded in the tabular disclosure below, as applicable, but this should not be construed as Mr. Heppner not receiving compensation in Q12025. Mr. Heppner has received payments during these time periods, but such information is not required to be disclosed by SEC rules.

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Executive Compensation
		Amount Paid or Accrued
Type	Explanation	FY 2024		FY 2023		Q1 2025
Salary1	We provide Mr. Heppner cash compensation in the form of a base salary. For additional information on Mr. Heppner’s salary, see the section titled “Executive Compensation-Summary Compensation Table” in our Annual Report on Form 10-K.	$225,000		$225,000		$
Bonus	From time to time, we provide Mr. Heppner cash compensation in the form of a bonus. For additional information on bonuses awarded to Mr. Heppner, see the section titled “Executive Compensation-Summary Compensation Table” in our Annual Report on Form 10-K.	$-		$ 50,000	2	$
Stock Awards	From time to time, we have granted equity awards in the form of restricted equity units (REUs) pursuant to the 2018 Equity Incentive Plan and restricted stock units pursuant to the 2023 Incentive Plan to Mr. Heppner and may grant future equity awards to Mr. Heppner under the 2023 Incentive Plan. For additional information on Mr. Heppner’s stock awards, see the section titled “Executive Compensation-2024 Fiscal Year Outstanding Equity Awards at Fiscal Year-End Table” in our Annual Report on Form 10-K.	$ 1,142,019	3*	$ 542,888	3*	$
Adjusted All Other Compensation4, 5	We provide certain benefits and perquisites to Mr. Heppner including supplemental medical coverage, a 401(K) plan and payment of country club dues. For additional information on perquisites provided to Mr. Heppner, see the section titled “Executive Compensation-Summary Compensation Table” in our Annual Report on Form 10-K.	$1,432,618		$1,454,381		$
Bradley Capital Agreement6	Pursuant to the Bradley Capital Agreement, we make payments to Bradley Capital for certain executive-level services provided and for the use of office space and other resources and non-business use of an aircraft. Bradley Capital is an entity ultimately owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. Additionally, we pay certain legal, tax and other expenses on behalf of Bradley Capital under the terms of the Bradley Capital Agreement. For additional information on the Bradley Capital Agreement, see the sections titled “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on July 9, 2024 and “Certain Relationships and Related Party Transactions-Relationships with Other Parties” in this registration statement. A copy of the Second Amended and Restated Bradley Capital Agreement is included as Exhibit 10.18.2 to this registration statement of which this prospectus forms a part and is incorporated herein by reference	$2,708,877		$8,724,253		$

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Related Party Transactions

HCLP Loan Agreement7†	Pursuant to the HCLP Loan Agreement, we make payments to HCLP on our secured loans from HCLP, primarily in the form of principal and interest payments. The majority of HCLP is indirectly owned by The Highland Investment Holdings Trust, of which Mr. Heppner and his family are the beneficiaries. Mr. Heppner is a trustee of this trust but does not possess any discretionary authority with respect to the management, distribution or administration of the trust’s current assets (including HCLP). As of June 30, 2024, we had approximately $94.7 million (including an unamortized premium thereon) of debt outstanding derived from our secured loans with HCLP in principal amount. We have in the past, and we may in the future, pay fees to HCLP to extend the maturity date of our secured loans. For additional information on the HCLP Loan Agreement, see the section titled “Certain Relationships and Related Party Transactions, and Director Independence-Relationships with Other Parties.” Copies of the HCLP Loan Agreement and amendments thereto are included as Exhibits 10.15.1 through 10.15.14 and 10.16.1 through 10.16.15 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.	$9,085,535	[8]	$8,724,253	[9]	$2,263,153	[10]
Aircraft Sublease	Pursuant to the Aircraft Sublease, which were effective January 1, 2022 and January 1, 2023, Bradley Capital subleases an aircraft, without a crew, to Beneficient USA for up to three hundred (300) hours of use. Beneficient USA pays certain quarterly rental fees plus direct operating expenses, and Bradley Capital pays the fixed and variable costs of operating the aircraft. For additional information on the Aircraft Sublease, see the sections titled “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions-Relationships with Other Parties.” The Aircraft Sublease expired on January 1, 2024.	$4,050,000	11*	$5,400,000	12*	$-
Relationship with The Heppner Endowment for Research Organizations, L.L.C. and Research Ranch Operating Company, L.L.C.	HERO and RROC are indirectly owned by The Highland Investment Holdings Trust, The Highland Great Plains Trust and The Highland Partner Holdings Trust. Mr. Heppner is a permissible beneficiary of The Highland Investment Holdings Trust and The Highland Partner Holdings Trust, but he is not a beneficiary of The Highland Great Plains Trust. Mr. Heppner’s family members are potential beneficiaries of each of these three trusts. The Charitable Accounts (as defined herein) have historically received proceeds from certain trusts settled and funded by our customers in support of their charitable initiatives, but HERO does not receive any proceeds from trusts settled and funded by customers of Ben. We have certain outstanding payables to RROC and the Charitable Accounts as described in the section titled “Certain Relationships and Related Party Transactions, and Director Independence-Relationships with Other Parties.” We do not anticipate engaging in further transactions with these entities.	$-	[13]	$-	[13]	$-	[13]

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Equity Securities Structurally Senior to our Common Stock

BCH Preferred A-0 Unit Accounts	As of June 30, 2024, BHI held BCH Preferred A-0 Unit Accounts with an estimated capital account balance of $206.3 million. Additionally, as of June 30, 2024, BHI is owed quarterly guaranteed payments of approximately $34.3 million. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. As a holder of the BCH Preferred A-0 Unit Accounts, BHI is entitled to receive quarterly guaranteed cash payments equal to 1.50% per fiscal quarter (or 6.0% per annum) of its BCH Preferred A-0 Unit Accounts capital account balance on an annual basis, subject to the terms of an agreement to defer delivery of such payments until November 15, 2024. BHI has accrued such quarterly guaranteed cash payments, but such amounts remain unpaid as of the date hereof. See “Description of Securities-Limited Partner Interests in BCH”, “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions-Beneficient Company Holdings, L.P. Interests” for additional information on payments made to BHI as a holder of BCH Preferred A-0 Unit Accounts.	$13,700,000	14*	$12,900,000	14*	$3,600,000	14*
BCH Preferred A-1 Unit Accounts	As of June 30, 20234 BHI held BCH Preferred A-1 Unit Accounts with an estimated capital account balance of $644.1 million and an estimated hypothetical capital account of $730.8 million. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. As a holder of the BCH Preferred A-1 Unit Accounts, BHI is entitled to (i) a quarterly preferred return equal to the hypothetical capital account balance of such BCH Preferred A-1 Unit Accounts multiplied by the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York prior to each fiscal quarter plus 0.5% (2.0% per annum) and allocable by a corresponding increase to the BCH Preferred A-1 Unit Accounts capital account, subject to an agreement to waive and defer the accrual of such payments until December 31, 2024, (ii) tax distributions for any period in which there is an allocation of income related to the quarterly preferred return and (iii) allocations from sale proceeds of BCH in an amount up to their hypothetical BCH Preferred A-1 Unit Accounts capital account. See “Description of Securities-Limited Partner Interests in BCH”, “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions, and Director Independence-Beneficient Company Holdings, L.P. Interests” for additional information on payments made to BHI as a holder of BCH Preferred A-1 Unit Accounts.	$7,845,252	15*	$46,245,923	15*	$-
BCH Class S Ordinary Units	As of June 30, 2024, BHI held BCH Class S Ordinary Units with an estimated capital account balance of $11.5 million. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. Following certain allocations of income to the BCH Class S Ordinary Units, the capital account balance associated with such BCH Class S Ordinary Units shall be reduced by the amount so allocated and, in exchange, BHI is entitled to an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units equal to the amount of the reduction in the capital account divided by the closing price of the Class A common stock on the date of such exchange. See “Description of Securities-Limited Partner Interests in BCH”, “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions-Beneficient Company Holdings, L.P. Interests” for additional information on limited partner interests issued to BHI as a holder of BCH Class S Ordinary Units.	$-		$-		$-
BCH Class S Preferred Units	As of June 30, 2024, BHI held BCH Class S Preferred Units with an estimated capital account balance of $0.3 million and an estimated hypothetical capital account of $0.4 million. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. Holders of the BCH Class S Preferred Units are entitled to receive (i) a quarterly preferred return (the “Quarterly Class S Preferred Unit Return”) equal to the hypothetical capital account balance of such BCH Class S Preferred Units multiplied by the base rate and allocable by a corresponding increase to the BCH Class S Preferred Unit capital account, subject to an agreement to waive and defer the accrual of such payments until December 31, 2024 and (ii) allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Class S Preferred Unit capital account, thereby increasing such holder’s BCH Class S Preferred Unit capital account and resulting distributions. See “Description of Securities-Limited Partner Interests in BCH”, “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions-Beneficient Company Holdings, L.P. Interests” for additional information on payments made to BHI as a holder of BCH Class S Preferred Units.	$6,905	16*	$16,000	16*	$-
BCH FLP-1 Unit Accounts	As of June 30, 2024, BHI held BCH FLP-1 Unit Accounts Units with an estimated capital account balance of $0.00 as amounts allocated are converted to BCH Class S Ordinary and/or BCH Class S Preferred Units as described below. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. As a holder of the BCH FLP-1 Unit Accounts, BHI is entitled to receive (i) quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH FLP-1 Unit Accounts pursuant to the Eighth A&R BCH LPA, which is 50.5% of (1) 15% of profits from financing activities of BCH and (2) Excess EBITDA Margin, which generally relates to the fee-generating businesses of Ben, (ii) upon its allocation of income of BCH in accordance with the Eighth A&R BCH LPA, additional BCH Class S Ordinary Units and BCH Class S Preferred Units, (iii) an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b) and (iv) annual tax distributions. See “Description of Securities-Limited Partner Interests in BCH”, “Executive Compensation-Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions-Beneficient Company Holdings, L.P. Interests” for additional information on payments made and limited partner interests issued to BHI as a holder of BCH FLP-1 Unit Accounts.	$177,959,674	17*	$-		$462,363	18*
BCH FLP-2 Unit Accounts	As of June 30, 2024, BMP held BCH FLP-2 Unit Accounts Units with an estimated capital account balance of $0.00. BMP is owned by certain of the directors, officers and employees of Ben and a limited number of former employees. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. Mr. Heppner does not hold an interest in BMP. When an employee forfeits their interest in BMP, BHI holds such interests until they are reissued to a participant. As a result, BHI may occasionally hold the forfeited interests of a former employee in BMP. However, BHI does not currently hold any such forfeited interests. As the holder of BCH FLP-2 Unit Accounts, BMP is entitled to receive (i) quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH FLP-2 Unit Accounts pursuant to the Eighth A&R BCH LPA, which is 49.5% of (1) 15% of profits from financing activities of BCH and (2) Excess EBITDA Margin (as defined herein), which generally relates to the fee-generating businesses of Ben, (ii) annual tax distributions, (iii) upon its allocation of income of BCH in accordance with the Eighth A&R BCH LPA, additional BCH Class S Ordinary Units and BCH Class S Preferred Units and (iv) an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). See “Description of Securities- Limited Partner Interests in BCH”, “Executive Compensation- Narrative Disclosure to the Summary Compensation Table” and “Certain Relationships and Related Party Transactions, and Director Independence-Beneficient Company Holdings, L.P. Interests” for additional information on payments made and limited partner interests issued to BMP as a holder of the BCH FLP-2 Unit Accounts.	$-		$-		$-
BCH FLP-3 Unit Accounts	As of June 30, 2024, BHI held BCH FLP-3 Unit Accounts Units with an estimated capital account balance of $930,000. The BCH FLP-3 Unit Accounts are designed to have a capital account of $0.00 as allocations are typically payable in cash upon issuance. However, as of June 30, 2024, the Company owed BHI $930,000 in cash distributions in connection with a previous allocation resulting in a capital account balance of $930,000. BHI is directly owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries. As the holder of BCH FLP-3 Unit Accounts, BHI is entitled to receive quarterly tax and other distributions equal to 100% of the amount of the profit allocated to BHI’s BCH FLP-3 Unit Accounts capital balance. BCH FLP-3 Unit Accounts are allocated profits from financing activities of Ben equal to the lesser of 5% of quarterly net financing revenues and 10% of the average annualized stated interest (to the extent constituting net financing revenues) of the quarterly average of new ExAlt Loans issued during the previous 12 months. See “Description of Securities-Limited Partner Interests in BCH”, “Certain Relationships and Related Party Transactions, and Director Independence-Beneficient Company Holdings, L.P. Interests” for additional information on payments made to BHI as a holder of BCH FLP-3 Unit Accounts.	$-		$900,000		$-

*	Such amount does not represent cash actually paid.
1	Amounts do not include certain equity interests and other returns received by BHI, which is owned by The Highland Business Holdings Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, as each of these additional amounts represent returns on founder’s equity interests originally received in connection with the formation and recapitalization of BCG and its subsidiaries and are not considered to be compensation, consistent with their treatment in the Company’s audited financial statements. See “- Narrative Disclosure to Summary Compensation Table-Beneficient Company Holdings, L.P. Interests.”
2	Consists of the bonus amounts earned and paid to Mr. Heppner during FY2023.
3	Represents the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718. Awards in FY2023 were pursuant to the 2018 Ben Equity Incentive Plan and awards is FY2024 were pursuant to the 2023 Incentive Plan.
4	Amounts shown exclude certain payments made pursuant to the Bradley Capital Agreement, which are addressed below, and are not the same as reflected in the Summary Compensation Table.
5	On October 20, 2023, the Company paid legal fees of approximately $2.4 million on behalf of Mr. Heppner as indemnification from the proceeds under the HH-BDH Credit Agreement. On November 7, 2023, the Company was reimbursed by its D&O insurance carrier a total of $3.5 million, which included, among others, the legal fees paid by the Company on behalf of Mr. Heppner. Additional amounts of legal fees paid on behalf of Mr. Heppner as indemnification during FY2024 totaled $1.8 million, of which $1.0 million was a legal retainer. Substantially all of these payments are expected to be eligible for reimbursement by the D&O insurance carrier.
6	As of March 31, 2024 and March 31, 2023, $2.7 million and $3.6 million, respectively, was owed and unpaid to Bradley Capital under the terms of the Bradley Capital Agreement related to the ongoing aspects of this services agreement. Additionally, as of March 31, 2024 and 2023, we have $0.7 million and $3.5 million accrued under this services agreement related to these private travel reimbursements originating prior to the aircraft sublease. On October 20, 2023, a payment of approximately $2.5 million of past amounts owed and unpaid was made to Bradley Capital under the terms of the Bradley Capital Agreement from proceeds under the HH-BDH Credit Agreement. Additional payments made to Bradley Capital during FY2024 related to past amounts owed and unpaid totaled $0.6 million.
†	Subsequent to March 31, 2024, additional interest is accruing at a rate of approximately $0.8 million per month but has not been paid.
7	On October 20, 2023, the Company paid legal fees of $559,753 on behalf of HCLP pursuant to the indemnification obligations under the HCLP Loan Agreement from the proceeds under the HH-BDH Credit Agreement. Additional legal fees were paid on behalf of HCLP pursuant to indemnification obligations in the amount of $463,540 during FY2024.
8	Amount represents monthly interest that was accrued during FY2024. No monthly interest payments were made during the FY 2024.
9	Amount represents monthly interest payments made during the FY2023.
10	Amount represents monthly interest that was accrued during Q1 2025. No monthly interest payments were made during the Q1 2025.
11	Amount was expensed during the period but has not been paid for the period from April 1, 2023 to January 1, 2024, at which point the aircraft sublease agreement expired.
12	Amount was expensed during the period but has not been paid.
13	Ben had outstanding payables of $2.2 million to charitable entities to which HERO serves as an advisor. However, Mr. Heppner does not have final decision-making authority on the ultimate use of these amounts.
14	Represents amount of Guaranteed Payment accrued, but unpaid, for the period.
15	Represents amount of the Accrued Quarterly Preferred Series A-1 Return accrued, but unpaid, for the period.
16	Represents amount of the Accrued Quarterly Class S Preferred Return accrued, but unpaid, for the period.
17	Represents a portion of the upward adjustment of the carrying value of the assets of BCH resulting from the Business Combination that are allocable to BHI as the holder of the BCH FLP-1 Unit Accounts. Once issued, this would result in BHI receiving 50.50% of the approximately 402 thousand BCH Class S Ordinary Units issuable as a result of the carrying value adjustment arising from the Business Combination. Additionally, represents a portion of the additional upward adjustments of the carrying value of the assets of BCH subsequent to the Business Combination through March 31, 2024 totaling approximately 160,000 BCH Class S Ordinary Units of which, once issued, 50.50% are allocable to BHI as the holder of the BCH FLP-1 Unit Accounts. However, due to the limitations of the Compensation Policy, the number of Class S Ordinary Units issuable in FY2024 was limited. As of March 31, 2024, there has been no allocation of the carrying value adjustment among the holders of the FLP-1 Unit Accounts and the FLP-2 Unit Accounts and no issuance of any BCH Class S Ordinary Units as a result of such adjustment. See “Certain Relationships and Related Party Transactions - Beneficient Company Holdings, L.P. Interests - BCH FLP-1 Unit Accounts” for additional information. The estimated value of the Class S Ordinary Units allocable to BHI, once issued, using the closing price of the Class A common stock as of March 31, 2024 as a proxy, was $1.5 million.
18	Represents a portion of the upward adjustment of the carrying value of the assets of BCH resulting from the Business Combination that are allocable to BHI as the holder of the BCH FLP-1 Unit Accounts. Once issued, this would result in BHI receiving 50.50% of the approximately 402 thousand BCH Class S Ordinary Units issuable as a result of the carrying value adjustment arising from the Business Combination. Additionally, represents a portion of the additional upward adjustments of the carrying value of the assets of BCH subsequent to the Business Combination through June 30, 2024 totaling approximately 260,000 BCH Class S Ordinary Units of which, once issued, 50.50% are allocable to BHI as the holder of the BCH FLP-1 Unit Accounts. However, due to the limitations of the Compensation Policy, the number of Class S Ordinary Units issuable in Q12025 was limited. As of June 30, 2024, there has been no allocation of the carrying value adjustment among the holders of the FLP-1 Unit Accounts and the FLP-2 Unit Accounts and no issuance of any BCH Class S Ordinary Units as a result of such adjustment. See “Certain Relationships and Related Party Transactions - Beneficient Company Holdings, L.P. Interests - BCH FLP-1 Unit Accounts” for additional information. The estimated value of the Class S Ordinary Units allocable to BHI, once issued, using the closing price of the Class A common stock as of June 30, 2024 as a proxy, was $119 thousand.

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DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Stockholders under this prospectus as the price will be determined by the prevailing public market price for shares of our Class A common stock, by negotiations between the Selling Stockholders and the buyers of our Class A common stock in private transactions or as otherwise described in “Plan of Distribution.”

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SELLING STOCKHOLDERS

This prospectus relates in part to the offer and sale from time to time of up to 8,890,377 shares of our Class A common stock by the stockholders identified in the table below, who we refer to in this prospectus as the “Selling Holders” and their respective transferees, pledgees, donees, assignees or other successors (each also a Selling Holder for purposes of this prospectus). The Selling Holders identified below may currently hold or acquire at any time shares of our Class A common stock in addition to those registered hereby.

We are registering 3,131,626 shares of our Class A common stock for sale by the Selling Holders named below pursuant to contractual agreements by and between the Company and the Selling Holders as described below, which represents 68.4% percent of our total number of shares outstanding as of September 24, 2024.

The percent of beneficial ownership for the Selling Holders is based on (i) 4,579,970 shares of Class A common stock and (ii) 239,257 shares of Class B common stock outstanding as of September 24, 2024. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, each Selling Holder listed below has sole voting and investment power with respect to the shares of our Class A common stock beneficially owned by it.

Information concerning the Selling Holders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional Selling Holders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the Selling Holders.

The Selling Holders are not obligated to sell any of the shares of our securities offered by this prospectus. Because each Selling Holder identified in the table below may sell some or all of the shares of our securities owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Holders.

In addition, subject to the registration rights agreements described below, each Selling Holder may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the Selling Holders provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that each Selling Holder will sell all of the Offered Securities beneficially owned by it that are covered by this prospectus and will not acquire any additional shares of Class A common stock.

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		Number of Shares of Class A Common Stock Beneficially Owned(3)			Maximum Number of Shares of Class A Common Stock Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold(1)(2)		Total Voting Power of Class A and Class B Common Stock
Name of Selling Holders		Number		Percent (1)	Offered	Number	Percent	Percent
YA II PN, Ltd.	(4)	457,539	(5)	9.99%	8,409,515	-	-	-%
Mendoza Ventures Pre-Seed Fund II LP	(6)	125,000		2.7%	125,000	-	-	-%
Interest Solutions, LLC	(7)	14,286		* %	14,286	-	-	-%
Convergency Partners, LLC	(8)	25,751		* %	25,751	-	-	-%
Maxim Partners, LLC	(9)	114,343		2.5%	114,343	-	-	-%
Mendota Financial Company, LLC	(10)	201,482		4.4%	201,482	-	-	-%

*	Indicates less than one percent.
(1)	The percent of beneficial ownership for the Selling Holders is based on (i) 4,579,970 shares of Class A common stock and (ii) 239,257 shares of Class B common stock outstanding.
(2)	Assumes that each Selling Holder (i) will sell all of the shares of Class A common stock and Warrants beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional shares of our Class A common stock.
(3)	Represents shares of Class A common stock, including the shares of Class A common stock that may be issued upon the exercise of the Warrants or other securities convertible into Class A common stock held by the Selling Holder.
(4)	Yorkville is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. Investment decisions for YA II PN, Ltd. are made by Mark Angelo, and Mr. Angelo may therefore be deemed to hold voting and dispositive power with respect to such shares. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(5)

Represents the number of shares of Class A common stock that Yorkville may beneficially own if the Beneficial Ownership Limitation is not waived and Yorkville no longer holds the Convertible Debentures, Warrants or shares issuable thereunder. The Beneficial Ownership Limitation does not prevent Yorkville from selling some or all of the shares of Class A common stock it acquires and then acquiring additional shares, consequently resulting in Yorkville being able to sell in excess of the 9.99% Beneficial Ownership Limitation despite not holding more than 9.99% of Beneficient’s outstanding shares of Class A common stock at any given time.

(6)	The principal address of Mendoza is 207 Newbury Street, 3rd Floor, Boston, MA 02116. Adrian Mendoza is the managing partner of Mendoza Ventures Pre-Seed Fund II GP, LLC, the General Partner of Mendoza, and may therefore be deemed to hold voting and dispositive power with respect to such shares. Mr. Mendoza disclaims beneficial ownership over any securities owned by Mendoza except to the extent of his pecuniary interest therein.
(7)	The principal address of Interest Solutions is 701 Main Avenue, Norwalk, CT 06851. John Sorensen is the Chief Operating Officer of Interest Solutions and may therefore be deemed to hold voting and dispositive power with respect to such shares. Mr. Sorensen disclaims beneficial ownership over any securities owned by Interest Solutions except to the extent of his pecuniary interest therein.
(8)	The principal address of Convergency Partners is 265 Franklin Street, Suite 1702, Boston, MA 02110. Jeffrey M. Miller is the Managing Partner of Convergency Partners and may therefore be deemed to hold voting and dispositive power with respect to such shares. Mr. Miller disclaims beneficial ownership over any securities owned by Convergency Partners except to the extent of his pecuniary interest therein.
(9)	The principal address of Maxim Partners is 300 Park Avenue, 16th Floor, New York, NY 10022. Maxim Partners is the record and beneficial owner of the securities set forth in the table. MJR Holdings LLC is the managing member of Maxim Partners LLC. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and, has dispositive power over the securities held by Maxim Partners. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners and MJR Holdings LLC except to the extent of his pecuniary interest therein. The Maxim Shares were issued as transaction-based compensation for the performance of investment banking services rendered to Avalon Acquisition, Inc. in connection with the initial public offering of Avalon Acquisition, Inc.
(10)	The principal address of the Vendor is 2004 Vermillion Drive, Plano, TX 75093. Daniel Adashek is the manager of the Vendor and may therefore be deemed to hold voting and dispositive power with respect to such shares. Mr. Adashek disclaims beneficial ownership over any securities owned by the Vendor except to the extent of his pecuniary interest therein.

Certain BCH Non-Controlling Interests

The following table sets forth information regarding the capitalization of BCH, with the equity values in BCH based upon the estimated capital account balances as determined pursuant to Section 704 of the Internal Revenue Code, as of June 30, 2024. These capital account balances are estimated based on a deemed liquidation value of $1.1 billion as of June 30, 2024 (after payment of amounts associated with hypothetical capital account balances) and an assumed conversion price of $8.80 per share of Class A common stock.

None of the BCH securities identified in the table below are beneficially owned pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder as they are not exchangeable for Class A common stock within 60 days of the date hereof due to exchange limitations set forth in the BCH A&R LPA and the Exchange Agreement.

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As of June 30, 2024(1)
	Hypothetical Capital Account Balance	Capital Account Balance
(Dollars in thousands)
BCH Equity Securities:
Class A Units held by Beneficient	$—	$38,814
Class S Ordinary Units	—	590
Class S Preferred Units	242	8
Preferred Series A Subclass 0	—	252,796
Preferred Series A Subclass 1	919,645	813,532
Subtotal BCH Equity	919,887	1,105,740

(1)	The table is based upon estimated capital account balances as of June 30, 2024 as determined pursuant to Section 704 of the Internal Revenue Code, and such estimates are subject to adjustment. The estimated amounts are based on a deemed liquidation value of $1.1 billion after payment of amounts associated with hypothetical capital account balances.

Material Relationships with Selling Holders

Yorkville

SEPA

On June 27, 2023, we entered into the SEPA with Yorkville. Pursuant to the SEPA, we have the right to sell to Yorkville, from time to time, up to $246.1 million of shares of our Class A common stock, subject to certain limitations and conditions set forth therein. Sales of Class A common stock to Yorkville under the SEPA, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Yorkville under the SEPA.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA, including the registration of shares of Class A common stock issuable pursuant to the SEPA, we will have the right, but not the obligation, from time to time at our discretion until the first day of the month next following the 36-month anniversary of the date of the SEPA, to require Yorkville to purchase a specified amount of shares of Class A common stock by delivering written notice to Yorkville. We will, in our sole discretion, select the amount of the advance that we desire to issue and sell to Yorkville in each Advance Notice (as defined in the SEPA), subject to a maximum limit equal to the greater of: (i) an amount equal to 100% of the aggregate volume traded of the Company’s Class A common stock on Nasdaq for the five trading days immediately preceding an Advance Notice, or (ii) $10.0 million, which amount may be increased upon mutual consent. The shares will be issued and sold to Yorkville at a per share price equal to, at the election of the Company as specified in the relevant Advance Notice: (i) 95% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date. If the total number of Class A common stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of Class A common stock issued and sold pursuant to such Advance notice will be reduced to the greater of (a) 30% of the trading volume of the Class A common stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P., or (b) the number of Class A common stock sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance notice. “Volume Threshold” is defined as a number of Class A common stock equal to the quotient of (a) the number of shares in the Advance notice requested by the Company divided by (b) 0.30.

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On June 20, 2024, the Company received stockholder approval for purposes of Nasdaq Listing Rule 5635(d), to issue shares of the Company’s Class A common stock under the SEPA in excess of the Exchange Cap. As of the date of the date hereof, 503,827 shares of the Company’s Class A common stock have been offered and sold to Yorkville under the SEPA for an aggregate price of approximately $3.9 million. As a result, approximately $246.1 million remains available under the SEPA. We are registering hereunder the resale of an additional 5,758,751 shares of our authorized shares of Class A common stock, representing a portion of the shares issuable under the SEPA.

In any event, we may not issue or sell any shares of our Common Stock under the SEPA if such issuance or sale would breach any applicable Nasdaq listing rules.

We will control the timing and amount of any sales of Class A common stock to Yorkville. Actual sales of shares of our Class A common stock to Yorkville under the SEPA will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Class A common stock and determinations by us as to the appropriate sources of funding for our business and its operations.

We may not issue or sell any shares of Class A common stock to Yorkville under the SEPA that, when aggregated with all other shares of Class A common stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Yorkville and its affiliates beneficially owning more than 9.99% of the outstanding shares of Class A Common Stock. The Beneficial Ownership Limitation may be waived by Yorkville as to itself and its affiliates upon not less than 65 days’ prior notice to us, on the terms and subject to the conditions set forth in the SEPA. However, the Beneficial Ownership Limitation does not prevent Yorkville from selling some or all of the shares of Class A common stock it acquires and then acquiring additional shares, consequently resulting in Yorkville being able to sell in excess of the 9.99% Beneficial Ownership Limitation despite not holding more than 9.99% of Beneficient’s outstanding shares of Class A common stock at any given time. The Beneficial Ownership Limitation was set as agreed to by the parties to the SEPA.

The net proceeds to us under the SEPA will depend on the frequency and prices at which we sell shares of Class A common stock to Yorkville. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that any proceeds received by us from such sales to Yorkville will be used for general corporate purposes.

Yorkville has agreed that, except as otherwise expressly provided in the SEPA, it and its affiliates will not engage in any short sales of the Class A common stock during the term of the SEPA.

The SEPA will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the date of the SEPA or (ii) the date on which Yorkville shall have purchased from us under the SEPA $250.0 million of shares of our Class A common stock. We have the right to terminate the SEPA upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices under which we are yet to issue Class A common stock and provided that we have paid all amounts owed to Yorkville pursuant to the SEPA. We and Yorkville may also agree to terminate the SEPA by mutual written consent. Neither we nor Yorkville may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Yorkville other than by an instrument in writing signed by both parties.

As consideration for Yorkville’s commitment to purchase shares of Class A common stock at our direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, we issued 5,703 shares of Class A common stock issued to Yorkville as consideration for its irrevocable commitment to purchase shares of Class A common stock at our direction and paid a structuring fee of $25,000 to an affiliate of Yorkville.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the SEPA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

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The description of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, a copy of which is filed as Exhibit 10.3 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Although the SEPA provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the SEPA, direct the Selling Holders to of our Class A common stock from us in one or more Advances under the SEPA, for a maximum aggregate purchase price of up to $250 million, only 5,758,751 shares are being registered for resale under the registration statement of which this prospectus forms a part. While the market price of our Class A common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Holders under the SEPA for shares of our Class A common stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Holders’ commitment under the SEPA, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement of which this prospectus forms a part.

If it becomes necessary for us to issue and sell to the Selling Holders more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $250.0 million under the SEPA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Holders of any such additional shares of our Class A common stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A common stock to the Selling Holders under the SEPA. The number of shares of our Class A common stock ultimately offered for resale by the Selling Holders depends upon the number of shares of Class A common stock, if any, we ultimately sell to the Selling Holders under the SEPA.

The issuance, if any, of shares of our Class A common stock to the Selling Holders pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our Class A common stock that our existing stockholders own would not decrease as a result of sales, if any, under the SEPA, the shares of our Class A common stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our Class A common stock after any such issuance.

Pursuant to the Company’s contractual obligations under the SEPA, the Company filed the SEPA Form S-1 to register 1,140,511 shares of Class A common stock (as adjusted for stock splits) that may be sold by Yorkville. To date, 503,827 shares of the Company’s Class A common stock (as adjusted for stock splits) registered on the SEPA Form S-1 have been offered and sold to Yorkville under the SEPA. On July 9, 2024, the Company filed its Annual Report on Form 10-K, which constituted a fundamental change to the SEPA Form S-1 such that no additional shares may be sold by Yorkville pursuant to the SEPA Form S-1 without further amending the SEPA Form S-1. On September 20, 2024, the Company filed a post-effective amendment to the SEPA Form S-1 to terminate the effectiveness of the SEPA Form S-1 and to deregister, as of the effective date of the amendment, all registered securities that remained unsold under the SEPA Form S-1 as of the date thereof.

Yorkville is an “underwriter” with respect to the SEPA Shares within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of the SEPA Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville with respect to the SEPA Shares are deemed to be underwriting discounts and commissions under the Securities Act.

Purchase Agreement

On August 6, 2024, the Company entered into the Purchase Agreement with Yorkville, in connection with the issuance and sale by the Company of the Convertible Debentures issuable in an aggregate principal amount of up to $4.0 million, (the “Subscription Amount”) which Convertible Debentures will be convertible into shares of the Company’s Class A common stock. Yorkville purchased and the Company issued $2.0 million in aggregate principal amount of Convertible Debentures at the First Closing, and Yorkville will purchase and the Company will issue an additional $2.0 million in aggregate principal amount of Convertible Debentures at the Second Closing. Contemporaneously with the execution and delivery of the Purchase Agreement, certain of the Company’s subsidiaries entered into a global guaranty agreement (the “Guaranty”) in favor of Yorkville with respect to the Company’s obligations under the Purchase Agreement, the Convertible Debentures and the Warrants.

The Convertible Debentures do not bear interest, subject to a potential increase to 18.0% per annum (or the maximum amount permitted by applicable law) upon the occurrence of certain events of default. The Convertible Debentures will mature on February 6, 2025 and will result in gross proceeds to the Company of approximately $3.6 million. The Convertible Debentures are or will be issued at an original issue discount of 10%. The Convertible Debentures will be issued at an original issue discount of 10%. The Company will be required to make monthly cash payments of principal in the amount of $1.3 million (or such lesser amount as may then be outstanding) plus all accrued and unpaid interest as of such payment. Such payments will commence 30 days following the Second Closing and will continue on a monthly basis thereafter until the Convertible Debentures are repaid in full, provided that the Company’s obligation to make a monthly payment will cease if (i) the daily volume weighted average price of the Common Stock is greater than 130% of the Conversion Price (as defined below) at any time immediately preceding the monthly payment date, and (ii) the Equity Conditions (as defined in the Convertible Debentures) are satisfied, in each case, for each trading day during a period of 10 consecutive trading days. Any such cessation will only be effective with respect to one monthly payment, and any subsequent cessation shall require the forgoing conditions to be satisfied for 10 consecutive trading days during the 30 days prior to any subsequent monthly payment date.

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The Convertible Debentures are convertible at the option of the holder into Common Stock equal to the applicable Conversion Amount (as defined below) divided by $3.018. The maximum amount of shares issuable upon conversion of the Convertible Debentures is 1,325,382. The Convertible Debentures may be converted in whole or in part, at any time and from time to time, subject to the Purchase Agreement Exchange Cap (as defined below). The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the Convertible Debentures as of such conversion (the “Conversion Amount”). In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.

The Company shall not issue any Common Stock upon conversion of the Convertible Debentures held by Yorkville if the issuance of such Common Stock underlying the Convertible Debentures would exceed the aggregate number of Common Stock that the Company may issue upon conversion of the Convertible Debentures in compliance with the Company’s obligations under the rules or regulations of Nasdaq (the “Purchase Agreement Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including if the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of Common Stock in excess of such amount, or if the Company obtains a written opinion from outside counsel to the Company that such stockholder approval is not required.

The Convertible Debentures provide the Company, subject to certain conditions, with an optional redemption right pursuant to which the Company, upon 10 trading days’ prior written notice to Yorkville (the “Redemption Notice”), may redeem in cash, in whole or in part, all amounts outstanding under the Convertible Debentures prior to the Maturity Date; provided that the volume weighted average price on the date such Redemption Notice is delivered is less than the Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 10% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.

In addition, in connection with the Purchase Agreement, the Company agreed to issue to Yorkville Warrants to purchase up to 1,325,382 shares of Common Stock at an exercise price of $2.63, which shall be exercisable into Common Stock for cash. At the First Closing, the Company issued a Warrant to Yorkville to purchase up to 662,691 shares of Common Stock, and at the Second Closing, the Company will issue an additional Warrant to Yorkville to purchase up to 662,691 shares of Common Stock. In lieu of making the cash payment otherwise contemplated to be made to Company upon exercise of a Warrant, Yorkville may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants, provided that such cashless exercise shall only be permitted if, at the time of such exercise, there is no effective registration statement registering the resale of the Warrant Shares or if an Event of Default (as defined in the Purchase Agreement) has occurred. The Warrants are immediately exercisable and will expire on August 6, 2027. The Warrants include customary adjustment provisions for stock splits, combinations and similar events. Prior to obtaining approval of stockholders, the Company may not issue any Common Stock that exceed the number of shares that it may issue pursuant to Nasdaq Stock Market rules under the Warrants issued to Yorkville.

The issuance of Convertible Debentures, Warrants, the Conversion Shares and the Warrant Shares was or will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Yorkville represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the Convertible Debentures, Warrants, the Conversion Shares and the Warrant Shares will be acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the Warrant Shares and the Conversion Shares and any profits on the sales of shares of the Warrant Shares and the Conversion Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville with respect to the Warrant Shares and Conversion Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The foregoing descriptions of the Purchase Agreement, Guaranty, Convertible Debentures and Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits 10.1, 10.2, 4.5.6 and 4.5.7, respectively, to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

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Registration Rights Agreement

In connection with the Purchase Agreement, on August 6, 2024, the Company entered into the Yorkville Registration Rights Agreement with Yorkville pursuant to which the Registrable Securities (as defined therein) held by Yorkville, subject to certain conditions, will be entitled to certain registration rights under the Securities Act. Pursuant to the Yorkville Registration Rights Agreement, the Company is required to, within 30 calendar days of August 6, 2024, to file with the SEC (at its sole cost and expense) one or more registration statements covering the resale by Yorkville of all Conversion Shares and the Warrant Shares. The Company has agreed to use its best efforts to ensure any registration statement filed thereunder is effective within 60 days of filing such registration statement. If the Company fails to file the Registration Statements with the SEC by the applicable filing deadline or obtain effectiveness by the applicable effectiveness deadline, or if a Registration Statement fails to remain continuously effective, if the Company is not permitted to utilize a Registration Statement for a certain period of time, or if the Company fails to comply with certain public information requirements, such event will be deemed an Event of Default. Under the Registration Rights Agreement, Yorkville was also granted demand registration rights and piggyback registration rights under certain conditions as described in the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 4.3 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Mendoza Ventures Pre-Seed Fund II GP, LLC

On February 6, 2024, the Company, through one of its subsidiaries, closed a liquidity financing transaction with a customer with respect to a limited partner interest in an investment fund with a net asset value of $2.0 million. Pursuant to the LP Transaction, the Company’s customized trust vehicles acquired a limited partner interest, and in exchange for such Alternative Asset, Mendoza received 20,000 shares of the Series B-2 Preferred Stock, with such Series B-2 Preferred Stock being convertible into shares of Class A common stock. The issuance of the Series B-2 Preferred Stock pursuant to the LP Transaction was not registered under the Securities Act and was issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The Series B-2 preferred stock is convertible into Class A common stock initially at a conversion price of $32.00 per share. The B-2 Conversion Price is subject to reset from time to time and a floor price of $16.00 per share. A maximum of 125,000 shares of Class A common stock may be issued upon conversion of the Series B-2 preferred stock.

Mendoza may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares of Class A common stock that may be issued upon conversion of the Series B-2 preferred stock and any profits on the sales of shares by Mendoza and any discounts, commissions, or concessions received by Mendoza with respect to such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The foregoing description of the Mendoza Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 10.4 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Interest Solutions, LLC

On February 6, 2024, the Company issued 20,000 shares of its Series B-3 Preferred stock, with such Series B-3 preferred stock being convertible into shares of the Company’s Class A common stock, to Interest Solutions in connection with investor relations advisory services rendered to the Company.

The issuance of the Series B-3 preferred stock was not registered under the Securities Act and was issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Series B-3 preferred stock is convertible into Class A common stock initially at a conversion price of $28.00 per share. The B-3 Conversion Price is subject to reset from time to time and a floor price of $14.00 per share. A maximum of 14,286 shares of Class A common stock may be issued upon conversion of the Series B-3 preferred stock.

Interest Solutions may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares of Class A common stock that may be issued upon conversion of the Series B-3 preferred stock and any profits on the sales of shares by Interest Solutions and any discounts, commissions, or concessions received by Interest Solutions with respect to such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The foregoing description of the Interest Solutions Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 10.5 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Convergency Partners, LLC

On March 27, 2024, the Company issued 6,932 shares of its Series B-4 preferred stock, with such Series B-4 preferred stock being convertible into shares of the Company’s Class A common stock, to Convergency Partners in connection with business advisory services rendered to the Company.

The issuance of the Series B-4 preferred stock was not registered under the Securities Act and was issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Series B-4 preferred stock is convertible into Class A common stock initially at a conversion price of $5.38 per share. The B-4 Conversion Price is subject to reset from time to time and a floor price of $2.69 per share. A maximum of 25,751 shares of Class A common stock may be issued upon conversion of the Series B-4 preferred stock.

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Convergency Partners may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares of Class A common stock that may be issued upon conversion of the Series B-4 preferred stock and any profits on the sales of shares by Convergency Partners and any discounts, commissions, or concessions received by Convergency Partners with respect to such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The foregoing description of the Convergency Partners Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 10.6 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Maxim Group, LLC

On June 7, 2023, the Company entered into that certain Settlement and Release Agreement (the “Settlement and Release Agreement”) with Maxim Group, which provided for, among other things, the issuance of 3,432 shares of Class A common stock (as adjusted for stock splits) to Maxim Partners as partial consideration for Maxim Group’s deferred underwriting commission earned in connection with the initial public offering of Avalon Acquisition, Inc. On May 9, 2024, the Company and Maxim Group entered into the Amendment to the Settlement and Release Agreement, pursuant to which the Company issued an additional 114,343 shares of Class A common stock to Maxim Partners in satisfaction of its outstanding obligations thereunder. Pursuant to the Settlement and Release Agreement, the Company agreed to register the Maxim Shares for resale with the SEC. The Maxim Shares were issued as transaction-based compensation for the performance of investment banking services rendered to Avalon Acquisition, Inc. in connection with the initial public offering of Avalon Acquisition, Inc.

Maxim Partners may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to Maxim Shares and any profits on the sales of shares by Maxim Partners and any discounts, commissions, or concessions received by Maxim Partners with respect to such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The foregoing description of the Amendment to the Settlement and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 10.7 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

Mendota Financial Company, LLC

On September 17, 2024, the Company entered into the Vendor Subscription Agreement, which provided for, among other things, the issuance of 201,482 shares of Class A common stock to the Vendor in satisfaction of its outstanding obligations to the Vendor pursuant to that certain Consulting Agreement by and between the Vendor and The Beneficient Company Group (USA), L.L.C. effective as of September 9, 2021, as amended from time to time thereafter, pursuant to which the Vendor provided financial consulting services to the Company. The shares of Class A common stock issued pursuant to the Vendor Subscription Agreement were exempt from registration pursuant to Section 4(a)(2) of the Securities Act. The Vendor represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the shares of Class A common stock issued pursuant to the Vendor Subscription Agreement were acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

The Vendor may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the Vendor Shares and any profits on the sales of shares by the Vendor and any discounts, commissions, or concessions received by the Vendor with respect to such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The foregoing description of the Vendor Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 10.8 to this registration statement of which this prospectus forms a part and is incorporated herein by reference.

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PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of up to 8,890,377 shares of our Class A common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

However, as of the date of this prospectus, we have received approximately $3.9 million in aggregate gross proceeds from the sale of our Class A common stock to Yorkville pursuant to the SEPA. Additionally, we expect to receive proceeds from sales of Class A common stock that we may elect to make to Yorkville pursuant to the SEPA, if any, from time to time in our discretion. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of Class A common stock to Yorkville after the date of this prospectus.

Furthermore, we have received approximately $1.8 million in aggregate gross proceeds from the sale of the Convertible Debentures and the Warrants to Yorkville at the First Closing, and we may receive up to approximately $1.8 million in proceeds from the sale of the Convertible Debentures and the Warrants at the Second Closing. Additionally, we may receive up to approximately $3.49 million in proceeds upon payment of the exercise price of the Warrants from time to time after the date of this prospectus. See “Selling Security Holders—Material Relationships with Selling Holders—SEPA” for additional information.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in our securities in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s securities, including donees, pledgees and other transferees or successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership, distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the securities for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

Yorkville is an “underwriter” with respect to the SEPA Shares within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of shares of the SEPA Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville with respect to the SEPA Shares are deemed to be underwriting discounts and commissions under the Securities Act. Though we have been advised by Yorkville that it purchased the Convertible Debentures and the Warrants for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute securities in violation of the Securities Act or any other applicable securities laws, the SEC may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the Warrant Shares and the Conversion Shares and any profits on the sales of shares of the Warrant Shares and the Conversion Shares by Yorkville and any discounts, commissions, or concessions received by Yorkville with respect to the Warrant Shares and Conversion Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

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Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the Offered Securities offered by them pursuant to this prospectus:

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	privately negotiated transactions;

●	exchange distributions and/or secondary distributions;

●	in distributions to employees, members, limited partners, stockholders or other equityholders of Selling Holders;

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including Nasdaq;

●	sales in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	broker-dealers may agree with a Selling Holder to sell a specified number of such stock at a stipulated price per share;

●	a block trade (which may involve crosses in which the broker acts as an agent on both sides of the trade) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	short sales and delivery of shares of our Offered Securities to close out short positions;

●	sales by broker-dealers of shares of our Offered Securities that are loaned or pledged to such broker-dealers;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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A Selling Holder may also sell our securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

We will bear all costs, fees and expenses incident to our obligation to register the securities.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A Selling Holder may fix a price or prices of our securities at:

●	fixed prices;

●	market prices prevailing at the time of any sale under this registration statement;

●	prices related to market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

A Selling Holder may change the price of the securities offered from time to time.

In addition, a Selling Holder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s securities, such Selling Holder may transfer securities to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Holders;

●	respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

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A Selling Holder, or agents designated by it, may directly solicit, from time to time, offers to purchase the securities. Additionally, Mendoza, Interest Solutions, Convergency Partners, Maxim Partners and the Vendor may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of such securities by such Selling Holders and any discounts, commissions, or concessions received by the Selling Holders may be deemed to be underwriting discounts and commissions under the Securities Act.

Any agents involved in the offer or sale of the securities and any commissions payable by a Selling Holder to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any Selling Holder utilizes any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and the Selling Holder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may also be our or the Selling Holder’s customers or may engage in transactions with or perform services for us or any Selling Holder in the ordinary course of business.

If any Selling Holder utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, the Selling Holder will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the Selling Holder’s customers or may engage in transactions with, or perform services for us or the Selling Holder in the ordinary course of business.

Offers to purchase securities may be solicited directly by any Selling Holder and the sale thereof may be made by the Selling Holder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.

We or any Selling Holder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

The Selling Holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, a Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the securities pledged by the Selling Holder or borrowed from the Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, a Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus or an applicable amendment to this prospectus or a prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities. The Selling Holders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

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The underwriters, dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business for which they receive compensation.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the securities.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates, which may limit the timing of purchases and sales of securities of the Class A common stock by the Selling Holders or any other person. Regulation M may prohibit Yorkville and any other distribution participants that are participating in the distribution of the Company’s securities from purchasing shares in the open market during the time period the SEPA is in effect. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Additionally, Yorkville has agreed pursuant to the terms of the SEPA that it will comply with Regulation M, among other requirements of the Securities Act and the Exchange Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Holders pursuant to certain registration rights agreements to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Holders cease to hold any securities eligible for registration under such agreements.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

There can be no assurance that the Selling Holders will sell any or all of the shares of our Class A common registered pursuant to the registration statement, of which this prospectus forms a part.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Haynes and Boone, LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

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EXPERTS

The audited annual financial statements of Beneficient incorporated by reference herein in the registration statement have been incorporated by reference in reliance upon the report of Weaver and Tidwell, L.L.P., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2024 and 2023 audited annual financial statements of Beneficient as of and for the years ended March 31, 2023 and March 31, 2024, have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm. The audit report covering the March 31, 2024 financial statements contains an explanatory paragraph that states that the Company’s recurring net losses, liquidity constraints and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby. None of the expenses listed below are to be borne by the Selling Stockholder named in the prospectus that forms a part of this registration statement. All amounts are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$4,241.90
Legal fees and expenses	30,000.00
Accounting fees and expenses	8,500.00
Printing expenses	7,000.00
Total	$49,741.90

* Except for the SEC registration fee, estimated solely for the purposes of this Item 14. Actual expenses may vary.

Item 15. Indemnification of Directors and Officers

The registrant’s articles of incorporation and bylaws require it to indemnify any director, officer, employee or agent of the registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The registrant is authorized under its bylaws to purchase and maintain insurance to protect the registrant and any current or former director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the NRS.

The registrant intends to enter into an indemnification agreement with each of its directors and officers. The indemnification agreements will provide that the registrant will indemnify each indemnitee to the fullest extent permitted by the NRS from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with the registrant. Additionally, the registrant will agree to advance to the indemnitee expenses incurred in connection therewith.

The limitation of liability and indemnification provisions in these indemnification agreements and our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in the registrant’s securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

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EXHIBIT INDEX

Item 16. Exhibits

Exhibits
2.1 #	Business Combination Agreement, dated as of September 21, 2022, by and among Avalon Acquisition, Inc., The Beneficient Company Group, L.P., Beneficient Merger Sub I, Inc., and Beneficient Merger Sub II, LLC (incorporated by reference to Annex A to The Beneficient Company Group, L.P.’s Registration Statement on Form S-4 (File No. 333-268741) filed with the Securities and Exchange Commission on May 11, 2023).
2.2	Amendment No. 1 to Business Combination Agreement, dated as of April 18, 2023, by and among Avalon Acquisition, Inc., The Beneficient Company Group, L.P., Beneficient Merger Sub I, Inc., and Beneficient Merger Sub II, LLC (incorporated by reference to Annex A-1 to The Beneficient Company Group, L.P.’s Registration Statement on Form S-4/A (File No. 333-268741) filed with the Securities and Exchange Commission on May 11, 2023).
3.1.1	Articles of Incorporation of Beneficient (incorporated by reference to Exhibit 3.1.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 8, 2023).
3.1.2	Certificate of Change to the Articles of Incorporation, filed April 15, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on April 16, 2024).
3.1.3	Certificate of Designation of Beneficient Series B-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on February 6, 2024).
3.1.4	Certificate of Designation of Beneficient Series B-3 Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on February 6, 2024).
3.1.5	Certificate of Designation of Beneficient Series B-4 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on March 28, 2024).
4.1.1	Specimen Class A Common Stock Certificate of Beneficient (incorporated by reference to Exhibit 4.1 to The Beneficient Company Group, L.P.’s Registration Statement on Form S-4/A (File No. 333-268741) filed with the Securities and Exchange Commission on April 19, 2023).
4.1.2	Specimen Class B Common Stock Certificate of Beneficient (incorporated by reference to Exhibit 4.2 to The Beneficient Company Group, L.P.’s Registration Statement on Form S-4/A (File No. 333-268741) filed with the Securities and Exchange Commission on April 19, 2023).
4.2.1	Warrant Agreement, dated October 5, 2021, between Continental Stock Transfer & Trust Company and Avalon Acquisition Inc. (incorporated by reference to Exhibit 4.1 to Avalon Acquisition Inc.’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).
4.2.2	Assignment, Assumption and Amendment to Warrant Agreement by and among The Beneficient Company Group, L.P., Avalon Acquisition Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1.2 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 8, 2023).
4.3	Form of Asset PIPE Warrant (incorporated by reference to Exhibit 4.3 to Beneficient’s Form 10-K (File No. 001-41715) filed with the Securities and Exchange Commission on July 13, 2023).

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4.4	Stockholders Agreement, dated June 6, 2023, by and among Beneficient, Beneficient Holdings Inc., Hicks Holdings Operating, LLC and Bruce W. Schnitzer (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 8, 2023).
4.5.1	Registration Rights Agreement, dated June 7, 2023, Beneficient, Beneficient Holdings Inc., Hicks Holdings Operating, LLC and Bruce W. Schnitzer, Avalon Acquisition Holdings, LLC (incorporated by reference to Exhibit 4.7 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 8, 2023).
4.5.2	Registration Rights Agreement with GWG Holdings, Inc., a Delaware corporation, certain trusts related to The Beneficient Company Group, L.P., a Delaware limited partnership, and as set forth in the Agreement, dated August 10, 2018 (incorporated by reference to Exhibit 10.14 to The Beneficient Company Group, L.P.’s Registration Statement on Form S-4 (File No. 333-268741) filed with the Securities and Exchange Commission on December 9, 2022).
4.5.3	Registration Rights Agreement Assignment and Joinder, dated as of August 1, 2023, by and among Beneficient, GWG Holdings, Inc. and the GWG Wind Down Trust and Jeffrey S. Stein (incorporated by reference to Exhibit 4.5.3 to the Company’s Registration Statement on Form S-1 (File No. 333-273322) filed with the Securities and Exchange Commission on August 30, 2023).
4.5.4	Registration Rights Agreement with Hatteras Investment Partners dated December 7, 2021 (incorporated by reference to Exhibit 10.15 to The Beneficient Company Group, L.P.’s Registration Statement on Form S-4 (File No. 333-268741) filed with the Securities and Exchange Commission on December 9, 2022).
4.5.5	Registration Rights Agreement, by and between Beneficient and YA II PN, Ltd., dated August 6, 2024 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on August 7, 2024).
4.5.6	Form of Convertible Debenture (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on August 7, 2024).
4.5.7	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on August 7, 2024).
4.6	Description of Securities (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K (File No. 001-41715) filed with the Securities and Exchange Commission on July 9, 2024).
5.1*	Opinion of Haynes and Boone, LLP.
10.1#	Securities Purchase Agreement, by and between Beneficient and YA II PN, Ltd., dated August 6, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on August 7, 2024).
10.2	Global Guaranty Agreement, by and among the subsidiaries of Beneficient set forth on the signature pages thereto, dated August 6, 2024 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on August 7, 2024).
10.3

Standby Equity Purchase Agreement, dated as of June 27, 2023 among Beneficient and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41715) filed with the Securities and Exchange Commission on June 28, 2023).

10.4*#	Subscription Agreement, dated as of January 17, 2024, by and between Beneficient and Mendoza Ventures Pre-Seed Fund II GP, LLC.
10.5*#	Subscription Agreement, dated as of January 29, 2024, by and between Beneficient and Interest Solutions, LLC.
10.6*#	Subscription Agreement, dated as of March 25, 2024, by and between Beneficient and Convergency Partners, LLC.
10.7	First Amendment to the Settlement and Release Agreement, dated May 9, 2024, by and between Beneficient and Maxim Partners LLC (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K (File No. 001-41715) filed with the Securities and Exchange Commission on July 9, 2024).
10.8*	Subscription Agreement, dated as of September 17, 2024, by and between Beneficient and Mendota Financial Company, LLC.
23.1*	Consent of Weaver & Tidwell LLP, independent registered accounting firm for Beneficient.
23.2*	Consent of Haynes Boone, LLP (included in Exhibit 5.1).
107*	Filing Fee Table.

* Filed herewith.

# Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request. Certain confidential information has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K. Such excluded information is not material and is the type that the Company treats as private or confidential.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) (Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 24, 2024.

Beneficient

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	Chief Executive Officer and Chairman of the Board of Directors

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Brad K. Heppner	Chief Executive Officer and Director	September 24, 2024
Brad K. Heppner

/s/ Gregory W. Ezell	Chief Financial Officer	September 24, 2024
Gregory W. Ezell	(Principal Accounting Officer)

/s/ Peter T. Cangany, Jr.	Director	September 24, 2024
Peter T. Cangany, Jr.

/s/ Derek L. Fletcher	Chief Fiduciary Officer and Director	September 24, 2024
Derek L. Fletcher

/s/ Thomas O. Hicks	Director	September 24, 2024
Thomas O. Hicks

/s/ Emily B. Hill	Director	September 24, 2024
Emily B. Hill

/s/ Bruce W. Schnitzer	Director	September 24, 2024
Bruce W. Schnitzer

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